Exhibit 10.17

LOAN AGREEMENT
Dated as of May 1,2008
among
INTERSTATE COLUMBIA SPE, LLC,
as Borrower,
THE LENDERS PARTY HERETO FROM TIME TO TIME,
as Lenders,
and
CALYON NEW YORK BRANCH,
as Agent for the Lenders

i

v

Exhibits and Schedules

Exhibit A:	The Land
Exhibit B:	Form of Account Agreement
Exhibit C:	Form of Contractor Will-Serve Agreement
Exhibit D:	Form of Credit Card Servicer Agreement
Exhibit E-1:	Engineering Report
Exhibit E-2:	Environmental Report
Exhibit F:	Form of FF&E Disbursement Request
Exhibit G:	Description of Required Improvements and Schedule of Plans
Exhibit H:	Definition of Special Purpose Bankruptcy Remote Entity
Exhibit I:	Agent Wiring Instructions
Exhibit J:	Form of Earn-out Disbursement Request
Exhibit L:	Applicable Lending Offices

Schedule 2.6(a):	Form of Interest Rate Protection Agreement Consent
Schedule 5.5:	Schedule of Disclosed Litigation
Schedule 5.11:	Schedule of Accounts
Schedule 7.11:	Schedule of Insurance Policies and Requirements
Schedule 9.5:	Form of Assignment and Acceptance

LOAN AGREEMENT
          This LOAN AGREEMENT (this “Loan Agreement”) dated as of May 1, 2008, by and among INTERSTATE COLUMBIA SPE, LLC, a Delaware limited liability company, having an office at c/o Interstate Hotels & Resorts, 4501 North Fairfax Drive, Suite 500, Arlington, Virginia 22203 (“Borrower”), THE LENDERS PARTY HERETO FROM TIME TO TIME (together with their respective successors and assigns in their capacities as lenders, including any Assignees (as hereinafter defined) hereunder, each a “Lender” and collectively “Lenders”), and CALYON NEW YORK BRANCH, a branch, licensed under the laws of the State of New York, of a banking corporation organized under the laws of the Republic of France, having an office at The Calyon Building, 1301 Avenue of the Americas, New York, New York 10019, in its capacity as agent for Lenders (together with its successors and assigns in such capacity as agent for Lenders, “Agent”).
WITNESSETH:
          WHEREAS, Property Owner (as defined in Section 1.1 hereof) is the owner of certain real property located in Columbia, Maryland, which property is more particularly described in Exhibit A attached hereto (the “Land”), together with the improvements now or hereafter located thereon;
          WHEREAS, Borrower is the sole member of the Property Owner;
          WHEREAS, Borrower wishes to borrow up to $35,000,000 (the “Loan Amount”) from Lenders in connection with ownership, operation and renovation of the Premises (as defined in Section 1.1 hereof) upon the terms and conditions contained herein.
          NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.1. Definitions. For purposes of this Loan Agreement, the following terms shall have the respective meanings set forth in this Article I:
          “Account Agreement” means an agreement substantially in the form attached hereto as Exhibit B, or such other form of agreement similar in substance and acceptable to Agent, to be executed and delivered by Borrower or Property Owner, as applicable, Agent and the bank at which the Account that is the subject of such agreement is held.
          “Accounts” means, collectively, all accounts of Borrower and Property Owner and all accounts of Property Manager held on behalf of or for the benefit of Borrower or Property Owner, including the Operating Account, the FF&E Reserve Account, the Tenant Security Account, the Cash Sweep Account and the Collection Account.

          “Applicable Lending Office” shall mean the “Lending Office” of each Lender (or of an Affiliate of each Lender) designated for each Lender as of the Closing Date specified on Exhibit K attached hereto or such other office of each Lender (or of an Affiliate of each Lender) as each Lender may from time to time specify to Borrower as the office by which the Loan is to be made and/or maintained by such Lender.
          “Appraisal” means a written appraisal report of the Premises as the term “appraisal” is defined in the Code of Professional Ethics of the Appraisal Institute, meeting the requirements of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, prepared by a professional appraiser retained by Agent at Borrower’s expense who is a member of the Appraisal Institute, addressed to Agent and in form, scope and substance satisfactory to Agent, setting forth such appraiser’s determination of the Appraised Value. The appraiser shall be reasonably acceptable to Borrower, provided that if Agent orders the Appraisal during the existence of an Event of Default, Borrower shall not have a right to approve the appraiser.
          “Appraisal Update” means any written supplement or “update” to an Appraisal, prepared by a professional appraiser retained by Agent at Borrower’s expense who is a member of the Appraisal Institute, addressed to Agent and in form, scope and substance satisfactory to Agent, setting forth such appraiser’s determination of the Appraised Value. The appraiser shall be reasonably acceptable to Borrower, provided that if Agent orders the Appraisal during the existence of an Event of Default, Borrower shall not have a right to approve the appraiser.
          “Appraised Value” means the fair market value of the Premises, which would be obtained in an arm’s length transaction between an informed and willing buyer and an informed and willing seller, under no compulsion, respectively, to buy or sell, on the appraisal date of the Appraisal or Appraisal Update, as applicable. Such value shall be the “as is” and/or the “as completed” value of the Premises as Agent may require. The “as is” value shall refer to the fair market value of the Premises in their condition as of the date of such Appraisal or Appraisal Update, as applicable. The “as completed” value shall refer to the fair market value of the Premises in their condition as of the date of such Appraisal or Appraisal Update, as applicable, but assuming that the Required Improvements were completed.
          “Approved Capital Expenditures” means, for any fiscal year of Property Owner, the Capital Expenditures set forth in the Approved FF&E/Capital Budget for such fiscal year that are actually incurred by Property Owner during such fiscal year.
          “Approved FF&E/Capital Budget” means, for any fiscal year of Property Owner, the FF&E/Capital Budget for such fiscal year approved by Agent in writing and any Permitted FF&E/Capital Budget Reallocations, Permitted FF&E/Capital Budget Franchisor Items, and other reallocations thereof and amendments thereto approved by Agent in writing, such approval not to be unreasonably withheld, conditioned or delayed so long as no Event of Default exists.
          “Approved FF&E Expenditures” means, for any fiscal year of Property Owner, the FF&E Expenditures set forth in the Approved FF&E/Capital Budget for such fiscal year that are actually incurred by Property Owner during such fiscal year.

          “Assignee” has the meaning set forth in Section 9.1 hereof.
          “Assignment and Acceptance” has the meaning set forth in Section 9.5 hereof.
          “Assignments of Agreements” means, collectively, (i) that certain Assignment of Agreements dated as of the Closing Date made by Borrower in favor of Agent and Lenders and (ii) that certain Assignment of Agreements dated as of the Closing Date made by Property Owner in favor of Agent and Lenders.
          “Assignment of Leases and Rents” means that certain Assignment of Leases and Rents dated as of the Closing Date made by Property Owner in favor of Agent and Lenders.
          “Assumed Interest Rate” means, as of any Testing Determination Date, a per annum interest rate equal to the greater of (a) the sum of (i) then current weekly average yield on United States Treasury Securities adjusted to constant maturities of ten (10) years, as made available by the Federal Reserve Board and published in Federal Reserve Statistical Release H.15 (519), or if not so published, determined on the basis of comparable yields published in a publication designated by Agent, as of the last day of any calendar quarter and (ii) two percent (2.0%), and (b) the Applicable Interest Rate in effect on such Testing Determination Date, subject to the following sentences. For purposes of calculating the rate pursuant to the preceding clause (b) as of any Testing Determination Date, (1) in the event that as of such Testing Determination Date, there shall be more than one Applicable Interest Rate in effect, such rate shall be determined on a weighted average basis based on the respective principal balances of each Loan Portion and (2) in the event that an Interest Rate Protection Agreement is in effect for any Loan Portion, the Applicable Interest Rate for such Loan Portion shall give effect to such agreement (e.g., if such agreement is an interest rate cap, and the cap is “in the money”, the cap rate plus the LIBOR Rate Margin shall be used as the Applicable Interest Rate for such Loan Portion, and if it is not “in the money, the LIBOR Rate shall be used as the Applicable Interest Rate for such Loan Portion, except to the extent, in each case, the Base Rate applies hereunder).
          “Authorized Agent Representative” means Agent’s Client Banking Services department or as otherwise designated as such by Agent from time to time for purposes of Section 2.3 hereof by delivery of a notice to Borrower.
          “Authorized Borrower Representative” means Carrie McIntyre and any other person designated as such by Borrower from time to time for purposes of Section 2.3 hereof by delivery of a notice to Agent.
          “Base Management Fee” means the lesser of (a) the aggregate amount of all management fees payable to Property Manager and (b) three percent (3%) of Gross Revenues.
          “Base Rate” means, a rate of interest per annum equal to the sum of (a) the greater of (i) the rate per annum established by Agent from time to time as its reference rate (which Borrower acknowledges is not necessarily Agent’s lowest rate) for short-term commercial loans in Dollars to United States domestic corporate borrowers, as determined by Agent on a daily basis, such rate to change as and when such reference rate changes, and (ii) the Federal Funds Rate, plus one percent (1.00%) per annum, and (b) the Base Rate Margin.

          “Base Rate Margin” means one percent (1%) per annum.
          “Borrower” has the meaning set forth in the first paragraph of this Loan Agreement.
          “Borrower’s Certificate” means that certain Borrower’s Certificate by Borrower in favor of Agent dated as of the Closing Date.
          “Broker” has the meaning set forth in Section 5.21 hereof.
          “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law, governmental decree or executive order to close.
          “Calendar Quarter” means each of the periods of January 1 through the immediately succeeding March 31, April 1 through the immediately succeeding June 30, July 1 through the immediately succeeding September 30, and October 1 through the immediately succeeding December 31.
          “Capital Expenditures” means expenditures for repairs, replacements or improvements of or to the Premises the cost of which would be capitalized under GAAP.
          “Capital Expenditures” does not include FF&E Expenditures or expenditures on account of the Required Improvements.
          “Collection Account” means that certain account identified in Schedule 5.11 attached hereto as the “Collection Account” and any account(s) in substitution thereof or in addition thereto hereafter established in accordance with this Loan Agreement.
          “Cash Sweep Account” has the meaning set forth in Section 2.15(a) hereof.
          “Cash Sweep Condition” shall exist
          (a) as of any Testing Determination Date if as of such Testing Determination Date, the Debt Service Coverage Ratio for the twelve (12) calendar month period ending on such Testing Determination Date shall be less than (a) 1.20:1.0 for any Testing Determination Date occurring on or after the Closing Date through and including April 30, 2009, (b) 1.25:1.0 for any Testing Determination Date occurring on or after May 1, 2009 through and including April 30, 2010, (c) 1.30:1.0 for any Testing Determination Date occurring on or after May 1, 2010 through and including April 30, 2011, and (d) 1.40:1.0 for any Testing Determination Date occurring on or after May 1, 2011. If a Cash Sweep Condition is determined to exist with respect to any Testing Determination Date pursuant to this clause (a), then such Cash Sweep Condition shall be deemed to continue to exist until there have been two (2) consecutive subsequent Testing Determination Dates on which the Debt Service Coverage Ratio for each of the twelve (12) calendar months period ending on such Testing Determination Dates shall be equal to or greater than the applicable foregoing ratios for such periods and the financial statements and other documents required to be delivered to Agent pursuant to Section 7.1(b) and (c) hereof with respect to the Calendar Quarters ending on such Testing Determination Dates have been delivered to Agent; and

          (b) as of any Testing Determination Date if Borrower shall have failed to deliver to Agent the financial statements and other documents required to be delivered to Agent pursuant to Section 7.1(b) hereof with respect to the Calendar Quarter ending on such Testing Determination Date. If a Cash Sweep Condition is determined to exist with respect to any Testing Determination Date pursuant to this clause (b), then such Cash Sweep Condition shall continue to exist only until Borrower delivers such financial statements and other documents to Agent (and a Cash Sweep Condition does not otherwise exist pursuant to the other terms of this definition).
          “Casualty” means damage or destruction to all or any part of the Mortgaged Property.
          “Casualty Proceeds Disbursement Threshold” has the meaning set forth in Section 7.12(a) hereof.
          “Central Bank Pledge” has the meaning set forth in Section 9.1 hereof.
          “Closing” means the execution and delivery of this Loan Agreement by Borrower, Agent and Lenders.
          “Closing Date” means the date upon which the Closing occurs.
          “Collateral” means the Mortgaged Property and all other property, real or personal, tangible or intangible, and all rights thereto, now or hereafter pledged, mortgaged, assigned or delivered pursuant or with respect to the Loan Documents or otherwise by Borrower, Property Owner or any other Person to Agent and/or Lenders as security for the Obligations.
          “Commitment” means, (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of the Loan, including all Earn-Out Disbursements with respect thereto, in an amount as of the Closing Date with respect to Calyon New York Branch, in its capacity as the sole Lender as of the Closing Date, equal to the Loan Amount, and hereafter, as such commitment shall be set forth in any Assignment and Acceptance by which such Lender becomes a Lender or by which such Lender assigns all or any portion of its rights and/or obligations in and to the Loan and the other Loan Documents to an Assignee, and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Loan, including all Earn-Out Disbursements with respect thereto, which aggregate commitment shall be the Loan Amount on the Closing Date, as the amounts set forth in the foregoing clauses (a) and (b) may be adjusted in accordance with this Loan Agreement.
          “Comparable Standards” means the standards of operation, use and maintenance of hotels located in the suburban Washington, D.C-Baltimore metropolitan area that are comparable to the Premises in location, price, size, facilities, amenities, quality and nature and typical of a nationally-branded, full service hotel.
          “Completion Guaranty” means that certain Guaranty of Completion dated as of the Closing Date made by Guarantor for the benefit of Agent.

          “Condemnation Proceeds Disbursement Threshold” has the meaning set forth in Section 7.13(a) hereof.
          “Construction Budget” means the budget (or budgets if separate budgets are done for each phase of the Required Improvements) with respect to the costs of the Required Improvements and the construction, installation and furnishing thereof approved by Agent in writing, and any Permitted Construction Budget Reallocations, Permitted Construction Budget Franchisor Items and other reallocations thereof and amendments thereto approved by Agent in writing, such approval not to be unreasonably withheld, conditioned or delayed so long as no Event of Default then exists.
          “Construction Contracts” means all agreements entered into by Borrower or Property Owner pertaining to the provision of oversight, labor, materials, equipment or services in connection with the construction or installation of the Required Improvements and/or the testing, design, architectural, landscaping or other planning and/or engineering and other professional services in connection with the Required Improvements, including any general contractor, architect or design engineer.
          “Construction Consultant” means such Person as may be designated and engaged by Agent to consult with, provide advice to and to render reports to Agent concerning the Required Improvements and the construction, installation and furnishing thereof.
          “Construction Consultant Report” means a report by the Construction Consultant acceptable to Agent, based on the Construction Consultant’s review and observation of the Premises and the work related to the Required Improvements and related documentation, which addresses such matters pertaining to the completion, quality, scope, cost and value of the Required Improvements and such other matters pertaining to the Required Improvements as Agent may require.
          “Construction Documents” means, collectively, the Construction Contracts, all Work Changes and all other agreements to which Borrower or Property Owner is a party or is a beneficiary, in each case pertaining to the Required Improvements and the construction, installation and furnishing thereof.
          “Construction Permits” means, collectively, all authorizations, consents and approvals given by and licenses and permits issued by Governmental Authorities that are required for the construction or installation of the Required Improvements in accordance with this Loan Agreement.
          “Contractor” means any construction manager, contractor, supplier, engineer or other design professional, as the case may be, under a Construction Contract.
          “Contractor Will-Serve Agreement” means an agreement in the form of Exhibit C hereto (or in another form acceptable to Agent) by a Contractor under a Major Construction Contract in favor of Agent.
          “Cost Overrun” has the meaning set forth in Section 6.10 hereof.

          “Credit Card Servicer Agreement” means an agreement in the form attached hereto as Exhibit D (or in another form customarily used by the applicable credit card company, service or agent and reasonably acceptable to Agent) among Property Owner and/or Property Manager, as applicable, Agent and each credit card company, servicer or agency used by Property Owner and/or Property Manager in connection with the Premises, which agreement shall require the deposit of funds into the Collection Account, among other things.
          “Debt Service” means, as to any period with respect to which Debt Service is being determined, the amount of Interest due for any such period, giving effect to any Interest Rate Protection Agreement then in effect, principal payments due hereunder for such period, and all other amounts due under the Loan Documents for such period.
          “Debt Service Coverage Ratio” means as of any Testing Determination Date, the ratio of (a) Net Operating Income for the twelve (12) calendar month period ending on such Testing Determination Date, to (b) Total Debt Service as of such Testing Determination Date. With respect to any twelve (12) calendar month period that includes any period prior to the Closing Date, Net Operating Income shall be calculated on a pro forma basis reasonably acceptable to Agent.
          “Debt Service Coverage Ratio Event of Default” shall exist as of any Testing Determination Date if as of such Testing Determination Date, the Debt Service Coverage Ratio for the twelve (12) calendar month period ending on such Testing Determination Date shall be less than (a) 1.10:1.0 for any Testing Determination Date occurring on or after the Closing Date through and including April 30, 2009, (b) 1.15:1.0 for any Testing Determination Date occurring on or after May 1, 2009 through and including April 30, 2010 and (c) 1.20:1.0 for any Testing Determination Date occurring on or after May 1, 2010.
          “Default” means any event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.
          “Default Rate” means, as to any date, the lesser of (i) the maximum rate permitted by applicable law or (ii) the actual Applicable Interest Rate for that date (determined on a weighted average basis to the extent more than one Applicable Interest Rate is then in effect), plus five percent (5%) per annum.
          “Defaulting Lender” has the meaning set forth in Section 10.14(a) hereof.
          “Documentation” has the meaning set forth in Section 11.24 hereof.
          “Dollars” or the sign “$” means dollars in the lawful currency of the United States of America.
          “Earn-out Disbursement Request” has the meaning set forth in Section 3.2 hereof.
          “Earn-out Disbursements” has the meaning set forth in Section 3.1 hereof.
          “Earn-out Maximum Amount” has the meaning set forth in Section 3.1 hereof.

          “Engineering Report” means, collectively, those certain reports and assessments set forth on Exhibit E-l attached hereto.
          “Environmental Indemnity” means that certain Environmental Indemnity dated as of the Closing Date made by Borrower, Property Owner and Guarantor in favor of Agent and Lenders.
          “Environmental Report” means, collectively, those certain reports and assessments set forth on Exhibit E-2 attached hereto.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder by any Governmental Authority, as from time to time in effect.
          “ERISA Affiliate” means any organization, trade or business, or other arrangement (whether or not incorporated) which is treated as a single employer with Borrower or Property Owner within the meaning of IRC Section 414(b), (c), (m) or (o) or Section 4001 of ERISA.
          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of Borrower, Property Owner or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of Borrower, Property Owner or any ERISA Affiliate from any Multiemployer Plan, (d) notice of reorganization or insolvency of a Multiemployer Plan, (e) the filing of a notice of intent to terminate a Pension Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA, (f) the institution, or threat of institution, of proceedings to terminate or appoint a trustee to administer a Pension Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to a Pension Plan or Multiemployer Plan, (h) the imposition of a lien under IRC Section 412 or Section 302 of ERISA on Borrower or any ERISA Affiliate, (i) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in IRC Section 412 or Section 302 of ERISA), whether or not waived, or (j) any event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.
          “Event of Default” has the meaning set forth in Section 11.1 hereof.
          “Excess Cash Flow” means, with respect to any period, the excess of (a) Net Operating Income for such period over (b) the amount of Debt Service for such period.
          “Excluded Taxes” means, with respect to any Lender, (a) income, franchise or similar taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such Lender is organized or in which its principal office is located or in which its Applicable Lending Office is located, and (b) any branch profits taxes imposed by the United States of America or any similar law imposed by any other jurisdiction in which such Lender is organized or in which its principal office is located or in which its Applicable Lending Office is located.
          “Expenses” means, for any period, operating costs and expenses which are accrued (in accordance with Applicable Accounting Standards, consistently applied) by, or by Property Manager on behalf of, Borrower or Property Owner (without duplication) during such period in connection with Property Owner’s ownership and operation of the Premises (without duplication of any costs and expenses prepaid during a prior period or otherwise paid prior to being incurred or accrued), including (i) the FF&E Reserve Amount during such period, (ii) the Base Management Fee, (iii) real estate taxes and personal property taxes and any taxes in lieu of or in the nature of the foregoing, (iv) sales, payroll, use and occupancy taxes and (v) insurance premiums, but excluding (s) nonrecurring and other extraordinary items not expected to be incurred on an annual basis, (t) FF&E Expenditures and Capital Expenditures to the extent in excess of the FF&E Reserve Amount during such period, (u) amounts funded from Loan, insurance or condemnation proceeds, (v) all management and incentive fees in the aggregate in excess of the Base Management Fee, (w) amounts paid from any reserve (including, amounts paid from the FF&E Reserve Account) maintained by Borrower, Property Owner or any other Person, including Property Manager and Agent, on behalf of or for the benefit of Borrower or Property Owner to the extent payment to such reserve previously constituted an expense, (x) Debt Service, (y) federal and state income taxes (or any other taxes based on income), franchise taxes, other taxes based on income or gross receipts due and owing from Borrower, Property or any direct or indirect owner of Borrower and any taxes in lieu of or in the nature of the foregoing, and (z) depreciation, amortization and any other non-cash items. Notwithstanding that “Expenses” are to be determined on an accrual basis as aforesaid, real estate taxes, personal property taxes and any taxes in lieu of or in the nature of the foregoing and insurance premiums shall be annualized and insurance premiums payable under blanket policies including the Premises shall be allocated among the properties under such blanket policies in each case in a manner reasonably acceptable to Agent. For purposes of determining “Excess Cash Flow”, the amounts described in the foregoing clause (s) that are incurred in accordance with this Loan Agreement and are accrued in any period shall not be excluded from the determination of “Expenses”. For purposes of determining “Net Operating Income”, the Base Management Fee shall be assumed to be equal to three percent (3%) of Gross Revenues.
          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum (based on a 360-day year) equal, for each day of such period, to the rate of interest quoted at 11:00 a.m. New York time charged on overnight federal funds transactions with member banks of the Federal Reserve System.
          “FF&E” has the meaning set forth in the Mortgage.
          “FF&E/Capital Budget” means an annual budget for FF&E Expenditures and Capital Expenditures as described in Section 7.1(e) of this Loan Agreement.
          “FF&E Disbursement Request” means a written request for disbursement from the FF&E Reserve Account pursuant to Section 2.16 hereof in the form attached hereto as Exhibit F.

          “FF&E Expenditures” means expenditures for the repair, replacement or acquisition (as appropriate) of furniture, fixtures and equipment for the Premises, so long as such repairs, replacements or acquisitions would be capitalized as an asset for accounting purposes under GAAP. “FF&E Expenditures” do not include expenditures on account of the Required Improvements.
          “FF&E Reserve Account” has the meaning set forth in Section 2.16(a) hereof.
          “FF&E Reserve Amount” means, for any calendar month, an amount equal to four percent (4%) of Gross Revenues for such calendar month.
          “First Tier Default” means a Default arising from the existence of any facts or conditions described in Section 8.1(a)(ii), (b),(k) or (m), hereof (for clarification purposes, without giving effect to any notice or grace period).
          “Franchise Agreement” means that certain Sheraton Hotel Change of Ownership License Agreement dated as of November 29, 2007 between Property Owner and Franchisor, as same may be amended to by the form of amendment attached to the Borrower’s Certificate, together with such other modifications or replacements thereof as shall be consented to by Agent in accordance with this Loan Agreement.
          “Franchisor” means The Sheraton LLC and any replacement franchisor approved by Agent in writing.
          “Franchisor Comfort Letter Agreement” means that certain letter agreement dated as of the Closing Date among Borrower, Franchisor and Agent.
          “Full Recourse Event” means any of those events or circumstances described in clause (h) of the definition of “Recourse Liability Events” in this Section 1.1.
          “Funding Direction Letter” means that certain letter dated as of the Closing Date by Borrower to Agent pertaining to the disbursement of Loan proceeds to be made on the Closing Date.
          “GAAP” means those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through appropriate boards or committees of that Board from and after the Closing Date, as amended or changed from time to time by the American Institute of Certified Public Accountants or the Financial Accounting Standards Board (or other appropriate board or committee of that Board), and which are consistently applied for all periods, so as to properly reflect the financial position of a Person. Borrower shall promptly notify Agent of all such amendments and other changes in such principles and/or practices that are material. If any such material amendment or change is made such that, if such amendment or change is incorporated into Borrower’s reporting, it would have the effect of permitting Borrower’s compliance with any financial covenants or performance tests contained in this Loan Agreement when without such amendment or other change, Borrower would not so comply, such amendment or change shall not be given effect for purposes of such financial covenants or performance tests unless Agent otherwise consents. Borrower may adopt such amendment or other change for purposes of its financial statements and other reports required to be delivered to Agent by Borrower hereunder, but Borrower shall deliver to Agent together with any statement or report first giving effect to such change, the same such statement or report but without giving effect to such change. If Agent consents to such amendment or change, such amendment or change shall be effective thereafter for purposes of such financial covenants and performance tests.
          “Government Lists” means (A) the OFAC SDN List, (B) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Agent notified Borrower in writing is now included in “Government Lists” or (C) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other government authority or pursuant to any Executive Order of the President of the United States of America that Agent notified Borrower in writing is now included in “Government Lists.”
          “Governmental Authority” means any federal, state, county, municipal, parish, provincial or other government, or any department, commission, board, court, agency, committee, or quasi-governmental unit of the United States of America, or any instrumentality of any of them, or any other political subdivision thereof.
          “Gross Revenues” means, for any period, collectively but without duplication, all Operating Revenues for such period but excluding proceeds of the Loan, any loan, equity investment or capital contribution made by a Member or any other Person to Borrower or Property Owner, Security Deposits until they are forfeited by the depositor, interest income, net payments to Borrower resulting from any Interest Rate Protection Agreement, casualty and condemnation proceeds and awards and any other income of an extraordinary or non-recurring nature. “Gross Revenues” shall be determined in accordance with the accrual basis of accounting.
          “Guarantor” means Intestate Operating Company, LP, a Delaware limited partnership.
          “Hard Costs” means the costs of FF&E and other materials for the Required Improvements and other costs, if any, designated on or described in the Construction Budget as “Hard Costs”.
          “IHR” has the meaning set forth in Section 7.16(e) hereof.
          “Impositions” means and includes all taxes, assessments for public improvements or benefits and any payments in lieu thereof, whether or not commenced or completed prior to the date hereof or while any of the Obligations are outstanding, water rates and sewer rents, charges, license fees, permit fees, inspection fees and other governmental levies or payments, of every kind and nature whatsoever, general and special, foreseen or unforeseen, ordinary and extraordinary, which now or at any time hereafter may be assessed, levied, confirmed, imposed or which may become a lien upon the Mortgaged Property, or any portion thereof, or which are payable with respect thereto, or upon the rents, issues, revenue, income, proceeds or profits thereof, or on the occupancy, operation, use, possession or activities thereof, whether any or all of the same be levied directly or indirectly or as excise or income or franchise taxes in lieu of taxes which are otherwise imposed upon property of the same type as the Mortgaged Property, together with any penalties or other charges with respect to the late payment or non-payment thereof.
          “Improvements” has the meaning set forth in the Mortgage.
          “Indebtedness” means:
     (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (including all obligations, contingent or otherwise in connection with letter of credit facilities, acceptance facilities or other similar facilities);
     (b) all obligations evidenced by bonds, notes, debentures or other similar instruments;
     (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);
     (d) all capital lease obligations;
     (e) all obligations, contingent or otherwise, in connection with indemnities, hold harmless agreements and similar arrangements and in connection with interest rate exchange agreements and similar instruments; and
     (f) all indebtedness of the nature referred to in clauses (a) through (e) above of another Person guaranteed directly or indirectly or secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien, security interest or other charge or encumbrance upon or in property (including accounts and contract rights) owned by the Person with respect to whom Indebtedness is being determined, even though such Person has not assumed or become liable for the payment of such Indebtedness.
          “Indemnified Party” has the meaning set forth in Section 11.1 hereof.
          “Initial Disbursement” means the disbursement of Loan proceeds in the amount of $25,000,000 on the Closing Date.
          “Insurance Policies” means the insurance policies described on Exhibit E hereto.
          “Insurance Requirements” means and includes all provisions of any Insurance Policy, all requirements of the issuer of any such Insurance Policy, and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) applicable to or affecting the Premises.

          “Interest” means interest payable on the Loan at the Applicable Interest Rate or the Default Rate, as applicable.
          “Interest Period” means the period commencing on each Payment Date and ending on the day immediately preceding the next succeeding Payment Date, with the first Interest Period commencing on the Closing Date.
          “Interest Rate Protection Agreement” means an agreement with respect to an interest rate cap, swap, collar or other derivative arrangement acceptable to Agent, in each case, which conforms to the requirements set forth in Section 2.6 hereof, and the effect of which is to protect Borrower from an increase in the rate of interest payable by Borrower on the Loan at the Applicable Interest Rate (exclusive of the LIBOR Rate Margin) and shall include any Lender Interest Rate Protection Agreement.
          “Interest Rate Protection Agreement Consent” has the meaning set forth in Section 2.6(a) hereof.
          “IRC” means the Internal Revenue Code of 1986, as amended.
          “Land” has the meaning set forth in the recitals hereof.
          “Lease” has the meaning set forth in the Mortgage.
          “Lease Letter of Credit” means any letter of credit provided to Property Owner by any Lessee under, or guarantor of, any Lease as security or otherwise.
          “Legal Requirements” means, collectively, (a) all current and future laws, statutes, regulations, ordinances, codes, rules, rulings, orders, judgments, decrees, injunctions and other requirements of any Governmental Authority (including those regarding fire, health, handicapped access, sanitation, ecological, historic, zoning, environmental protection, wetlands and building laws and the Americans with Disabilities Act of 1990, Pub. L. No. 89-670, 104 Stat. 327 (1990), as amended, and all regulations promulgated pursuant thereto) in any way directly or indirectly applicable to Borrower or Property Owner or to the acquisition, construction, development, sale, use, occupancy, possession, operation, management, maintenance or ownership of the Premises, or any part thereof; and (b) all requirements of each Construction Permit and Operating Permit.
          “Lender” and “Lenders” have the meaning set forth in the first paragraph of this Loan Agreement.
          “Lender Interest Rate Protection Agreement” means any Interest Rate Protection Agreement to which Borrower and Calyon New York Branch or any Affiliate of Calyon New York Branch (or Agent or any Affiliate of Agent on behalf of all Lenders) are parties in the event that Borrower and such Calyon New York Branch or Calyon New York Branch’s Affiliate (or Agent or such Agent’s Affiliate on behalf of all Lenders) elect to enter into an Interest Rate Protection Agreement. Borrower’s performance of its obligations pursuant to any Lender Interest Rate Protection Agreement is secured by the Collateral.

          “Lessee” means a lessee, sublessee, tenant, subtenant, licensee, concession holder or other Person having the right to use or occupy all or any portion of the Premises pursuant to a Lease.
          “LIBOR” means, with respect to any LIBOR Rate Period, (a) the London Interbank Offered rate for Dollar deposits in an amount comparable to the Loan Portion with respect to which the applicable LIBOR Rate is being determined as appearing on Reuters Screen LIBOR 01 Page (formerly known as Telerate display page 3750) (or such other page as may replace LIBOR 01 Page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollar deposits) at approximately 1:00 p.m. London time (or as soon thereafter as practicable) on the date that is three (3) LIBOR Banking Days prior to the first day of the applicable LIBOR Rate Period and with respect to which LIBOR is being determined for a time period equal to, or if no equal time period is so appearing on Reuters Screen LIBOR 01 Page (formerly known as Telerate display page 3750) (or substitute thereof as aforesaid), the time period so appearing which is most approximately equal to, such LIBOR Rate Period; or (b) if such method for determining “LIBOR” shall not be available, the rate per annum quoted by Agent’s principal London, England office at approximately 1:00 p.m. London time (or as soon thereafter as practicable) on the date which is three (3) LIBOR Banking Days prior to the first day of the LIBOR Rate Period for the offering by Agent (or Agent’s London or other office, if applicable) to leading banks in the London interbank market of Dollar deposits having a term comparable to such LIBOR Rate Period and in an amount comparable to the principal amount of the Loan Portion with respect to which the applicable LIBOR Rate is being determined.
          “LIBOR Banking Day” means any Business Day on which dealings in deposits in Dollars are transacted in the London interbank market and banks are also open for business in London, England.
          “LIBOR Rate” means, with respect to any period during which an Applicable Interest Rate shall be a LIBOR Rate, an interest rate per annum equal to the sum of (a) the applicable LIBOR, plus (b) the LIBOR Rate Margin.
          “LIBOR Rate Margin” means two percent (2%) per annum.
          “LIBOR Rate Period” means for any Loan Portion, each period for the computation of Interest on a Loan Portion at a LIBOR Rate. Subject to Section 2.3(e) hereof, each LIBOR Rate Period shall have a duration of one (1), two (2), three (3) or six (6) months (in each case, subject to general availability), as selected by Borrower in accordance with Section 2.3(b) or (c) hereof, provided, however, that such one or two-month period shall only be available for Earn-Out Disbursements for the initial LIBOR Rate Period for such disbursement commencing on the date such disbursement is (and shall not be available for any rollover period after the expiration of such initial LIBOR Rate Period), or such other period as Borrower and Agent shall agree. Notwithstanding the foregoing, in the case of a LIBOR Rate Period which would otherwise end after the date which is the Maturity Date, such LIBOR Rate Period shall have a duration equal to the period commencing on the effective date of such LIBOR Rate Period and ending on and including the Maturity Date. Each LIBOR Rate Period shall commence (y) with respect to any Loan Portion bearing Interest at a LIBOR Rate included in any

Earn-Out Disbursement on the date of such Earn-Out Disbursement or (z) with respect to any outstanding principal of the Loan, on any date selected by Borrower in accordance with Section 2.3 hereof; provided, however, that notwithstanding anything in this definition of LIBOR Rate Period to the contrary, (i) if any LIBOR Rate Period would otherwise end on a day which is not a LIBOR Banking Day, such LIBOR Rate Period shall be extended to the next succeeding LIBOR Banking Day, unless the result of such extension would be to carry such LIBOR Rate Period over into another calendar month, in which event such LIBOR Rate Period shall end on the immediately preceding LIBOR Banking Day and (ii) any LIBOR Rate Period that begins on the last LIBOR Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Rate Period) shall end on the last LIBOR Banking Day of the calendar month in which such LIBOR Rate Period would have ended if there were a numerically corresponding day in such calendar month.
          “Lien” means any deed of trust, mortgage, pledge, assignment of leases and rents, security interest, encumbrance, lien or charge of any kind including any conditional sale or other title retention agreement, any lease in the nature thereof, or the filing of, or any agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction.
          “Loan” has the meaning set forth in Section 2.1 hereof.
          “Loan Agreement” has the meaning set forth in the first paragraph of this Loan Agreement.
          “Loan Amount” has the meaning set forth in the recitals hereof.
          “Loan Documents” means, collectively, this Loan Agreement, the Note, the Mortgage, the Assignment of Leases and Rents, the Assignments of Agreements, the Property Owner Guaranty, the Environmental Indemnity, the Recourse Liability Agreement, the Completion Guaranty, the Loan Fee Letter, the Borrower’s Certificate, the UCC Financing Statements, the Property Manager Subordination Agreement, the Franchisor Comfort Letter Agreement, all Lender Interest Rate Protection Agreements, all Account Agreements, all Credit Card Servicer Agreements and all other agreements, certificates or other documents now or hereafter evidencing or securing or executed in connection with the Loan.
          “Loan Fee Letter” means that certain letter dated as of the Closing Date between Agent and Borrower pertaining to fees payable with respect to the Loan.
          “Loan Portion” means any principal of the Loan with respect to which an Applicable Interest Rate has been established (and, in the case of any LIBOR Rate, whether or not such Applicable Interest Rate has become effective); provided, however, that the amount of any Loan Portion with respect to which a LIBOR Rate is established shall be at least equal to $1,000,000 (unless an Earn-Out Disbursement which is to bear interest at a LIBOR Rate is made under this Loan Agreement in a permitted amount of less than $1,000,000 in which case a Loan Portion in an amount equal to the amount of such Earn-Out Disbursement will be permitted hereunder prior to the expiration of the initial LIBOR Rate Period with respect to such Loan Portion).

          “Loan-to-Value Ratio” means the ratio of the outstanding principal amount of the Loan plus, unless the Lenders’ Commitments or other obligation to make Earn-Out Disbursements have terminated or lapsed as provided herein, the undisbursed amount of the Loan allocated for Earn-Out Disbursements as of the date of determination to the Appraised Value of the Premises and based on the then-most current Appraisal or Appraisal Update.
          “Major Construction Contracts” means a Construction Contract that requires or is reasonably likely to require, in the aggregate with all other Construction Contracts with the Contractor under such Construction Contract, payments of $500,000 or more in the aggregate.
          “Major Lease” means a Lease of five hundred (500) or more rentable square feet.
          “Major Work Change” has the meaning set forth in Section 6.5 hereof.
          “Material Adverse Effect” means a material adverse effect on (a) Borrower’s, Property Owner’s or Guarantor’s, as applicable, business, property (including the Premises and other Collateral) or other assets, operations, prospects or condition (financial or otherwise), taken as a whole, (b) Borrower’s, Property Owner’s or Guarantor’s, as applicable, ability to perform its obligations under the Loan Documents to which it is a party, including, with respect to Borrower, Borrower’s obligation to keep the Property open and operating in accordance with Section 7.2 hereof, (c) the enforceability or validity of any Loan Document or the perfection or priority of any Lien created under any Loan Document, or (d) the rights, interests and remedies of Agent or any Lender under the Loan Documents.
          “Material Operating Agreement” means any Operating Agreements entered into after the date hereof which either (a) have non-cancelable terms of longer than one (1) year or (b) require payments by Borrower or Property Owner in excess of $250,000 per calendar year.
          “Material Taking” means a Taking (a) of any portion of the Premises unless the portion so taken constitutes less than ten percent (10%) of the Land, such land is located along the perimeter or periphery of the Land and no portion of the Improvements (other than the parking area or roadways, provided that the Premises at all times has physical access to a public road) is located on such land, or (b) of such portion of the Premises or such other property which when so taken would, in Agent’s determination, leave remaining a balance of the Premises (and, if applicable, such other property) which, due to the amount and/or nature of the area so taken and/or the location of the area taken in relation to the area not so taken, (i) would not, under economic conditions, applicable zoning laws, building regulations and the requirements of this Loan Agreement, the Plans, the Leases, the Permitted Encumbrances, the Premises Documents, the Property Management Agreement and the Franchise Agreement permit the Restoration of the Premises or (ii) would materially and adversely interfere with the marketing, operation, use, leasing or maintenance of the Premises in accordance with the standards set forth in Section 7.2(b) hereof.
          “Maturity Date” means April 30, 2013, or such earlier date as the entire principal amount of the Loan shall become due and payable by acceleration or otherwise.
          “Mortgage” means that certain Indemnity Deed of Trust, Security Agreement, Financing Statement, Fixture Filing and Assignment of Rents dated as of the Closing Date made by Property Owner in favor of First American Title Insurance Company, as trustee, for the benefit of Agent.
          “Mortgaged Property” has the meaning set forth in the Mortgage.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Borrower, Property Owner or any ERISA Affiliate has any obligation or liability, contingent or otherwise.
          “Net Operating Income” means, with respect to any period in connection with which a determination is being made, the excess, if any, of (a) Gross Revenues for such period over (b) Expenses for such period, provided that, solely for purposes of this definition when used to calculate the amount of Excess Cash Flow for any period, “Expenses” shall not include any amounts paid in contravention of, or on account of or in connection with any action taken in contravention of, the terms of this Loan Agreement or any other Loan Document and “Gross Revenues” shall include income excluded from the determination of “Gross Revenues” solely due to its extraordinary or non-recurring nature.
          “Net Proceeds” means the amount of all insurance proceeds paid pursuant to any Insurance Policy as the result of a Casualty, after deduction of the costs and expenses (including fees of any insurance consultant or adjuster and reasonable attorneys’ fees and disbursements), if any, incurred in collecting the same.
          “Net Restoration Award” means the amount of all awards and payments received on account of a Taking, after deduction of the costs and expenses (including reasonable attorneys’ fees and disbursements), if any, incurred in collecting the same.
          “Non-Availability Notice” has the meaning set forth in Section 2.11(a) hereof.
          “Note” means that certain Promissory Note dated as of the Closing Date in an amount equal to the Loan Amount made by Borrower in favor of Agent on behalf of Lenders, together with any replacements or substitutes for the foregoing.
          “Obligations” means, collectively, all present and future indebtedness, obligations, duties and liabilities of Borrower and Property Owner to Agent and Lenders arising pursuant to this Loan Agreement, any Lender Interest Rate Protection Agreement and the other Loan Documents or evidenced by the Note, and all interest accruing thereon, together with reasonable attorneys’ fees and disbursements incurred in the drafting, negotiation, enforcement or collection thereof and of the other Loan Documents, regardless of whether such indebtedness, obligations, duties or liabilities are direct, indirect, fixed, contingent, joint, several or joint and several.
          “OFAC” means the United States Department of Treasury Office of Foreign Assets Control.
          “OFAC SDN List” means the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC.

          “Operating Account” means that certain account(s) identified in Schedule 5.11 attached hereto as the “Operating Account” and any account(s) in substitution thereof or in addition thereto hereafter established in accordance with this Loan Agreement.
          “Operating Agreement” means any agreement entered into by Property Owner, other than the Leases, the Premises Documents, the Property Management Agreement, the Franchise Agreement and the Construction Contracts, which relates to the ownership, operation or maintenance of, or the use, licensing or leasing of any personal property or equipment in connection with the operation and maintenance of, the Premises.
          “Operating Permits” means, collectively, all authorizations, consents and approvals given by and licenses and permits issued by Governmental Authorities which are required for the ownership, use and occupancy of the Premises in accordance with this Loan Agreement, the Loan Documents, all Legal Requirements, the Permitted Encumbrances, the Property Management Agreement and the Franchise Agreement and for the performance and observance of all Legal Requirements and all agreements, provisions and conditions of Borrower and Property Owner contained herein and therein otherwise pertaining to the ownership, use and occupancy of the Premises.
          “Operating Revenues” means all revenues, receipts, fees and proceeds of any kind actually received by Borrower and Property Owner (without duplication) or by Property Manager on behalf of Borrower and Property Owner (without duplication) from or related to the ownership, leasing, use and operation of, or otherwise derived from, the Premises, including all Rents, concession fees and charges, proceeds from rental or business interruption insurance, sums paid from users of parking spaces and other facilities or amenities located on the Premises and all other revenues and amounts arising from the leasing, use and operation of the Premises.
          “Outside Completion Date” means June 30, 2009.
          “Participant” has the meaning set forth in Section 9.2 hereof.
          “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.
          “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (i) the criminal laws against terrorism or (ii) the Anti-Money Laundering Laws. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.
          “Payment Date” means the first (1st) Business Day of each calendar month during the Term and the Maturity Date. “Payment Date” shall also include such earlier date, if any, on which the unpaid principal balance of the Loan is paid in full.

          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA, IRC Section 412 or Section 302 of ERISA, and in respect of which a Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Permitted Construction Budget Franchisor Items” means items required by Franchisor to be included in, and changes required by the Franchisor to be made to, the Construction Budget, provided that such items and changes shall not reflect or result in the elimination of, or any decrease in the quality, value or scope of, any improvement, furniture, fixtures or equipment or other item set forth in the Plans or otherwise described in Exhibit G attached hereto, the parties hereby acknowledging that it is their intent that Borrower shall perform or cause to be performed all work contemplated in the Construction Budget regardless of whether Franchisor requires same.
          “Permitted Construction Budget Reallocation” means a change in any line item in the Construction Budget of not more than the greater of (a) ten percent (10%) of the total amount of the line item from which such amount is being re-allocated or (b) $50,000.
          “Permitted Encumbrances” means, collectively, (a) the matters set forth in Schedule B of the Title Policy, (b) Liens created by the Loan Documents, (c) Liens (i) for Impositions which are not yet due or delinquent or which are being contested in good faith by Borrower or Property Owner in accordance with this Loan Agreement or (ii) for charges under Permitted Encumbrances which are not yet due or delinquent or which are being contested in good faith by Borrower or Property Owner in accordance with this Loan Agreement, (d) liens for equipment leases permitted under this Loan Agreement and (e) such matters expressly consented to by Agent in its discretion.
          “Permitted FF&E/Capital Budget Franchisor Items” means items required by Franchisor to be included in, and changes required by the Franchisor to be made to, any Approved FF&E/Capital Budget or proposed FF&E/Capital Budget, provided that such items and changes shall not reflect or result in the elimination of, or any decrease in the quality, value or scope of, any capital improvement, furniture, fixtures or equipment or other item set forth in any Approved FF&E/Capital Budget.
          “Permitted FF&E/Capital Budget Reallocation” means a change in any line item in the Approved FF&E/Capital Budget of not more than the lesser of (a) ten percent (10%) of the total amount of the line item from which such amount is being re-allocated or (b) $50,000; provided, however, that any change of $25,000 or less shall not require the consent of Agent.
          “Permitted Indebtedness” means (a) any Indebtedness of Borrower or Property Owner under (i) the Loan Documents, (ii) any Interest Rate Protection Agreement, (iii) loans or other advances made from direct or indirect members of Borrower or Property Owner to Borrower or Property Owner to pay for costs of the Required Improvements, Capital

Expenditures, FF&E Expenditures and other Expenses, provided such loans and advances are subordinate to the Obligations and unsecured, (iv) incidental indemnity and hold harmless agreements under agreements entered into by Property Owner or Borrower in accordance with this Loan Agreement, (v) unsecured trade payables incurred by Property Owner in the ordinary course of operating the Premises or by Borrower in the ordinary course of business relating to acting as a the sole member of Property Owner which (y) do not exceed, at any time, in the aggregate $250,000, and (z) are paid within sixty (60) days of the date incurred other than amounts disputed in good faith which are not reasonably likely to and do not result in a Material Adverse Effect and with respect to which appropriate reserves are made by Property Owner or Borrower, (vi) unsecured indebtedness incurred by Property Owner in the ordinary course of operating the Premises for financing equipment and other personal property used on the Premises which (y) do not exceed, at any time, in the aggregate $250,000, and (z) is paid in accordance with the terms of such indebtedness (which terms shall be customary equipment financing terms), (vii) Property Owner’s obligations under Construction Contracts to the extent existing as of the Closing Date or hereafter entered into in accordance with this Loan Agreement and (viii) loans or other advances made by Borrower to Property Owner.
          “Permitted Personal Property Transaction” means any (a) sale of inventory in the ordinary course of business and in compliance with the operating standards set forth in Section 7.2(b) hereof, provided such inventory is not needed to maintain such operating standards or to comply with the Franchise Agreement, (b) the sale, assignment, trade, transfer, exchange or other disposition of any item of Personal Property in the ordinary course of business and in compliance with the operating standards set forth in Section 7.2(b) hereof which (i) has become obsolete or worn beyond practical use or inadequate, unfit or unadapted for use in the operation of the Premises or the removal and/or replacement of which would result in a cost savings, (ii) has been replaced by a substitute having a value or utility equal to or greater than the replaced item when new, which replacement item is owned by Property Owner and is subject to a first, perfected security interest in favor of Agent for the benefit of Lenders, (iii) is required under the Franchise Agreement or (iv) is set forth in the applicable Approved FF&E/Capital Budget, and (c) equipment financing which qualifies as Permitted Indebtedness.
          “Permitted Transfer” has the meaning set forth in Section 7.16 hereof.
          “Permitted Transferee” has the meaning set forth in Section 7.16 hereof.
          “Person” means an individual, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other entity of any kind.
          “Personal Property” has the meaning set forth in the Mortgage.
          “Plans” means the plans described on Exhibit G attached hereto, if any, together with all Permitted Franchisor Construction Budget Items and other changes to such plans made in accordance with this Loan Agreement.

          “Premises” has the meaning set forth in the Mortgage. In amplification of the foregoing, the Required Improvements are included within the definition of “Premises” as and when they come into existence.
          “Premises Documents” has the meaning set forth in the Mortgage.
          “Pro Rata Share” means with respect to all matters relating to any Lender, the percentage obtained by dividing (a) the Commitment of such Lender by (b) the aggregate Commitment of all Lenders, in each case as of the date of determination.
          “Property Manager” means Interstate Management Company, LLC and any replacement property manager of the Premises approved by Agent in writing.
          “Property Manager Subordination Agreement” means that certain Property Manager Subordination and Attornment Agreement dated as of the Closing Date among Borrower, Property Manager and Agent.
          “Property Management Agreement” means that certain Hotel Management Agreement dated as of November 29, 2007 between Property Owner and Property Manager, together with such modifications or replacements thereof as shall be consented to by Agent in accordance with this Loan Agreement.
          “Property Owner” means Interstate Columbia, LLC, a Delaware limited liability company.
          “Property Owner Guaranty” means that certain Indemnity Guaranty, dated as of the Closing Date, made by Property Owner in favor of Agent.
          “Public Company” means a company that is listed on the New York Stock Exchange, Inc. or other public exchange in the United States of America and is subject to the oversight of and regulation by the United States Securities and Exchange Commission.
          “Qualified Counterparty” means a financial institution (other than a Lender) whose senior long term debt is rated A or better by Standard & Poor’s Ratings Group, A2 or better by Moody’s Investors Service, Inc., or equivalent rating by Fitch Inc. or other nationally recognized rating agency, and which is otherwise confirmed in writing by Agent as being reasonably acceptable to Agent.
          “Recourse Liability Agreement” means that certain Recourse Liability Agreement dated as of the Closing Date made by Guarantor for the benefit of Agent.
          “Recourse Liability Events” means, collectively, any or all of the following:
     (a) fraud or willful misconduct on the part of Borrower, Property Owner or Guarantor or any Affiliate of any such Person;
     (b) an intentional breach of a representation or warranty on the part of Borrower, Property Owner or Guarantor;

     (c) appropriation or application of Loan proceeds, Operating Revenues, insurance proceeds, condemnation awards, Security Deposits, sums payable pursuant to any Interest Rate Protection Agreement, or proceeds of the disposition of all or any portion of the Collateral in contravention of this Loan Agreement or any other Loan Document, including a breach by Borrower, Property Owner or Property Manager of Section 2.16 hereof;
     (d) distributions, dividends or payments made in contravention of Section 7.24 hereof;
     (e) intentional physical waste of the Mortgaged Property or any part thereof;
     (f) any Transfer in contravention of this Loan Agreement or any other Loan Document;
     (g) the incurrence of any Indebtedness by Borrower or Property Owner, whether secured or unsecured, in contravention of this Loan Agreement or any other Loan Document;
     (h) the occurrence of an Event of Default pursuant to clause (j) of Section 8.1 hereof (excluding, from such clause, for the purpose of this definition only, the reference to Guarantor) or the occurrence of a Default or an Event of Default pursuant to clause (k) of Section 8.1 hereof (excluding from such clause, for purposes of this definition, the reference to Guarantor) as a result of an action taken by Borrower, Property Owner, Guarantor or any Affiliate thereof in collusion with another Person or the failure of Borrower or Property Owner to contest or otherwise seek dismissal of any proceeding or petition referred to therein;
     (i) any Liens, now or hereafter existing, on any Collateral having priority over the Liens securing the Obligations other than the Permitted Encumbrances;
     (j) any sums becoming due and payable by Borrower or Property Owner pursuant to ERISA caused by any act or omission of Borrower, Property Owner or Guarantor, other than sums becoming due and payable in the ordinary course of plan administration provided such sums are paid when due;
     (k) the enforcement of the Loan or any of the Loan Documents provided that liability pursuant to this clause (k) shall be limited to costs and expenses of any nature (including reasonable attorneys’ fees and disbursements) paid or incurred by Agent or Lenders in connection with or arising out of such; or
     (l) the imposition of any transfer taxes and/or fees by a Governmental Authority as a result of (i) the transfer of the Premises or any portion thereof, including pursuant to a foreclosure, deed in lieu of a foreclosure or otherwise following the Maturity Date or (ii) any bankruptcy proceeding filed by or against Borrower, Property Owner or Guarantor.

          “Register” has the meaning set forth in Section 9.6 hereof.
          “Release Conditions” has the meaning set forth in Section 7.12(d) hereof.
          “Rents” has the meaning set forth in the Mortgage.
          “Required Improvements” means, collectively, the FF&E, work and improvements to be made on and to the Premises described on Exhibit G attached hereto and as set forth in the Plans, together with all Permitted Franchisor Construction Budget Items and other changes thereto made in accordance with this Loan Agreement.
          “Requisite Lenders” means, at any time, non-Defaulting Lenders having Commitments representing at least sixty-six and two-thirds percent (66 2/3%) of the total Commitments of all non-Defaulting Lenders at such time.
          “Restoration” means in case of a Casualty or a Taking, the restoration, replacement or rebuilding of the portion of the Premises affected by the Casualty or Taking such that when such restoration, replacement or rebuilding is completed, the Premises, including the Required Improvements, shall have been restored, in the case of any Casualty, substantially to the same character and condition as prior to such Casualty (and, with respect to the Required Improvements, substantially as set forth in the Plans and Exhibit G attached hereto if such Casualty or Taking affected the Required Improvements (subject to Permitted Franchisor Construction Budget Items and other changes thereto made in accordance with this Loan Agreement) prior to completion of construction, installation and furnishing of the Required Improvements), and in the case of any Taking, to an integral unit as substantially similar as possible, taking into account the extent of the Taking, to the character and condition of the Premises prior to such Taking (and, with respect to the Required Improvements, substantially as set forth in the Plans and Exhibit G attached hereto if such Casualty or Taking affected the Required Improvements (subject to Permitted Franchisor Construction Budget Items and other changes thereto made in accordance with this Loan Agreement) prior to completion of construction, installation and furnishing of the Required Improvements), in each case in accordance with this Loan Agreement, all Legal Requirements, the Leases, the Premises Documents, the Permitted Encumbrances, the Property Management Agreement and the Franchise Agreement and to the extent any alterations or additions were made in compliance with this Loan Agreement, with any such alterations or additions. In any case, Restoration shall (i) provide substantially the same amount and type of, and rights with respect to, utilities and parking spaces applicable to the Premises as existed prior to such Casualty or Taking (and, with respect to the Required Improvements, substantially as set forth in the Plans and Exhibit G attached hereto if such Casualty or Taking affected the Required Improvements (subject to Permitted Franchisor Construction Budget Items and other changes thereto made in accordance with this Loan Agreement) prior to completion of construction, installation and furnishing of the Required Improvements), (ii) provide sufficient (in Agent’s reasonable determination) access across and over the Premises to the public roads and highways (either directly or indirectly through valid recorded easements that benefit the Premises) and (iii) be such that the Loan-to-Value Ratio of the Premises, as determined by an Appraisal at Borrower’s expense, when so restored, together with the amount of any Net Proceeds or Net Restoration Award received by Agent and applied in repayment of the principal amount of the Loan, shall be equal to or less than 65% based on the “as completed” value assuming completion of the Required Improvements (or improvements as substantially similar thereto as possible in the case of any Taking).
          “Security Deposit” means any cash security or other deposit given by or on behalf of a Lessee to the landlord under a Lease.
          “Security Documents” means, collectively, this Loan Agreement, the Mortgage, the Assignment of Agreements, the Assignment of Leases and Rents, any Account Agreement, the UCC Financing Statements and any other Loan Document entered into to secure the Obligations.
          “Significant Alteration” means with respect to any fiscal year of Property Owner, any alteration, building or improvement in, to or otherwise with respect to the Premises which costs or will cost in excess of $500,000 or, when aggregated with all related alterations, buildings and improvements made by or on behalf of Borrower or Property Owner at the Premises, costs or will cost in excess of $500,000. “Significant Alterations” shall not include the Required Improvements.
          “Soft Costs” means the costs of architectural and other services and fees incurred by Borrower in connection with the Required Improvements and other costs, if any, designated on or described in the Construction Budget as “Soft Costs”.
          “Special Purpose Bankruptcy Remote Entity” has the meaning set forth on Exhibit H attached hereto.
          “Substantial Completion” means that all of the following shall have occurred to Agent’s satisfaction:
     (a) the completion, subject to punchlist items reasonably satisfactory to Agent, of the construction, installation and furnishing of the Required Improvements substantially in accordance with the requirements of this Loan Agreement, and delivery to Agent of evidence of such completion satisfactory to Agent, including certificates, in form and content reasonably satisfactory to Agent, from Borrower’s architects and design engineers, if any, and the Construction Consultant evidencing same;
     (b) if Franchisor is required to give such certificate pursuant to the Franchise Agreement, delivery to Agent of a certificate, in the form, if any, required by the Franchise Agreement, from the Franchisor that the Required Improvements have been completed in accordance with the terms of the Franchise Agreement and, if required therein, accepted by the Franchisor; and
     (c) the issuance of a temporary or permanent certificate of occupancy (if subject to any conditions other than non-discretionary approvals based on the submission of the application for a permanent certificate of occupancy, such conditions being reasonably acceptable to Agent) for the Required Improvements, if applicable, if required by Legal Requirements prior to the placing of the

Required Improvements in service, or the Premises after completion of the Required Improvements, if applicable, if required by Legal Requirements prior to the placing of the Premises back in service and the delivery to Agent of a copy thereof together with evidence reasonably satisfactory to Agent that (x) all other Legal Requirements and conditions of the Construction Permits have been satisfied and (y) all Operating Permits required in connection with the Required Improvements have been issued and are or remain in full force and effect.
          “Substantial Completion Date” means the date on which Substantial Completion shall have occurred.
          “Survey” means that certain survey dated August, 2007 and last revised March 17, 2008 prepared by Gutschick, Little & Weber, P.A. as Job No. 97073.
          “Taking” (and its correlative meanings) means any temporary or permanent taking by any Governmental Authority of the Premises or any portion thereof through eminent domain, condemnation or other proceedings or by any settlement or compromise of such proceedings, or any voluntary conveyance of such property or any portion thereof during the pendency of any such proceedings.
          “Taxes” has the meaning set forth in Section 2.10 hereof.
          “Tenant Security Account” has the meaning set forth in Section 2.18 hereof.
          “Term” means the period commencing on the Closing Date and ending on the Maturity Date.
          “Testing Determination Date” means the last day of each Calendar Quarter.
          “Title Company” means First American Title Insurance Company.
          “Title Continuation” means an endorsement to the Title Policy indicating that, since the immediately preceding Earn-Out Disbursement, there has been no change in the state of title to the Premises and no Liens or survey exceptions not theretofore approved by Agent as provided herein, which notice or endorsements shall contain no exception for inchoate mechanic’s liens and shall have the effect of continuing the Title Policy to the date of such Earn-Out Disbursement and increasing the coverage of the Title Policy by an amount equal to the Earn-Out Disbursement, if any, then being made.
          “Title Policy” means the mortgagee title insurance policy in favor of Agent issued on the Closing Date, including all endorsements thereto.
          “Total Debt Service” means, as of any Testing Determination Date, the product of (a) twelve (12) times (b) the total monthly amount of principal and interest payments that would be required to be paid each month to fully amortize an amount equal to the outstanding principal amount of the Loan as of such Testing Determination Date over a 25-year amortization schedule assuming a level payment mortgage-style monthly amortization schedule commencing on such

Testing Determination Date and an interest rate equal to the Assumed Interest Rate determined by Agent on or about such Testing Determination Date.
          “Transfer” has the meaning set forth in Section 7.16 hereof.
          “UCC Financing Statements” means such UCC financing statements as Agent shall deem necessary or desirable to perfect Agent’s security interest in the Collateral (or any portion thereof).
          “Unavoidable Delay” means any delay due to conditions beyond the reasonable control of Borrower, including strikes, labor disputes, acts of God, the elements, governmental restrictions, regulations or controls, enemy action, civil commotion, “acts of terror” (as defined in the Terrorism Risk Insurance Act of 2002 (TRIA), fire, casualty, accidents, mechanical breakdowns or shortages of, or inability to obtain, labor, utilities or material; provided, however, that any lack of funds shall not be deemed to be a condition beyond the control of Borrower.
          “Uniform System of Accounts” means the accounting standards printed in the then most recently revised edition of A Uniform System of Accounts for Hotels, as adopted by the Hotel Association of New York City, Inc. and the American Hotel and Motel Association, as amended or changed from time to time by the Hotel Association of New York City, Inc. and the American Hotel and Motel Association (or other appropriate board or committee of both Associations). Borrower shall promptly notify Agent of all such amendments and other changes in such standards that are material. If any such material amendment or change is made such that, if such amendment or change is incorporated into Borrower’s reporting, it would have the effect of permitting Borrower’s compliance with any financial covenants or performance tests contained in this Loan Agreement when without such amendment or other change, Borrower would not so comply, or would require the modification of any provision of any Loan Document in order to effectuate the intent of such provision as originally contemplated, such amendment or change shall not be given effect unless Agent otherwise consents. Borrower may adopt such amendment or other change for purposes of its financial statements and other reports required to be delivered to Agent by Borrower hereunder, but Borrower shall deliver to Agent together with any statement or report first giving effect to such change, the same such statement or report but without giving effect to such change. If Agent consents to such amendment or change, such amendment or change shall be effective thereafter for purposes of such financial covenants and performance tests.
          “Withdrawal Liability” means at any time the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA or for increases in contributions required to be made pursuant to Section 4243 of ERISA.
          “Work Change” means any change order, amendment or modification to any Construction Contract and/or any revision, addendum, modification to or amendment of the Plans, including pursuant to field orders.
          SECTION 1.2. Other Definitional Provisions.
          (a) All terms defined in this Loan Agreement shall have the above-defined meanings when used in the Note or any of the other Loan Documents, or in any other certificate,

report or other document made or delivered pursuant to this Loan Agreement, unless the context therein shall otherwise require.
          (b) Whenever appropriate herein or required by the context or circumstances, the masculine shall be construed as the feminine and/or the neuter, the singular as the plural, and vice versa.
          (c) The words “hereof”, “herein”, “hereunder” and similar terms when used in this Loan Agreement shall refer to this Loan Agreement as a whole and not to any particular provision of this Loan Agreement.
          (d) The words “include” and “including” wherever used in this Loan Agreement or any other Loan Document shall be deemed to be followed by the words “without limitation”.
          (e) Any reference to any Loan Document or any other document, instrument or agreement in this Loan Agreement or in any other Loan Document shall be deemed to mean such Loan Document or other document, instrument or agreement, as applicable, as it may from time to time be amended, supplemented, restated, consolidated, severed, split, extended, substituted for, partially released, replaced, increased, waived, cross-collateralized, renewed or otherwise modified in accordance with the terms of the Loan Documents.
ARTICLE II
THE LOAN
          SECTION 2.1. The Loan; Use of Funds. Subject to the conditions and upon the terms herein provided, each Lender severally agrees to lend to Borrower and Borrower agrees to borrow from each Lender, in installments, an amount up to such Lender’s Commitment, which Commitments in the aggregate shall equal the Loan Amount, or such lesser amount as shall be the maximum amount available pursuant to the terms of this Loan Agreement (the “Loan”). The Loan shall be made by Lenders ratably in proportion to their respective Commitments. The Loan shall be evidenced by the Note. Interest and Additional Interest, if any, shall be payable in accordance with the Note and this Loan Agreement. The Loan shall be repaid with Interest, Additional Interest, costs, fees and charges as more particularly set forth in this Loan Agreement, the Note, the Mortgage and the other Loan Documents. Principal amounts of the Loan which are repaid for any reason may not be reborrowed. On the Closing Date, Lenders shall advance the Initial Disbursement to Borrower severally in accordance with their respective Commitments, to be disbursed in accordance with the Funding Direction Letter. Thereafter, Earn-Out Disbursements for the remaining portion of the Loan shall be advanced on Payment Dates in accordance with and subject to the terms and conditions set forth in this Loan Agreement. Borrower shall use the Initial Disbursement and each Earn-Out Disbursement to pay the costs incurred by Borrower and its Affiliates to close the Loan, to repay or refinance the costs of acquiring the Premises, to pay costs of the Required Improvements and the Premises, to make distributions not otherwise prohibited hereunder, and to reimburse Guarantor and other direct or indirect members of Borrower for costs incurred by them in connection with the Required Improvements and the Premises or otherwise for Borrower’s benefit ,and for Borrower’s and

Property Owner’s other corporate purposes; provided, however, that in any case, Borrower shall not use any of the Loan proceeds in any manner or for any purpose that violates Legal Requirements or which could result in the Loan being in violation of, or in any penalty or liability of Agent or Lender under, the Patriot Act or similar Legal Requirements.
          SECTION 2.2. Interest.
          (a) Interest at the Applicable Interest Rate. Until paid in full, and subject to Sections 2.5(c) and 2.11 hereof, each Loan Portion shall bear interest at an interest rate (an “Applicable Interest Rate”) which shall be a LIBOR Rate or the Base Rate as provided in this Loan Agreement, or, with respect to Initial Disbursement, the rate set forth in the Funding Direction Letter for the period commencing on the Closing Date and ending on but not including the date set forth in the Funding Direction Letter.
          (b) Interest Payments. Borrower shall pay Interest as provided in this Loan Agreement on each Loan Portion on each Payment Date, in arrears, for the Interest Period then ending. Borrower shall pay Additional Interest as and when provided herein, and in the event any Lender Interest Rate Protection Agreement is in effect, in such Lender Interest Rate Protection Agreement.
          (c) Calculation of Interest.
                (i) Interest accruing at the Applicable Interest Rate shall be calculated on the basis of the actual number of days elapsed and a year of 360 days.
                (ii) Any change in the Base Rate shall be automatically effective as of the day on which such change in rate occurs.
                (iii) Each determination of an interest rate by Agent pursuant to any provision of this Loan Agreement shall be conclusive and binding on Borrower in the absence of manifest error.
          SECTION 2.3. Determination of Applicable Interest Rate.
          (a) Applicable Interest Rate.
                (i) Intentionally omitted.
                (ii) The Applicable Interest Rate (and any related LIBOR Rate Period) from time to time applicable to any proceeds of the Loan upon and after the expiration of any LIBOR Rate Period or at the time of the making of an Earn-Out Disbursement shall be determined in the manner set forth in Section 2.3(b), (c) and (d) hereof.
                (iii) After a conversion election, each Loan Portion shall bear interest during each applicable Interest Period at the Applicable Interest Rate as shall have been designated pursuant to Section 2.3(b) hereof, or as otherwise provided in Section 2.3(d) hereof. In connection with the selection or conversion of the Applicable Interest Rate pursuant to

Section 2.3(b) or (c) hereof, Borrower shall specify the principal amount of the Loan Portion for which such selection or conversion is being made.
                (iv) At any particular time, the sum of all Loan Portions shall equal the outstanding principal amount of the Loan.
          (b) LIBOR Rate Conversion Options. Subject to Sections 2.5(c) and 2.3(e) hereof, Borrower may elect to convert the Applicable Interest Rate with respect to any portion of the Loan which bears interest at a LIBOR Rate, from such LIBOR Rate to another LIBOR Rate effective upon the expiration of the then current LIBOR Rate Period; provided, however, that (x) there shall not have occurred and be continuing any Default or Event of Default, (y) the circumstances referred to in Section 2.11(b) hereof applicable to such LIBOR Rate Period shall not have occurred and be continuing, and (z) after giving effect to such conversion (or election pursuant to Section 2.3(c) hereof), the number of LIBOR Rates in effect shall not exceed, in the aggregate, four (4). If Borrower wishes to convert the Applicable Interest Rate on any Loan Portion as permitted by the preceding sentence, an Authorized Borrower Representative shall give notice thereof (which shall be irrevocable) to Agent to the attention of an Authorized Agent Representative prior to 1:00 p.m. (New York City time) on the day that is not less than three (3) LIBOR Banking Days prior to the proposed conversion date specifying (A) the principal amount of the Loan with respect to which such conversion shall occur, (B) the proposed conversion date, which shall be determined in accordance with the preceding sentence, and (C) the applicable LIBOR Rate Period.
          (c) Interest Rate for Each Earn-Out Disbursement. Borrower, acting through an Authorized Borrower Representative, shall designate the LIBOR Rate Period(s) with respect to each Earn-Out Disbursement by notice (which shall be irrevocable) to Agent to the attention of an Authorized Agent Representative prior to 1:00 p.m. (New York City time) on the date that is not less than three (3) LIBOR Banking Days prior to the proposed date of such Earn-Out Disbursement (which notice shall be irrevocable), in the same manner and subject to the same terms and conditions as are provided in Section 2.3(b) hereof. Any Earn-Out Disbursement made pursuant to Section 8.4 hereof shall bear interest at an Applicable Interest Rate as Agent shall elect. Notwithstanding the foregoing, after giving effect to all LIBOR Rates requested for any Earn-Out Disbursement, the number of LIBOR Rates in effect shall not exceed, in the aggregate, four (4).
          (d) Reversion to Base Rate or Three-Month LIBOR Rate. If an Authorized Borrower Representative fails timely to notify Authorized Agent Representative in accordance with Section 2.3(b) or (c) hereof of Borrower’s election of a LIBOR Rate for any Earn-Out Disbursement or any Loan Portion with an expiring LIBOR Rate Period or fails to provide all of the information required by Section 2.3(b) hereof, the Applicable Interest Rate for such Earn-Out Disbursement or Loan Portion, as applicable, shall upon the making of such Earn-Out Disbursement be, or automatically upon the expiration of such LIBOR Rate Period convert to, in each case provided no Event of Default exists, a LIBOR Rate having a LIBOR Rate Period of three (3) months or, if such three-month LIBOR Rate Period would end after the Maturity Date, a LIBOR Rate Period having a duration equal to the period commencing upon the expiration of such expiring LIBOR Rate Period and ending on and including the Maturity Date, subject to the proviso in the definition of “LIBOR Rate Period” herein, or if an Event of Default exists, the Base Rate. Notwithstanding the foregoing, however, if Borrower is not permitted to elect a LIBOR Rate pursuant to clause (x) or (z) of Section 2.3(b) hereof, the Applicable Interest Rate on such Earn-Out Disbursement (if made) or Loan Portion, as applicable, shall upon the making of such Earn-Out Disbursement be, or automatically upon the expiration of such LIBOR Rate Period convert to, a Base Rate so long as the conditions giving rise to the application of clause (x) or (z) continue to exist.
          (e) Interest Rate Corresponding to Interest Rate Protection Agreements. Notwithstanding anything to the contrary set forth in this Section 2.3, at all times that Borrower is required to cause one or more Interest Rate Protection Agreements to be in effect as required pursuant to Section 2.6(a) hereof, Borrower shall cause a portion of the Loan corresponding to the notional amount with respect to which any such Interest Rate Protection Agreements were established to have an Applicable Interest Rate which is a LIBOR Rate having a LIBOR Rate Period of three (3) months.
          SECTION 2.4. Principal Payments.
          (a) Principal Payment at Maturity. Borrower shall pay the unpaid principal balance of the Loan in a single installment on the Maturity Date, together with all accrued Interest and all other sums due under the Loan Documents.
          (b) Amortization Payments. On the Amortization Payment Commencement Date and on each Payment Date thereafter, Borrower shall pay to Agent a fluctuating amount each month, which amortization shall be applied against the outstanding principal balance of the Loan. Such fluctuating monthly amount shall be, for each month, an amount which, together with monthly interest payments, would fully amortize an amount equal to the outstanding principal balance of the Loan as of the Amortization Payment Commencement Date over a twenty-five (25) year period assuming a level payment mortgage-style monthly amortization schedule commencing on the Amortization Payment Commencement Date and an interest rate equal to the Assumed Interest Rate determined by Agent on or about the Payment Date immediately preceding the Amortization Payment Commencement Date. A schedule of such monthly amounts shall be determined on the Amortization Payment Commencement Date. If the Amortization Payment Commencement Date is not a Payment Date, the payment due on such date shall be equal to the monthly amount calculated pursuant to this Section 2.4(b) times a fraction the numerator of which is the number of days from and including such date to and including the last day of the calendar month in which the Amortization Payment Commencement Date occurs and the denominator of which is the number of days in the calendar month in which the Amortization Payment Commencement Date occurs. Prepayments of the Loan made pursuant Section 2.4(c) or other provision hereof made after the Amortization Commencement Date shall not reduce the amount of scheduled monthly amortization payments determined as of the Amortization Commencement Date.
          (c) Optional Prepayments. Borrower may, upon at least five (5) Business Days’ prior written notice to Agent, prepay the Loan, in whole or in part (in amounts equal to at least $1,000,000), in accordance with this Section 2.4(c); provided, however, that if such prepayment is made prior to the first (1st) anniversary of the Closing Date, as a condition to such prepayment, Borrower shall, concurrently with such prepayment, pay to Agent for the pro rata benefit of the Lenders a prepayment fee equal to one-half of one percent (0.5%) of the amount of such prepayment. Any such prepayment notice shall be irrevocable and shall specify the date and amount of the prepayment and the Applicable Interest Rate for each Loan Portion (for any portion thereof) being prepaid. Concurrently with, and as a condition to, any such prepayment, Borrower shall pay to Agent all sums required to be paid pursuant to, and shall otherwise comply with, Section 2.4(f) hereof.
          (d) Other Sums. Borrower shall pay to Agent all other sums owed to Agent and/or Lenders pursuant to the Loan Documents when such sums are due and payable as provided in the applicable Loan Document, or if not provided therein, within ten (10) Business Days after the due date thereof or if demand is expressly required, within ten (10) Business Days after written demand by Agent. To the extent any other such sums are determined on a per diem or similar basis, such sums shall be calculated on the basis of a 360-day year and the actual number of days elapsed.
          (e) Mandatory Prepayment. Borrower shall be required to prepay the Loan at any time and from time to time upon the occurrence of any of the circumstances requiring prepayment described in this Loan Agreement or the Mortgage by paying the principal amount so required to be prepaid. Concurrently with any such prepayment, Borrower shall pay to Agent all sums required to be paid pursuant to, and shall otherwise comply with, Section 2.4(f) hereof.
          (f) Reduction of Interest Rate Protection Arrangement and Payment of Other Sums. Concurrently with any repayments or prepayment of principal pursuant to this Section 2.4 (other than as to clauses (w) and (x) below, prepayments pursuant to Section 2.4(b) hereof), Borrower shall, as a further condition of such prepayment, (w)(1) in the case of any Lender Interest Rate Protection Agreement other than an interest rate cap, if the prepayment reduces the amount of the Loan subject to the Lender Interest Rate Protection Agreement, cause a reduction of the notional amount of such Lender Interest Rate Protection Agreement in the amount of the portion of such prepayment that reduces such portion of the Loan, (2) pay all sums, if any, payable by Borrower pursuant to any Interest Rate Protection Agreement with respect to such reduction and (3) provide evidence to Agent of Borrower’s compliance with clauses (1) and (2) above, (x) pay all accrued and unpaid Interest to and including the date of such prepayment on the amount being prepaid, (y) pay all Additional Interest and any other amounts due and payable under any Loan Document as a result of such repayment or prepayment and (z) if such repayment or prepayment repays the entire outstanding amount of the Loan, and Lenders have no further commitment hereunder to advance any further Loan proceeds, pay all other outstanding amounts then due and payable under the Loan Document.
          SECTION 2.5. Payment; Default Rate; Application of Certain Monies; Priority of Payments; Set-offs.
          (a) Manner of Payment. All sums payable by Borrower to or for the account of Agent or any Lenders under this Loan Agreement or any other Loan Document shall be made in Dollars and in immediately available funds not later than 1:00 p.m. (New York City time) on the date when such payment is due and shall be payable by wire transfer in accordance with the wiring instructions attached hereto as Exhibit I or such other wiring instruction as Agent may provide to Borrower from time to time. Funds received by Agent after 1:00 p.m. (New York

City time) shall be treated for all purposes as having been received by Agent on the immediately succeeding Business Day, and Borrower shall be responsible for any costs of Agent and Lenders resulting therefrom, including any Additional Interest or overdraft charges.
          (b) Payment on a Non-Business Day. Whenever any payment to be made under the Loan Documents shall be stated to be due, or if the Maturity Date would otherwise occur, on a day which is not a Business Day, such payment shall be made, and the Maturity Date shall occur, as applicable, on the immediately succeeding Business Day. Any such extension of time shall be included in the computation of payment of Interest (including interest at the Default Rate), fees, and Additional Interest.
          (c) Default Rate.
               (i) Notwithstanding anything to the contrary contained herein or in another Loan Document, if an Event of Default shall have occurred and be continuing, each Loan Portion shall bear Interest from and including the date of the occurrence of such Event of Default (after as well as before judgment) at a fluctuating rate of interest per annum equal to the Default Rate with respect to each Loan Portion, which interest at the Default Rate shall be payable upon demand of Agent.
               (ii) If Borrower shall fail to make a payment on the due date therefor (i.e., the scheduled due date or within the required number of days following written demand therefor to the extent provided under the Loan Documents) of any sum under the Loan Documents (whether principal (other than principal which is accruing interest at the Default Rate pursuant to Section 2.5(c)(i) above), Interest, Additional Interest or other amounts), such sum shall bear Interest from and including the date such payment is due to but excluding the date such payment is made (after as well as before judgment) at a fluctuating rate of interest per annum equal to the Default Rate with respect to such sum.
               (iii) Agent’s failure to collect interest at the Default Rate at any time shall not constitute a waiver of Agent’s right thereafter, at any time and from time to time (including upon acceleration of the Maturity Date or upon payment in full of the Loan), to collect such previously uncollected interest at the Default Rate or to collect subsequently accruing interest at the Default Rate.
          (d) Late Payment Fee. Borrower shall pay to Agent for the account of the Lenders a late payment premium in the amount of five percent (5%) of any principal payment, Interest, Additional Interest, fee or other amount payable under any Note, this Loan Agreement or the other Loan Documents made more than five (5) days after the due date thereof, which late payment premium shall be due with any such late payment. The acceptance of a late payment premium shall not constitute a waiver of any Default or Event of Default then existing or thereafter arising. Agent’s failure to collect a late payment premium at any time shall not constitute a waiver of Agent’s right thereafter, at any time and from time to time (including upon acceleration of the Maturity Date or upon payment in full of the Loan), to collect such previously uncollected late payment premiums or to collect subsequently accruing late payment premiums.

          (e) Priority of Payments. All payments received with respect to the Loan shall be applied on account of sums due and owing pursuant to the Note, this Loan Agreement, the Mortgage or the other Loan Documents in the following order of priority:
     first, to the payment of all amounts due and then owing pursuant to the Note, the Loan Agreement and the other Loan Documents which do not constitute either principal or Interest;
     second, to the payment of Interest due and then owing; and
     third, to the unpaid principal balance of the Loan (and such payments applied to principal shall be applied first to the portion of the principal balance of the Loan, if any, not subject to an Interest Rate Protection Agreement, and then to the remaining portion of the principal balance of the Loan subject to an Interest Rate Protection Agreement).
provided, however, in the event that an Event of Default shall have occurred and shall then be continuing, or such payments are insufficient to pay all amounts then due and owing pursuant to the Loan Documents, all such payments, including sums received in connection with the exercise of any remedies pursuant to the Loan Documents, shall be applied in such order and manner as Agent shall elect; and provided, further, that, Agent may apply payments first to satisfy the portion of the Obligations, if any, for which Borrower, Property Owner, Guarantor or any other Person has no personal, partnership, company or corporate liability, and then to the remaining Obligations.
          (f) No Set-offs. All sums payable by Borrower under the Note, this Loan Agreement and the other Loan Documents shall be paid in full and without set-offs, counterclaims, deductions or withholdings of any kind.
          SECTION 2.6. Interest Rate Protection Agreement.
          (a) Interest Rate Protection Agreement. On or before the Closing Date, Borrower shall enter into and satisfy all conditions precedent to the effectiveness of an Interest Rate Protection Agreement that shall satisfy all of the following conditions and shall thereafter maintain such Interest Rate Protection Agreement in full force and effect during the Term:
               (i) The Interest Rate Protection Agreement shall be either an interest rate swap, cap, collar or other derivative product acceptable to Agent, the effect of which is to protect Borrower against upward fluctuations of LIBOR applicable to a LIBOR Rate Period of three (3) months in excess of six percent (6%) per annum during the Term and in the notional amount equal to the Initial Disbursement (less such reductions from time to time as may be required pursuant to Section 2.4(f) hereof);
               (ii) The Interest Rate Protection Agreement shall be entered into between Borrower and, at Borrower’s option, (A) Agent or an Affiliate of Agent if Agent or such Affiliate and Borrower shall elect to enter into an Interest Rate Protection Agreement, (B) Calyon New York Branch or an Affiliate of Calyon New York Branch if Calyon New York

Branch or such Affiliate and Borrower shall elect to enter into an Interest Rate Protection Agreement or (C) a Qualified Counterparty;
               (iii) In the case of an Interest Rate Protection Agreement which is an interest rate cap agreement, all sums payable by Borrower on account of the purchase price for the Interest Rate Protection Agreement during the term of the Interest Rate Protection Agreement shall have been paid in full on or prior to the effective date thereof;
               (iv) Borrower’s interest in such Interest Rate Protection Agreement, including all rights of Borrower to payment thereunder and any residual value thereof, shall have been collaterally assigned to Agent pursuant to the Mortgage and the Assignment of Agreements;
               (v) If such Interest Rate Protection Agreement is not a Lender Interest Protection Agreement, the financial institution which is party to such Interest Rate Protection Agreement shall have executed and delivered to Agent a consent to the collateral assignment of Borrower’s interest in such Interest Rate Protection Agreement referred to in clause (iv) above pursuant to a consent in the form annexed hereto as Schedule 2.6(a) or otherwise in form and content reasonably acceptable to Agent (the “Interest Rate Protection Agreement Consent”); and
               (vi) Such Interest Rate Protection Agreement shall be satisfactory to Agent in form and content.
          (b) Failure to Provide Interest Rate Protection. In the event that Borrower breaches its obligation to enter into and maintain an Interest Rate Protection Agreement in full force and effect as set forth in Section 2.6(a) hereof, in addition to Agent’s rights and remedies hereunder or under the other Loan Documents, Agent may, but shall have no obligation to, at Borrower’s sole cost and expense and on Borrower’s behalf, enter into an Interest Rate Protection Agreement as may be required pursuant to Section 2.6(a) hereof. In the event that Agent shall elect to enter into an Interest Rate Protection Agreement on Borrower’s behalf, such Interest Rate Protection Agreement, at Agent’s election, may be a Lender Interest Rate Protection Agreement. Agent is, in the event that Borrower breaches its obligation to enter into and maintain an Interest Rate Protection Agreement in full force and effect as set forth in Section 2.6(a) hereof and such during the continuance of such breach, hereby irrevocably appointed the true and lawful attorney of Borrower (coupled with an interest), in its name and stead, to execute such an Interest Rate Protection Agreement and all necessary documents ancillary thereto, and for that purpose Agent may execute all necessary agreements and instruments, and may substitute one or more persons with like power, Borrower hereby ratifying and confirming all that its said attorney or such substitute or substitutes shall lawfully do by virtue hereof. All sums paid and liabilities incurred by Agent pursuant to this Section 2.6 shall be paid by Borrower (and not from the proceeds of the Loan) within ten (10) Business Days after Agent’s demand with interest at the Default Rate to the date of payment to Agent and such sums and liabilities, including such interest, shall be deemed and shall constitute advances under this Loan Agreement and be evidenced by the Note and be secured by the Security Documents.
          (c) Obligation of Borrower Unaffected by Interest Rate Protection Agreement. No Interest Rate Protection Agreement shall alter, impair, restrict, limit or modify in any respect the obligation of Borrower to pay Interest or Additional Interest on the Loan, as and when the same becomes due and payable in accordance with the provisions of the Loan Documents.
          (d) Termination, etc. of Interest Rate Protection Agreement. Borrower shall not terminate, modify, cancel or surrender, or permit the termination, modification, cancellation or surrender of, any Interest Rate Protection Agreement without the prior consent of Agent. Within ten (10) Business Days after Borrower obtains knowledge of or receipt of notice (which may be given by Agent or a Lender) of a default by the financial institution that is a party to any Interest Rate Protection Agreement, Borrower shall substitute for such defaulted Interest Rate Protection Agreement another Interest Rate Protection Agreement (to which the Person that defaulted under the defaulted Interest Rate Protection Agreement is not a party) so that, after giving effect to such substitution, Borrower is in compliance with the requirements of Section 2.6(a) hereof.
          (e) Receipts from Interest Rate Protection Agreements. All payments due to Borrower pursuant to any Interest Rate Protection Agreement, including upon any termination thereof, shall be payable to and held by Agent; provided, however, that all periodic “net payments” and any other payments due to Borrower so received by Agent in connection with a payment made by a counterparty to an Interest Rate Protection Agreement shall be applied by Agent on account of Interest then due and payable or which becomes due and payable on the Loan. If an Event of Default occurs, Agent may, in its sole discretion, for so long as such Event of Default is continuing and in addition to any other rights and remedies hereunder, apply the amounts so held by Agent to the Loan or other amounts due under the Loan Documents at Agent’s election. Until such time as all Obligations have been paid in full, Borrower shall have no right to withdraw or otherwise apply any funds received by Agent on account of any Interest Rate Protection Agreement. Such funds shall constitute additional security for the Obligations, a security interest therein being granted hereby. In the event Borrower receives any sums pursuant to or in connection with any Interest Rate Protection Agreement, it shall immediately pay such sums to Agent.
          (f) Security. No Interest Rate Protection Agreement shall be secured by all or any portion of the Collateral unless it is a Lender Interest Rate Protection Agreement, in which case such Lender Interest Rate Protection Agreement shall be secured pari passu with the other sums secured by the Mortgage and other Security Documents.
          SECTION 2.7. Delay in Disbursement. In the event that all or any portion of an Earn-Out Disbursement is not made on the date specified for such Earn-Out Disbursement in the applicable Earn-Out Disbursement Request due to the failure of Borrower to satisfy, or cause to be satisfied, any one or more of the conditions to such Earn-Out Disbursement, Agent and each Lender may terminate its funding or other arrangements made for it to fund such Earn-Out Disbursement, as applicable, and the losses, costs and expenses incurred as a result thereof shall be paid by Borrower pursuant to Section 2.8 hereof. No failure by Borrower to satisfy the conditions precedent to an Earn-Out Disbursement, or the termination by Agent or any Lender of its funding or other arrangements made for it to fund such Earn-Out Disbursement, shall prohibit Borrower from being eligible for a future Earn-Out Disbursement provided Borrower satisfies the conditions precedent to such future Earn-Out Disbursement, as applicable, and is otherwise entitled thereto.
          SECTION 2.8. Additional Interest. Borrower shall pay to Agent the following losses, costs and expenses of Agent or any Lender incurred or estimated by Agent or such Lender, as applicable, to be incurred:
     (a) all losses, costs and expenses (including internal charges but excluding consequential damages) incurred by reason of obtaining, liquidating or redeploying deposits or other funds acquired by Agent or such Lender to fund or maintain the Loan, including by means of a cancellation or revocation of an Earn-Out Disbursement Request, prepayment of the Loan, delay or failure to convert the Applicable Interest Rate to a LIBOR Rate (except when a LIBOR Rate is not available), to prepay the Loan when required hereunder or to qualify for any Earn-Out Disbursement as provided in Section 2.7, or otherwise; and
     (b) any sums becoming payable by Borrower pursuant to any Lender Interest Rate Protection Agreement, including any termination thereof.
In any of the foregoing events, Borrower shall pay to Agent, concurrently with any principal payment with respect to clause (a) of this Section 2.8 and within ten (10) Business Days after written demand in all other cases, or in the case of any Lender Interest Rate Protection Agreement, such shorter period as shall be specified therein, such amount as shall equal the amount of the Additional Interest certified by Agent (or the applicable Lender) to Borrower by reason of such event. A certificate as to the amount of such Additional Interest submitted by Agent to Borrower setting forth Agent’s (or the applicable Lender’s) basis for the determination of Additional Interest shall be conclusive evidence of the amount thereof, absent manifest error. Failure on the part of Agent to demand payment from Borrower for any Additional Interest attributable to any particular period shall not constitute a waiver of Agent’s (or the applicable Lender’s) right to demand payment of such amount for any subsequent or prior period.
          SECTION 2.9. No Withholdings. All sums payable by Borrower under the Note, this Loan Agreement and the other Loan Documents, shall be paid in full and without set-off or counterclaims and free of any deductions or withholdings for any and all present and future taxes, levies, imposts, deductions, duties, filing and other fees or charges, excluding Excluded Taxes (collectively, “Taxes”). In the event that Borrower is prohibited by any law from making any such payment free of such deductions or withholdings with respect to Taxes, then Borrower shall pay such additional amount to Agent as may be necessary in order that the actual amount received by Lenders after such deduction or withholding (and after payment of any additional Taxes due as a consequence of the payment of such additional amount) shall equal the amount that would have been received if such deduction or withholding were not required; provided, however, that Borrower shall not be obligated to pay such additional amount on account of a specific Lender if at the time such Lender became a “Lender” hereunder, Borrower is required to deduct or withhold any sums solely because such Lender had a legal basis to deliver, but failed to deliver, to Borrower a duly executed copy of United States Internal Revenue Service Form W-8 BEN, W-8 ECI, W-9 or other form or statement prescribed by law from time to time and applicable to a Lender (in such number of copies as may be prescribed by law from time to time), and any required renewal thereof, as the case may be, which, pursuant to the applicable provisions of an income tax treaty between the United States and the country of residence of the Lender, the IRC, or any applicable rule or regulation under the IRC, indicate that such Lender is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes, or at a tax rate that is reduced to zero (or, upon written request of Borrower specifying the applicable form which such Lender may in accordance with law sign with no disadvantageous consequences to it or any of its affiliates as determined by such Lender, at a reduced rate of tax or deduction), and as result of such failure, Borrower was prohibited by such treaty, the IRC or such applicable rule or regulation from making any such payment free (or at a reduced rate as aforesaid) of such deductions or withholding. Notwithstanding anything contained in this Section 2.9, in no event will any Lender’s failure to deliver any such forms, or any renewal or extension thereof, affect, postpone or relieve Borrower from any obligation to pay Interest, principal, Additional Interest and other amounts due under the Loan Documents other than as set forth above. Such additional amount shall be due concurrently with the payment with respect to which such additional amount is owed in the amount of Taxes certified by Agent (or the applicable Lender). A certificate as to the amount of Taxes submitted by Agent to Borrower setting forth Agent’s (or the applicable Lender’s ) basis for the determination of Taxes shall be conclusive evidence of the amount thereof, absent manifest error. Failure on the part of Agent to demand payment from Borrower for any Taxes attributable to any particular period shall not constitute a waiver of Agent’s (or the applicable Lender’s) right to demand payment of such amount for any subsequent or prior period. In the event that Borrower is obligated to pay any additional amounts described in this Section 2.9 in respect of the Loan, the applicable Lender shall, at no cost to such Lender, make commercially reasonable efforts to designate another of its lending offices to be the Applicable Lending Office if, in the reasonable judgment of such Lender, doing so would avoid or materially reduce such additional amounts payable by Borrower and would not be disadvantageous to such Lender. Nothing in the immediately foregoing sentence shall postpone Borrower’s obligation to pay such additional amounts as and when they become payable hereunder.
          SECTION 2.10. Unavailability of LIBOR; Illegality.
          (a) Unavailability of LIBOR. If on any date on which Borrower seeks to establish a LIBOR Rate as the Applicable Interest Rate pursuant to Section 2.3 hereof or if Section 2.3(d) hereof applies, Agent determines (which determination shall be conclusive and binding upon Borrower absent manifest error) that (i) Dollar deposits in an amount approximately equal to the then outstanding principal balance of the Loan Portion bearing interest at a LIBOR Rate are not generally available at such time in the London interbank Eurodollar market for deposits in Eurodollars, (ii) reasonable means do not exist for ascertaining LIBOR, or (iii) the Applicable Interest Rate would be in excess of the maximum interest rate which Borrower may by law pay, Agent shall promptly give notice (the “Non-Availability Notice”) of such fact to Borrower and the option to convert to or to continue the Applicable Interest Rate on such Loan Portion as a LIBOR Rate shall be suspended until such time as such condition no longer exists. In the event that the option to elect, to convert to or to continue an Applicable Interest Rate as a LIBOR Rate shall be suspended as provided in this Section 2.10(a), effective upon the giving of the Non-Availability Notice, and if applicable, effective as of the first date that the a LIBOR Rate Period would otherwise be in effect pursuant to Section 2.3(d)

hereof, interest on the Loan Portion for which a LIBOR Rate was to be determined shall be payable at the Base Rate, from and including the date of the giving of the Non-Availability Notice (or the date that the such LIBOR Rate Period would otherwise be in effect pursuant to Section 23(d) hereof, if applicable) until the Maturity Date or until any earlier date on which a LIBOR Rate shall become effective for such Loan Portion pursuant to Section 2.3 hereof following the giving of notice by Agent to Borrower that the conditions referred to in this Section 2.10(a) no longer exist. Agent shall provide such notice to Borrower once such conditions no longer exist.
          (b) Illegality. In the event that at any time while any Loan Portion bears interest at a LIBOR Rate, any Lender determines (which determination shall be conclusive and binding on Borrower) that it shall become illegal for such Lender to maintain the Loan or a portion thereof on the basis of one or more LIBOR Rates, Agent shall promptly after receiving notice thereof from such Lender give notice of such fact to Borrower, and the option to elect, to convert to or to continue the Applicable Interest Rate on any Loan Portion as a LIBOR Rate shall be suspended until such time as such condition shall no longer exist. In the case of existing Loan Portions affected by the circumstances described in the immediately preceding sentence, the Applicable Interest Rate on such Loan Portion shall be converted automatically to the Base Rate (unless such Lender determines that such conversion is not required with respect to any existing Loan Portion) and shall be payable at the Base Rate in the same manner as provided in Section 2.10(a) hereof.
          SECTION 2.11. Increased Costs and Capital Adequacy.
          (a) Borrower agrees to pay Agent additional amounts (without duplication of any other amounts payable in respect of increased costs pursuant to this Loan Agreement) as Agent shall reasonably determine will compensate Lenders for additional costs incurred in maintaining the Loan or any portion thereof outstanding or for the reduction of any amounts received or receivable as a result of any change in any applicable law, regulation or treaty, or in the interpretation or administration thereof by any domestic or foreign governmental authority charged with the interpretation or administration thereof (whether or not having the force of law), or by any domestic or foreign court, (i) changing the basis of taxation of payments to any Lender (other than taxes imposed on all or any portion of the overall net income of any Lender by the United States or by any political subdivision or taxing authority of the United States), (ii) imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by any Lender (whether directly, indirectly or on a portfolio wide basis) or (iii) imposing on any Lender any other condition affecting the Note or the Loan.
          (b) If any Lender shall determine in good faith that (i) any change enacted after the date hereof in the application of any law, rule, regulation or guideline adopted or arising out of the July 1988 report of the Basel Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards,” including the draft Capital Accord proposed to replace such report, or any change in the interpretation or administration thereof by any domestic or foreign governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, (ii) any change in or adoption of any other law, rule, regulation or guideline regarding capital adequacy enacted after the date hereof, or (iii) compliance by any Lender, or any lending office of any Lender, or the holding company of any Lender, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency based on any such change or adoption, has or would have the effect of reducing the rate of return on any Lender’s capital to a level below that which such Lender would have achieved but for such adoption, change or compliance (taking into consideration the policies of such Lender with respect to capital adequacy), then from time to time Borrower shall pay to Agent such additional amounts (without duplication of any other amounts payable in respect of increased pursuant to this Loan Agreement) as will compensate Lenders for such actual reduction with respect to any portion of the Loan outstanding.
          (c) Any amount payable by Borrower pursuant to Section 2.11(a) or (b) hereof shall be paid to Agent within ten (10) Business Days of receipt by Borrower of a certificate of Agent setting forth the applicable law, change or other matter giving rise to such amount as described herein, the amount due and Agent’s basis for the determination of such amount, which statement shall be conclusive and binding upon Borrower absent manifest error. Failure on the part of Agent to demand payment from Borrower for any such amount attributable to any particular period shall not constitute a waiver of Agent’s right to demand payment of such amount for any subsequent or prior period.
          SECTION 2.12. Usury. The Note, this Loan Agreement, the Mortgage, and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the Obligations at a rate which could subject any Lender to either civil or criminal liability as a result of being in excess of the maximum interest rate which Borrower is permitted by law to contract for or to agree to pay. If by the terms of the Note, this Loan Agreement, the Mortgage or any other Loan Document, Borrower is at any time required or obligated to pay interest at a rate in excess of such maximum rate, the rate of interest shall be deemed to be immediately reduced to such maximum rate and, to the extent not prohibited by law, the interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of principal.
          SECTION 2.13. Closing. The Closing shall be held pursuant to an escrow with the Title Company.
          SECTION 2.14. Loan Fee Letter. Borrower shall pay to Agent the fees provided for in the Loan Fee Letter in accordance with the terms of this Loan Agreement and the Loan Fee Letter.
          SECTION 2.15. Cash Sweep Provisions.
          (a) Commencing on the second (2nd) Payment Date following any Testing Determination Date as of which a Cash Sweep Condition is determined or deemed to exist, and continuing thereafter for the two (2) immediately succeeding Payment Dates, in addition to all other amounts then due and owing, Borrower shall deposit into an interest-bearing account or sub-account at Agent (the “Cash Sweep Account”) all Excess Cash Flow with respect to each calendar month ending immediately prior to the calendar month immediately prior to such three Payment Dates and deliver to Agent a certificate setting forth in reasonable detail Borrower’s calculation of Excess Cash Flow. In illustration of the foregoing, in the event that the Testing Determination Date with respect to which a Cash Sweep Condition exists would be March 31, (x) the second (2nd) Payment Date following such Testing Determination Date would be the first (1st) Business Day of May and the applicable calendar month for which Excess Cash Flow would be payable on such Payment Date would be March, (y) the first immediately succeeding Payment Date following such Testing Determination Date would be the first (1st) Business Day of June and the applicable calendar month for which Excess Cash Flow would be payable on such Payment Date would be April, and (z) the second immediately succeeding Payment Date following such Testing Determination Date would be the first (1st) Business Day of July and the applicable calendar month for which Excess Cash Flow would be payable on such Payment Date would be May; provided, that, the Excess Cash Flows due on the Payment Dates occurring on the first (1st) Business Day of May, June and July would be made even if no Cash Sweep Condition exists as of the June 30th Testing Determination Date; provided, further, that, in the event that a Cash Sweep Condition exists as of the June 30th Testing Determination Date, Borrower shall continue to pay the Excess Cash Flows with respect to the applicable calendar months of June, July and August on the Payment Dates occurring on the first (1st) Business Day of each of August, September, and October, respectively.
          (b) Provided that no Event of Default shall have occurred and be continuing, Borrower may elect to have Agent apply the balance of available sums on deposit in the Cash Sweep Account as a prepayment of the Loan subject to and in accordance with the terms and provisions of Section 2.4(c) hereof as if such application was any other voluntary prepayment of the Loan. Concurrently with each such prepayment, and as a condition thereto, Borrower shall pay to Agent all sums required to be paid pursuant to, and shall otherwise comply with, Section 2.4(f) hereof. Except as provided in this Section 2.15(b), Borrower shall have no right of withdrawal from the Cash Sweep Account.
          (c) If a Cash Sweep Condition is determined to exist as of any four (4) consecutive Testing Determination Dates, then Agent may, at any time and from time to time, apply all funds on deposit in the Cash Sweep Account to the prepayment of the principal amount of the Loan. Concurrently with any such prepayment, Borrower shall pay to Agent all sums required to be paid pursuant to, and shall otherwise comply with, Section 2.4(f) hereof, but no prepayment fee pursuant to Section 2.4(c) hereof shall be applicable.
          (d) If a Cash Sweep Condition is determined or is deemed to exist as of any Testing Determination Date pursuant to clause (a) of the definition of “Cash Sweep Condition” set forth herein, but as of two (2) consecutive Testing Determination Dates thereafter, no Cash Sweep Payment Condition is determined to exist, then, provided no Default, Event of Default or other Cash Sweep Condition exists, Agent shall return the sums on deposit in the Cash Sweep Account, if any, to Borrower. If a Cash Sweep Condition exists as of any Testing Determination Date pursuant to clause (b) of the definition of “Cash Sweep Condition” set forth herein, but Borrower shall thereafter deliver to Agent the financial statements or other documents the nondelivery of which caused such Cash Sweep Condition to exist, then, provided no Default, Event of Default or other Cash Sweep Condition exists, Agent shall return the sums on deposit in the Cash Sweep Account, if any, to Borrower. Additionally, upon payment of the Obligations in full, Agent shall return the sums on deposit in the Cash Sweep Account, if any, to Borrower.

          (e) Upon the occurrence and during the continuance of an Event of Default, Agent may apply any funds on deposit in the Cash Sweep Account as set forth in Section 8.5 hereof shall have all other rights and remedies with respect to the Cash Sweep Account specified in this Loan Agreement and in any other Loan Document, at law and in equity.
          SECTION 2.16. FF&E Reserve Account.
          (a) On each Payment Date, and in addition to all other amounts then due and owing, Borrower shall (i) deposit into an account or sub-account at Agent (the “FF&E Reserve Account”), in cash or other immediately available funds, the FF&E Reserve Amount for the second (2nd) calendar month immediately prior to such Payment Date (e.g., the payment due on May 1, 2008 shall be the FF&E Reserve Amount for March, 2008) and (ii) deliver to Agent a certificate setting forth in reasonable detail Borrower’s calculation of such FF&E Reserve Amount.
          (b) From time to time, but no more frequently than once per calendar month, Borrower may submit to Agent a FF&E Disbursement Request with respect to FF&E Expenditures and/or Capital Expenditures. So long as the expenditures that are the subject of such FF&E Disbursement Request are Approved FF&E Expenditures or Approved Capital Expenditures, Agent shall disburse to Borrower from the available balance of the FF&E Reserve Account an amount equal to the Approved FF&E Expenditures and/or Approved Capital Expenditures which were requested in such FF&E Disbursement Request. Additionally, in the event of an emergency or other unexpected event at the Premises that requires Property Owner to make an emergency Capital Expenditure or FF&E Expenditure in order to protect or secure the Premises, property contained therein or the life and safety of Persons at the Premises, or in order to maintain the normal operation of the Premises, Borrower may request a disbursement from the FF&E Reserve Account to pay or reimburse Property Owner for such expenditure to the extent of funds on deposit in the FF&E Reserve Account by submitting a FF&E Disbursement Request for same, together with an explanation of the emergency or event, the proposed Capital Expenditure or FF&E Expenditure and such other information Agent reasonably requests; provided, however, that the foregoing shall not include emergencies or other unexpected events that are, or arise from, a Casualty or other insured event (or event that would have been insured if the Insurance Policies were in effect) or a Taking. Borrower shall distribute to Property Owner and cause Property Owner to use solely for the purpose of paying only those amounts specified in each FF&E Disbursement Request or reimbursing Property Owner for such amounts. Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, Agent shall have no obligation to make any disbursement from the FF&E Reserve Account. Agent’s concurrence with any FF&E Disbursement Request shall not be deemed to constitute a representation that no Default or Event of Default has occurred and/or is continuing or a waiver of any Default or Event of Default or any right or remedy resulting therefrom. Upon payment of the Obligations in full, Agent shall return the sums on deposit in the FF&E Reserve Account, if any, to Borrower.
          (c) Upon the occurrence and during the continuance of an Event of Default, Agent may apply any funds on deposit in the FF&E Reserve Account as set forth in Section 8.5 hereof and shall have all other rights and remedies with respect to the FF&E Reserve Account specified in this Loan Agreement and in any other Loan Document, at law and in equity.

          SECTION 2.17. Collection and Operating Accounts.
          (a) Borrower shall cause all Gross Revenue and all other profits, issues, accounts, accounts receivable, income, receipts and revenues of Borrower and Property Owner that are to be paid to either of them to be paid and deposited directly into the Collection Account. If Borrower, Property Owner or such Person actually receives any of the foregoing, Borrower shall cause same to be deposited into the Collection Account within two (2) Business Days after receipt. Borrower shall deliver to Agent an Account Agreement with respect to the Collection Account, executed by Property Owner and, if applicable, Property Manager, and the depository at which the Collection Account is held if not at Agent. Borrower shall also cause Property Owner to deliver to Agent a Credit Card Servicer Agreement from each credit card company, servicer or agency used by Borrower, Property Owner and/or Property Manager, executed by Borrower, Property Owner and/or Property Manager, as applicable, and such credit card company, servicer or agency promptly after engaging same.
          (b) Borrower shall not, and shall not permit Property Owner and Property Manager to, close the Collection Account or open any additional Collection Accounts without the prior consent of Agent. Within three (3) Business Days after notice from Agent at any time upon the occurrence and during the continuance of or after the occurrence of an Event of Default, Borrower shall cause the Collection Account to be held at Agent or another depository bank satisfactory to Agent in its sole discretion.
          (c) So long as no Event of Default shall have occurred and be continuing and Agent has not notified Borrower in writing pursuant to Section 8.5 that Agent is terminating the right to receive funds from the Collection Account, funds shall be swept from the Collection Account to the Operating Account. Borrower, Property Owner and Property Manager may from time to time make withdrawals from the Operating Account to pay reasonable or necessary Expenses incurred by Borrower, Property Owner or Property Manager (without duplication) in the ownership, maintenance, use, operation and leasing of the Premises as shown in the then-applicable annual operating budget for the Premises and the Obligations, to make distributions to or repay loans from Borrower’s members, to pay for the Required Improvements, alterations and other Capital Expenditures and FF&E and for any other purposes of Borrower and Property Owner, subject, however, to any limitations and prohibitions on withdrawals and use of funds set forth in this Loan Agreement and the other Loan Documents. Upon the occurrence and during the continuance of an Event of Default, and upon written notice from Agent pursuant to Section 8.5 hereof, Borrower shall not, and shall not permit any other Person to, receive funds from the Collection Account, except as may be approved by Agent in writing. Upon the occurrence and during the continuance of an Event of Default, Agent may apply any funds on deposit in the Collection Account as set forth in Section 8.5 hereof shall have all other rights and remedies with respect to the Collection Account specified in this Loan Agreement and in any other Loan Document, at law and in equity.
          (d) Notwithstanding anything herein to the contrary, Borrower shall not, and shall not permit Property Owner or Property Manager to, make any withdrawals from any Operating Account or use any Gross Revenues or other profits, issues, accounts, accounts receivable, income, receipts, revenues or security deposits in contravention of this Loan Agreement or any other Loan Document. Borrower shall cause each and every withdrawal from the Operating

Accounts by Borrower, Property Owner and Property Manager to be used for the purpose for which such withdrawal was made and for no other purpose.
          SECTION 2.18. Tenant Security Account.
          (a) Borrower shall cause Property Owner to comply with all Legal Requirements and the applicable Lease applicable to any security given under any Lease. Subject to the foregoing, Borrower shall cause Property Owner to deposit or cause to be deposited all Security Deposits under the Major Leases into an account with a bank or other financial institution approved by Agent (the “Major Lease Tenant Security Account”) within two (2) Business Days after receipt.
          (b) Borrower may permit Property Owner to apply Security Deposits, including making withdrawals from the Tenant Security Account, at such time as no Event of Default has occurred and is continuing provided the proceeds are (i) applied in the ordinary course of business to sums due under the applicable Lease when the terms of such Lease or applicable Legal Requirements permit the application thereof or (ii) returned to the applicable Lessee pursuant to Legal Requirements or the terms of the applicable Lease which require Property Owner to return such other Security Deposit. After the occurrence and during the continuation of an Event of Default, neither Borrower, Property Owner nor any other Person shall have any right to, and Borrower covenants that it shall not and shall not permit Property Owner or Property Manager to, withdraw any amounts from the Tenant Security Account or apply any Security Deposits, except as may be approved by Agent. However, if an Event of Default exists but Property Owner is required pursuant to the terms of the applicable Lease or applicable Legal Requirements to return any Security Deposit to the applicable Lessee, Borrower shall deliver a notice to Agent certifying same and stating the reason therefor, and Agent shall, at Agent’s option and at Borrower’s sole cost and expense, either permit Property Owner to return the Security Deposit to the applicable Lessee or, if Agent elects, cause such Security Deposit to be returned directly to the applicable Lessee. Upon the occurrence and during the continuance of an Event of Default, Agent may apply any funds on deposit in the Major Lease Tenant Security Account as set forth in Section 8.5 hereof shall have all other rights and remedies with respect to the Major Lease Tenant Security Account specified in this Loan Agreement and in any other Loan Document, at law and in equity, subject to the rights of the Lessees under Major Leases in their Security Deposits. Upon payment in full of the Obligations and at Borrower’s sole cost and expense, Agent shall return any Security Deposits held by it to Property Owner.
          (c) Borrower shall cause Property Owner to transfer to the name of Agent and deliver to Agent all original Lease Letters of Credit under each Major Lease obtained by Property Owner promptly after receipt of same, together with evidence that all fees payable to the issuer on account of such assignment and transfer have been paid. All such Lease Letters of Credit shall be transferable by their terms. Borrower, on behalf of itself and Property Owner, hereby grants to Agent and Lenders a security interest in all rights of Property Owner in and to all Lease Letters of Credit, including all proceeds thereof, as additional security for the Obligations. In addition to all other rights and remedies of Agent and Lenders, Agent may, and to the extent necessary in order to do so, Borrower, on behalf of itself and Property Owner, hereby grants to Agent, from the occurrence and during the continuation of an Event of Default, an irrevocable power of attorney, coupled with an interest, and Agent shall be entitled to act pursuant to such power following an Event of Default that shall have occurred and be continuing by reason of a failure to comply with the terms of this Section 2.18(c), solely to draw upon or otherwise realize on each such Lease Letters of Credit in accordance with its terms and those of the applicable Lease.
          (d) Borrower shall hold and apply all Lease Letters of Credit and the proceeds thereof subject to the same terms and conditions as Security Deposits pursuant to Section 2.18(a) and (b) hereof. Additionally, Borrower may draw on any Lease Letter of Credit in its possession if the issuer has elected to cancel or not renew such Lease Letter of Credit, provided that the proceeds thereof are held as a Security Deposit in accordance with Section 2.18(a) and (b) hereof. If Borrower delivered a Lease Letter of Credit to Agent, and Property Owner is entitled to make a drawing on such Lease Letter of Credit under the terms of the applicable Lease, such Lease Letter of Credit or applicable Legal Requirements, and no Event of Default shall have occurred and be continuing, Agent shall, at Borrower’s sole cost and expense, re-transfer such Lease Letter of Credit to Property Owner in trust for the benefit of Agent and subject to Agent’s security interest, provided that Borrower delivers to Agent a written request certifying compliance with the conditions set forth in the foregoing clauses (i) and (ii), and indicating the applicable Lease and Letter of Credit, the amount of the draw and the reasons for such draw. Borrower shall cause Property Owner to hold any such Lease Letter of Credit solely for the purpose of drawing or realizing thereon in accordance with the provisions of the applicable Lease or Lease Letter of Credit and Legal Requirements and shall apply the proceeds thereof in the ordinary course of business to sums due under the applicable Lease in conformance with the requirements of the terms thereof and applicable Legal Requirements. If such draw is to be made because the issuer has elected to cancel or not renew such Lease Letter of Credit, a copy of such notice of election to cancel or not renew shall also be delivered to Agent together with Borrower’s request. If any proceeds of such Lease Letter of Credit are paid to Agent instead of Property Owner, Agent shall transfer same to Property Owner provided no Event of Default shall have occurred and be continuing for application as provided in this Section 2.18(a) and (b) hereof. The original of any such Lease Letters of Credit (to the extent not fully drawn) shall be promptly re-assigned, transferred and re-delivered to Agent. If Property Owner is required by the terms of the applicable Leases or applicable Legal Requirements to return any Lease Letter of Credit previously delivered to Agent to the Lessee, Agent shall, at Borrower’s sole cost and expense, re-assign and transfer and deliver possession of such original Lease Letter of Credit to Property Owner provided Borrower delivers to Agent a written request for same, certifying the foregoing and indicating the applicable Lease and Letter of Credit and the reasons for such return. Borrower shall cause Property Owner to promptly return the same to the applicable Lessee. At Agent’s election and at Borrower’s sole cost and expense, instead of delivering such Lease Letter of Credit to Property Owner, Agent shall return same to the applicable Lessee. If a Lease permits a Lessee to re-post a new Lease Letter of Credit, or to amend an existing Lease Letter of Credit, Agent will permit same and cooperate with Borrower to effect same, at Borrower’s sole cost and expense. Upon payment in full of the Obligations and at Borrower’s sole cost and expense, Agent shall return any Lease Letter of Credit held by it to Property Owner.
          SECTION 2.19. Accounts. Borrower, on behalf of itself and Property Owner, hereby grants to Agent a security interest in all rights of Borrower and Property Owner in and to the Accounts and all sums on deposit therein as additional security for the Obligations.

Borrower shall cause all banks or financial institutions other than Agent which are holding any Account other than the Operating Accounts to execute and deliver to Agent an Account Agreement with respect to such Account. Subject to the rights of Borrower expressly set forth herein to receive funds and make and permit others to make withdrawals from the Accounts, Borrower hereby acknowledges and agrees that Agent shall have sole dominion and control of the Accounts other than the Operating Accounts. Borrower shall not, and shall not permit Property Owner to, close any Account without obtaining the prior written consent of Agent. Borrower shall not, and shall not permit Property Owner to, open any Account in substitution for or in addition to any Account set forth in Schedule 5.11 attached hereto without Agent’s prior consent. Notwithstanding the foregoing, with respect to any Operating Account and the Tenant Security Account, Borrower may permit Property Owner to open new Account(s) to serve as the Operating Account or the Major Lease Tenant Security Account without Agent’s consent provided that (a) Borrower gives Agent at least ten (10) Business Days prior notice of Borrower’s or Property Owner’s intention to open a new Account, (b) the bank or other financial institution at which such Account is to be opened is reasonably acceptable to Agent and (c) with respect to the Major Lease Tenant Security Account, prior to the opening of such Account, Borrower or Property Owner, as applicable, shall have delivered to Agent an Account Agreement with respect to such Account executed by it and the Property Manager if applicable and such bank or other financial institution. Borrower shall, and shall cause Property Owner to, maintain the Accounts and shall pay all fees and charges with respect thereto when due, and shall keep in full force and effect the Account Agreement with respect thereto, except any Account which is closed in accordance with this Section 2.19. All interest earned on amounts deposited in any Account shall be re-deposited therein and become part thereof. No funds in any Account not held by Agent may be commingled with any other funds of Borrower, Property Owner, Property Manager, any Affiliate of Borrower, Property or Property Manager or with any other Person or with any funds contained in any other Account not held by Agent. Upon the occurrence and during the continuance of an Event of Default, Agent may apply any funds on deposit in the Accounts (other than the Operating Account(s)) as set forth in Section 8.5 hereof and shall have all other rights and remedies with respect to the Accounts specified in this Loan Agreement and in any other Loan Document, at law and in equity. Neither Agent nor Lenders shall be liable for any loss of interest on or any penalty or charge assessed against the funds in, payable on, or credited to any Account as a result of the exercise by Agent of any of its rights, remedies or obligations hereunder or under any other Loan Document, except as may arise from the gross negligence or willful misconduct of Agent or any Lender. Upon payment in full of the Obligations and at Borrower’s sole cost and expense, if any Account is subject to an Account Agreement, Agent shall deliver a notice of termination of its security interest to the financial institution that is the party to such Account Agreement.
ARTICLE III
EARN-OUT DISBURSEMENTS
          SECTION 3.1. Requests for Earn-Out Disbursements. Subject to the satisfaction, or waiver by Agent, of all of the conditions set forth in Section 3.2 hereof, Borrower shall have the right to further disbursements of the Loan (collectively, the “Earn-out Disbursements”) from Lenders in an aggregate maximum principal amount of Ten Million Dollars ($10,000,000) (the “Earn-out Maximum Amount”). Lenders shall fund their Pro Rata

Shares of each Earn-Out Disbursement to Agent after Agent’s notification of a proposed Earn-Out Disbursement in accordance with Section 10.16 hereof. Agent shall, subject to the terms and conditions hereof, disburse all sums received on account of each Earn-Out Disbursement from Lenders to Borrower. Earn-Out Disbursements shall only be advanced to Borrower from time to time by wire transfer of such proceeds in accordance with the instructions set forth in the applicable Earn-Out Disbursement Request. Notwithstanding anything to the contrary herein:
     (a) Earn-Out Disbursements shall only be made on Payment Dates which are LIBOR Banking Days, or if any such Payment Date is not a LIBOR Banking Day, on the LIBOR Banking Day first occurring after such Payment Date;
     (b) there shall not be more than one (1) Earn-Out Disbursement per Calendar Quarter;
     (c) subject to clauses (d), (e) and (f) below, each Earn-Out Disbursement Request made in any Calendar Quarter shall be based on the Net Operating Income for the twelve (12) calendar month period ending on the Testing Determination Date of the Calendar Quarter immediately preceding such Calendar Quarter, and the amount of each Earn-Out Disbursement shall not exceed the amount, determined as of the Testing Determination Date of the Calendar Quarter immediately preceding the Calendar Quarter in which the Earn-Out Disbursement Request for such Earn-Out Disbursement is made, equal to the excess, if any, of (i) the product of (x) the Net Operating Income for the twelve (12) calendar month period ending on such Testing Determination Date multiplied by (y) 7.5, as reasonably determined by Agent, which determination shall be binding upon Borrower absent manifest error, over (ii) the outstanding principal amount of the Loan as of the date such Earn-Out Disbursement is made;
     (d) prior to completion of the Required Improvements, no Earn-Out Disbursement shall exceed the “Aggregate Net Total Paid Amount” (as defined in Exhibit J attached hereto), if any, set forth in the Earn-Out Disbursement Request for such Earn-Out Disbursement;
     (e) Borrower may not request, and no Earn-Out Disbursement shall be made, for less than $250,000 or increments thereof unless agreed by Agent or such Earn-Out Disbursement constitutes the final disbursement of all remaining unfunded Earn-Out Disbursement proceeds, and the amount of such remaining unfunded proceeds is less than $250,000 or an increment thereof;
     (f) the aggregate amount of Earn-Out Disbursements shall not exceed the Earn- Out Maximum Amount;
     (g) no Earn-Out Disbursement Request to be made in any Calendar Quarter may be made prior to Borrower’s delivery to Agent of the financial statements and other materials required to be delivered to Agent pursuant to Section 7.1(b) and (c) hereof with respect to the Calendar Quarter ending on such Testing Determination Date;
     (h) the first Earn-Out Disbursement Request may not be made prior to Borrower’s delivery to Agent of the financial statements and other materials required to be delivered to Agent pursuant to Section 7.1(b) and (c) hereof with respect to the Calendar Quarter ending on September 30, 2008;
     (i) Borrower may not request the final Earn-Out Disbursement, and the final Earn-Out Disbursement shall not be made, unless the Substantial Completion Date shall have occurred or will have occurred as of the date such final Earn-Out Disbursement is made; and
     (j) Borrower may not request, and no Earn-Out Disbursement shall be made, after the Calendar Quarter ending on December 31, 2009, and Lenders’ Commitment to make any unfunded Capital Improvement Disbursement shall terminate on December 31, 2009.
          SECTION 3.2. Earn-Out Disbursement Conditions. Without limiting the other provisions of this Article III, Borrower’s right to each Earn-Out Disbursement is subject to all of the following conditions being satisfied to the satisfaction of, or waived by, Agent with respect to each requested Earn-Out Disbursement:
          (a) Borrower shall submit to Agent a written request ten (10) Business Days prior to the date proposed for each Earn-Out Disbursement in the form attached hereto as Exhibit J (the “Earn-Out Disbursement Request”), setting forth, among other things, Borrower’s calculation of the excess of product of (x) the Net Operating Income for the twelve (12) calendar month period ending on the Testing Determination Date of the Calendar Quarter immediately preceding the Calendar Quarter in which such Earn-Out Disbursement Request multiplied by (y) 7.5, over (b) the outstanding principal amount of the Loan as of the date of such Earn-Out Disbursement Request;
          (b) Borrower shall submit to Agent (i) a summary of the Hard Costs and Soft Costs as set forth in Exhibit J attached hereto and (ii) evidence satisfactory to Agent that the Required Improvements (or portion thereof) for which the Total Paid Amount set forth in
Borrower’s Earn-Out Disbursement Request has been paid shall have been completed or materials supplied and incorporated into or attached to the Premises, in each case in accordance with this Loan Agreement, which evidence shall have been verified by the Construction
Consultant at Agent’s request;
          (c) Borrower shall submit to Agent lien waivers from all Contractors that performed the work or supplied materials on account of the Required Improvements (or portion thereof) for which the Total Paid Amount set forth in Borrower’s Earn-Out Disbursement Request has been paid, which lien waivers shall be final if a Contractor’s work is completed or partial if its work is only partially completed and shall otherwise be in form and content reasonably acceptable to Agent, and other evidence reasonably satisfactory to Agent that Property Owner funded and fully paid for the costs of all work and materials on account of the Required Improvements (or portion thereof) for which the Total Paid Amount set forth in Borrower’s Earn-Out Disbursement Request has been paid, which evidence shall have been verified by the Construction Consultant at Agent’s request;
          (d) All Construction Permits required to perform the Required Improvements (or portion thereof) for which the Total Paid Amount set forth in Borrower’s Earn-Out Disbursement

Request has been paid shall have been obtained by Borrower or Property Owner and copies thereof delivered to Agent;
          (e) Borrower shall submit to Agent a list of all Work Changes to date, together with a statement by Borrower that copies of the same have been submitted to Agent, and a list of all contemplated Major Work Changes;
          (f) If any Construction Consultant Report, reconciliation, accounting of expenditures or survey inspection or update was ordered by Agent, Agent shall have received same and the results shall be reasonably satisfactory to Agent;
          (g) If requested by Agent, Agent shall have received copies of all Plans, Construction Documents and all amendments to any Plans or Construction Documents pertinent to the Required Improvements (or portion thereof) for which the Total Paid Amount set forth in Borrower’s Earn-Out Disbursement Request has been paid;
          (h) Agent shall have received a Contractor Will-Serve Agreement executed by each Contractor under each Major Construction Contract;
          (i) No First Tier Default or Event of Default shall have occurred and then be continuing as of the date of the making of such Earn-out Disbursement and immediately after giving effect thereto;
          (j) The representations and warranties set forth in Section 5.35 hereof are true as of the date of the making of such Earn-out Disbursement and immediately after giving effect thereto;
          (k) No Cash Sweep Condition shall have existed as of the Testing Determination Date occurring immediately prior to the making of such Earn-Out Disbursement, which determination shall be re-calculated by adding the amount of such Earn-Out Disbursement to the outstanding principal balance of the Loan as of such Testing Determination Date;
          (1) Borrower shall provide to Agent, concurrently with the Earn-out Disbursement Request, a title report for the Premises which shall show all new matters, if any, affecting title to the Premises, and, with respect to the final Earn-out Disbursement if any Required Improvements are of the kind that would be shown on the survey, any new survey exceptions, as of the date of such request since the previous Earn-out Disbursement or, with respect to the first Earn-out Disbursement, the Closing Date; and
          (m) Agent shall have received a Title Continuation, dated the date of the making of such Earn-out Disbursement, at or prior to the making of such Earn-out Disbursement.

          SECTION 3.3. Defaults. The making of any Earn-Out Disbursement shall not be deemed to constitute a representation by Agent or any Lender that no Default, Event of Default or Cash Sweep Condition has occurred and/or is continuing or a waiver of any Default, Event of Default or Cash Sweep Condition or any right or remedy resulting therefrom.
ARTICLE IV
CONDITIONS PRECEDENT TO THE
EFFECTIVENESS OF THIS LOAN AGREEMENT
          This Loan Agreement shall not be effective until the following conditions shall have been satisfied, except to the extent that Agent may elect (which election may be made without written or express notice of such waiver) to waive any such conditions:
          SECTION 4.1. Representations and Warranties. The representations and warranties made by Borrower, Property Owner and Guarantor in the Loan Documents and in any certificate, document, or financial or other statement furnished by Borrower, Property Owner or Guarantor pursuant to or in connection therewith, shall be true and correct in all material respects on and as of the Closing Date.
          SECTION 4.2. Representations and Warranties. Agent shall have received and approved in its sole and absolute discretion the following items and documents, duly executed by all parties thereto (including Agent, if applicable) and in recordable form where applicable:
     (a) this Loan Agreement, the Note and the other Loan Documents;
     (b) an Appraisal setting forth an Appraised Value for the “as is” condition of the Premises at Closing that is at least $46,150,000 and an Appraised Value for the “as completed” condition of the Premises assuming completion of the Required
Improvements that is at least $58,400,000;
     (c) the Title Insurance Policy;
     (d) the Survey;
     (e) unless such information is indicated on the Survey, a certificate from a licensed surveyor or an insurance broker as to whether the Premises or any portion thereof are located in a flood hazard plain as indicated on the maps of the Federal Emergency Management Agency;
     (f) the Environmental Report;
     (g) the Engineering Report;
     (h) a report from Agent’s insurance consultant as to the insurance maintained by Borrower and Property Owner, together with such documents with respect to the Insurance Policies, evidence that the Insurance Policies are in full force and effect and reflect that Agent and Lenders are properly endorsed in accordance with Schedule 7.11 hereof, and that the requirements set forth in Schedule 7.11 hereof are otherwise met, and evidence that the premiums for same paid in full;
     (i) an organizational chart of Borrower and Property Owner;
     (j) copies of (y) transaction authorizations executed by Borrower, Property Owner, Guarantor, and each member, partner or shareholder thereof, to the extent required by the organizational documents of Borrower, Property Owner and Guarantor, authorizing the execution, delivery and performance of the Loan Documents to which Borrower, Property Owner and Guarantor, respectively, is a party and (z) the organizational documents of Borrower, Property Owner and Guarantor;
     (k) a good standing certificate for Borrower, Property Owner and Guarantor issued by the Secretary of State of the state of their formation, and a good standing certificate for Property Owner issued by the Secretary of State of the state in which the Premises are located;
     (1) an incumbency certificate for Borrower and Property Owner executed by the secretary or other officer thereof or the managing member or general partner thereof;
     (m) an IRS form W-9 executed by Borrower, setting forth its tax identification number;
     (n) a copy of a valid driver’s license, passport or other government-issued identity card of each individual who executes the Loan Documents on behalf of Borrower, Property Owner and Guarantor, certified as true and correct by an attorney or notary public;
     (o) such financial and other information required by Agent with respect to the Premises, the other Collateral, Borrower, Property Owner and Guarantor and any Person that directly or indirectly holds any ownership interest therein, including financial statements for the Premises showing a Net Operating Income of at least $3,750,000 during the twelve (12) calendar month period set forth in the financial statements most recently delivered to Agent as of the Closing Date;
     (p) evidence of Borrower’s cash equity investment in the Premises, in an amount that is at least $17,200,000;
     (q) copies of the Management Agreement, Franchise Agreement, each Lease and Construction Contract that exists as of the Closing Date, all Operating Agreements and all other written agreements of Borrower and Property Owner, and other agreements by which the Premises is bound, that exist as of the Closing Date, all Permitted Encumbrances and Premises Documents and all other licenses, easements, plats and other agreements or instruments to which the Premises are subject;
     (r) evidence of payment of all real estate taxes, assessments, and payments in lieu of taxes with respect to the Premises;

     (s) copies of all certificates of occupancy, if any, and other required Operating Permits and all Construction Permits that exist as of the Closing Date;
     (t) evidence that the Premises complies with all zoning and building code requirements and that the uses thereof are permitted uses;
     (u) opinion(s) of counsel for Borrower, Property Owner and Guarantor with respect to their formation, the Loan Documents and such other matters required by Agent;
     (v) all Plans that exist as of the Closing Date and the Construction Budget; and
     (w) all other documents, instruments, agreements, instruments, certificates, reports, opinions and information (including estoppel certificates and non-disturbance and attornment agreements) as Agent or Agent’s Counsel may require.
          SECTION 4.3. Payment of Fees and Expenses. Agent shall have either received payment of all fees and expenses required to be paid at or prior to the funding of the Loan pursuant to the Loan Fee Letter, this Loan Agreement or the other Loan Documents or such fees and expenses shall be set forth on the settlement statement of the Title Company executed by Borrower as of the Closing Date for disbursement by the Title Company.
          SECTION 4.4. No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing.
          SECTION 4.5. No Casualty or Taking. No Casualty shall have occurred to any portion of the Premises. No Taking of any portion of the Premises or any modification, realignment or relocation of any streets or roadways abutting the Premises or denial of access to the Premises, from any point of access (public or private), shall have occurred or be threatened or pending. There is no material deferred maintenance for the Premises.
          SECTION 4.6. Adverse Conditions; Internal Approval. Agent shall be satisfied that (a) no material adverse change has occurred to the business, property (including the Premises and other Collateral) or other assets, operations, prospects or condition (financial or otherwise), taken as a whole, of Borrower, Property Owner or Guarantor since the date financial statements referred to above, and (b) there has been no material disruption or material adverse change in financial, banking or capital market conditions that could materially impair the sale or syndication of the Loan and that there has been no outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war, and shall have received all internal underwriting approvals to make the Loan and otherwise pertaining to Borrower, Property Owner, Guarantor and all other relevant parties.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
          To induce Lenders to make the Loan and Agent to enter into this Loan Agreement and to perform Lenders’ and Agent’s obligations hereunder, Borrower hereby represents and warrants to Agent and Lenders as follows as of the date hereof (which representations and warranties shall survive the execution and delivery of this Loan Agreement and the other Loan Documents, regardless of any investigation made by Agent or Lenders or on its or their behalf).
          SECTION 5.1. Due Organization. Borrower is a limited liability company and Property Owner is a limited liability company each duly organized and validly existing under the laws of the state of its formation, and Property Owner is duly qualified to do business in the State where the Premises are located. Each of Borrower and Property Owner has all necessary power and authority to own its properties and to conduct its business as presently conducted or proposed to be conducted and to enter into and perform its obligations under this Loan Agreement and the other Loan Documents to which it is a party, and all other agreements and instruments to be executed by Borrower or Property Owner in connection herewith and therewith. Attached to Borrower’s Certificate is an organizational chart of Borrower and Property Owner as of the Closing Date and the information shown thereon is true and correct.
          SECTION 5.2. Due Execution. This Loan Agreement and the other Loan Documents to which Borrower is a party have been duly executed and delivered, and all necessary actions have been taken to authorize Borrower to perform its obligations hereunder and thereunder. The Loan Documents to which Property Owner is a party have been duly executed and delivered, and all necessary actions have been taken to authorize Property Owner to perform its obligations thereunder.
          SECTION 5.3. Enforceability. This Loan Agreement and the other Loan Documents to which Borrower is a party constitute legal, valid and binding obligations of Borrower. The Loan Documents to which Property Owner is a party constitute legal, valid and binding obligations of Property Owner.
          SECTION 5.4. No Violation. The consummation of the transactions herein contemplated, the execution and delivery of this Loan Agreement, the other Loan Documents to which Borrower or Property Owner is a party, and all other agreements and instruments to be executed by Borrower or Property Owner in connection herewith and therewith, and the performance by Borrower and Property Owner of their respective obligations hereunder and thereunder, do not and will not (a) violate any Legal Requirement, (b) result in a breach of any of the terms, conditions or provisions of, or constitute a default under any mortgage, deed of trust, indenture, agreement, permit, franchise, license, note or instrument to which Borrower, Property Owner or any Affiliate of Borrower or Property Owner is a party or by which it or any of its properties is bound, (c) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the assets of Borrower, Property Owner or any Affiliate of Borrower or Property Owner (except as contemplated by this Loan Agreement and by the other Loan Documents), or (d) violate any provision of the operating agreements or other organizational documents of Property Owner or Borrower. Neither Borrower nor Property

Owner is in default with respect to any Legal Requirement relating to its formation or organization.
          SECTION 5.5. No Litigation. Other than “slip-and-fall” and other routine claims ordinarily made in the normal course of operating the Premises which, if adversely determined, would reasonably likely have no Material Adverse Effect and are covered by Borrower’s or Property Owner’s insurance and with respect to which the insurer has not denied coverage or refused to defend and immaterial contract disputes involving Property Owner and its contractors or service suppliers ordinarily made in the normal course of operating the Premises which, if adversely determined, would reasonably likely have no Material Adverse Effect, and further except as set forth on Schedule 5.5 attached hereto or in Guarantor’s most recent 10-Q filing with the Securities and Exchange Commission, there are no actions, suits or proceedings at law or in equity or before or instituted by any Governmental Authority pending or, to Borrower’s knowledge, threatened against Borrower, Property Owner, the Premises, the Collateral or any part thereof (including any condemnation or eminent domain proceeding against the Premises, or any part thereof), or, to the extent same would have a Material Adverse Effect, Guarantor.
          SECTION 5.6. No Default or Event of Default. No Default or Event of Default has occurred and is continuing.
          SECTION 5.7. Offsets, Defenses, Etc. Borrower has no offsets, defenses or counterclaims against its obligations under the Loan Documents. Property Owner has no offsets, defenses or counterclaims against its obligations under the Loan Documents.
          SECTION 5.8. Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, or other actions with respect to or by, any Governmental Authorities or any party to any Permitted Encumbrance that are required in connection with the valid execution, delivery and performance by Borrower and Property Owner of the Loan Documents to be executed by Borrower or Property Owner, and the assignment and grant of security interests in liens in all agreements of Borrower and Property Owner and all other Collateral, have been obtained and are in full force and effect.
          SECTION 5.9. Financial Statements and Other Information. All statements of financial condition and related schedules of Borrower, Property Owner and Guarantor heretofore delivered to Agent are true, correct and complete in all material respects, fairly present the financial conditions of the subjects thereof as of the respective dates thereof, and without limiting the foregoing, reflect all direct and contingent liabilities of Borrower, Property Owner and Guarantor, and have been prepared in accordance with Applicable Accounting Standards or such other standards as are satisfactory to Agent. Title to all assets listed in such statements and schedules of Borrower and Property Owner are held solely in the name of Borrower and Property Owner, respectively, and no other Person has an interest therein. No material adverse change has occurred in the financial conditions reflected in the most recent of the aforesaid statements of financial condition and related schedules since the respective dates thereof. Neither the aforesaid statements of financial condition and related schedules nor any certificate, statement, document or information furnished to Agent, the Construction Consultant, Agent’s Counsel or to any other Person at the request of Agent by or on behalf of Borrower, Property Owner, Guarantor or any Affiliate of the foregoing in connection with or related to the transactions contemplated hereby, nor any representation nor warranty in this Loan Agreement or any other Loan Document, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading in any material respect.
          SECTION 5.10. Full Disclosure. There is no material fact known to Borrower, Property Owner or Guarantor pertaining to Borrower, Property Owner, Guarantor, the Premises, the Collateral or the Required Improvements that Borrower has not disclosed to Agent that would or is reasonably likely to have a Material Adverse Effect.
          SECTION 5.11. Accounts. All accounts of Borrower and Property Owner or Property Manager held on behalf of or for the benefit of Borrower or Property Owner which are required to be established pursuant to this Loan Agreement or any other Loan Document and which are not held at Agent, including the account number of each Account and the name and address of the financial institution at which each Account is held, are as set forth on Schedule 5.11 attached hereto. Neither Borrower nor Property Owner has any other accounts except those held at Agent and those set forth on said schedule.
          SECTION 5.12. Indebtedness. Neither Borrower nor Property Owner is currently indebted or in contract for any Indebtedness, and is not otherwise liable in respect of any Indebtedness, other than Permitted Indebtedness and is not holding out its credit as being available to satisfy the obligations of any other Person (except pursuant to the Loan Documents).
          SECTION 5.13. Insurance Policies. The Insurance Policies required to be maintained pursuant to this Loan Agreement are in full force and effect and reflect that Agent and Lenders are properly endorsed in accordance with Schedule 7.11 hereof. Such Insurance Policies satisfy the requirements set forth in Schedule 7.11 hereof and the premiums for the Insurance Policies have been paid in full.
          SECTION 5.14. Availability of Utilities and Access. Except as shown on the Survey, and except to the extent same would not result in a Material Adverse Effect, all utility services and facilities necessary for the current operation, use and occupancy of the Premises, the construction of the Required Improvements and, upon Substantial Completion of the Required Improvements, the operation, use and occupancy of the Required Improvements for their intended purposes in accordance with this Loan Agreement, are available at the boundaries of the Premises, including water supply, storm and sanitary sewer facilities, gas and electric and telephone facilities. The Premises has physical access to and from at least one public road, either directly or through valid easements benefiting the Premises.
          SECTION 5.15. No Liens on Ownership Interests. As of the Closing Date, there exists no Lien on any direct equity or beneficial interest in Borrower or Property Owner other than any Lien which would be permitted hereunder.
          SECTION 5.16. Compliance with Legal Requirements. The Legal Requirements, including zoning ordinances and regulations, permit (a) the existing operation, use and occupancy of the Premises, (b) the construction of the Required Improvements to be completed in accordance with this Loan Agreement, (c) upon completion of construction, the Required Improvements to be operated, used and occupied for the same purposes and in the same manner as are currently being made at the Premises and (d) the Premises to be restored and such operations, uses and occupancy to be continued following a Casualty, without need of any variance, special use permit or similar exception. All Operating Permits for the existing operation, use and occupancy of the Premises, and, to the extent required to have been obtained on or prior to the Closing Date, all Construction Permits and Operating Permits for the construction, ownership and operation of the Required Improvements, have been obtained and are in full force and effect and all conditions to the continued effectiveness of such permits have been fully satisfied. To the knowledge of Borrower, there are no pending or threatened in writing actions, suits or proceedings to revoke, attach, invalidate, rescind or modify the ordinances and regulations currently in effect and to which the Premises are subject, any of the Construction Permits or any of the Operating Permits, as currently existing and as contemplated to exist upon completion of construction in accordance with the Plans. The Premises and the existing operations, uses and occupancy thereof comply in all material respects with all Legal Requirements, including all applicable zoning ordinances and regulations and building codes.
          SECTION 5.17. Certain Agreements. The Construction Contracts heretofore executed by, or assigned to and assumed by, Property Owner, the Property Management Agreement, the Franchise Agreement, the Premises Documents and the Material Operating Agreements are in full force and effect, not having been amended, modified, terminated, assigned or otherwise changed, or the provisions thereof waived, except as permitted under this Loan Agreement. Borrower has delivered to Agent true, correct and complete copies of said agreements, and all unrecorded Permitted Encumbrances and all Material Operating Agreements. No default or failure of performance in any material respect by Property Owner exists under any Construction Document, the Property Management Agreement, the Franchise Agreement, any Material Operating Agreement, any Premises Document or any Permitted Encumbrance, and each of said documents is in full force and effect. To Borrower’s knowledge, and except to the extent the same would not, and would not reasonably be likely to, result in a Material Adverse Effect, there are no offsets, claims or defenses to the enforcement by Property Owner of any of the foregoing agreements presently outstanding and neither Borrower nor Property Owner has received a notice of default under any such agreement. None of the foregoing agreements contains any option to purchase or right of first refusal to purchase the Mortgaged Property or any part thereof. To Borrower’s knowledge, no default exists, and no grounds for termination, by Property Owner or any other party to any Construction Document, the Property Management Agreement, the Franchise Agreement, any Premises Document or any Material Operating Agreement exists and no event exists which, with the giving of notice or passage of any cure period, or both, would constitute a material default thereunder or give rise to any right of any party thereto to terminate same. To Borrower’s knowledge, there are no offsets, claims or defenses to the enforcement by Property Owner of any of the foregoing agreements. The Property Management Agreement represents the entire agreement between Property Owner and Property Manager with respect to the management of the Premises, and there are no other agreements or representations, written or oral, between Property Owner and Property Manager. The Franchise Agreement represents the entire agreement between Property Owner and Franchisor with respect to the licensing of the Premise, and there are no other agreements or representations, written or oral, between Property Owner and Franchisor.

          SECTION 5.18. Plans; Construction. The Plans and Required Improvements have been approved, or, if not approved as of the date hereof, will be approved when necessary, to the extent required by applicable Legal Requirements by all Governmental Authorities. To the extent consent is required by any Permitted Encumbrance, any Lease, the Property Management Agreement or the Franchise Agreement, the Plans and Required Improvements have been approved, or, if not approved as of the date hereof, will be approved when necessary, by the parties to the foregoing agreements.
          SECTION 5.19. Security Documents. The provisions of each Security Document are effective to create, in favor of Agent for the benefit of itself and Lenders, a legal, valid and enforceable Lien on or security interest in all of the collateral described therein, and when the appropriate recordings and filings have been effected in public offices, each of the Security Documents will constitute a perfected Lien on and security interest in all right, title, estate arid interest in the collateral described therein (other than the Operating Account), prior and superior to all other Liens, except as permitted under the Loan Documents.
          SECTION 5.20. Casualty and Taking. To Borrower’s knowledge, no Casualty has occurred to any portion of the Premises which has not been fully restored. No Taking of any portion of the Premises, or modification, realignment or relocation of any streets or roadways abutting the Premises or denial of access to the Premises from any point of access (public or private), has occurred or, to Borrower’s knowledge, is threatened in writing or pending.
          SECTION 5.21. Brokerage. Neither Borrower, Property Owner, Guarantor nor any Affiliate thereof has dealt with any brokers or “finders” in connection with the Loan, and no brokerage or “finders” fees or commissions are payable by any of such Persons in connection with the Loan.
          SECTION 5.22. Encroachments. Other than as disclosed on the Survey, the Premises do not encroach, and when the Required Improvements are constructed, will not encroach, upon any building line, setback line, side yard line, any Permitted Encumbrance or any other recorded easement or any visible easement or other easement of which Borrower is aware or has reason to believe may exist, except in the case of immaterial encroachments which are permitted pursuant to the Permitted Encumbrances currently in effect, or encroach over any property line of the Land.
          SECTION 5.23. Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445 or 7701 of the IRC.
          SECTION 5.24. Control Person. Borrower is not, and no Person having “control” (as that term is defined in 12 U.S.C. § 375b or in regulations promulgated pursuant thereto) of Borrower is, an “executive officer,” “director,” or “person who directly or indirectly or in concert with one or more persons, owns, controls, or has the power to vote more than ten percent (10%) of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375b or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a subsidiary, or of any other subsidiary of a bank holding company of which any Lender is a subsidiary.

          SECTION 5.25. Government Regulation. Borrower is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purpose of “purchasing or carrying any margin stock,” within the meaning of Regulation U of the Board of Governors. No portion of the assets of Borrower consists of any such margin stock, and no part of the proceeds of the Loan shall be used to purchase or carry any such margin stock within the meaning of said regulation or to extend credit to others for such purpose.
          SECTION 5.26. ERISA. None of the assets of Borrower or Property Owner constitute or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. § 2510.3-101; and neither Borrower nor Property Owner is or will be a “governmental plan” within the meaning of § 3(3) of ERISA. Neither Borrower nor Property Owner has any current obligation, contingent or otherwise, with respect to any Pension Plan, Multiemployer Plan or other employee benefit plan within the meaning of § 3(3) of ERISA. Each employee benefit plan of Borrower and Property Owner that is intended to qualify under § 401 of the IRC does so qualify, and any trust created thereunder is exempt from tax under the provisions of § 401 of the IRC. Each Pension Plan is in compliance in all material respects with all applicable provisions of ERISA, the IRC and other requirements of applicable law. There has been no, nor is there reasonably expected to occur any, ERISA Event. No Pension Plan has any unfunded pension liability. To the knowledge of Borrower and Property Owner, neither Borrower, Property Owner nor any ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal as of the date hereof from any Multiemployer Plan that could reasonably be expected to, alone or in the aggregate, result in a material liability.
          SECTION 5.27. Labor Relations. Neither Borrower nor Property Owner is a party to any collective bargaining agreement, noting, however, for purposes of clarification, that Property Manager is a party to that certain Collective Bargaining Agreement dated as of June 5, 2007 with UNITE HERE with respect to the Premises. There are, to Borrower’s knowledge, no material grievances, disputes or controversies with any union at the Premises, including employees of Borrower or Property Owner, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.
          SECTION 5.28. Name; Principal Place of Business. Except as provided in the Franchise Agreement, Borrower does not use any trade name and has not done business under any name other than Borrower’s actual name set forth herein. The principal place of business and chief executive office of Borrower is, as of the Closing Date, as stated in the first paragraph of this Loan Agreement. Except as provided in the Franchise Agreement, Property Owner does not use any trade name and has not done business under any name other than Property Owner’s actual name set forth herein (provided that certain Operating Agreements and Operating Permits of Property Owner may be in the name of the hotel of the Premises). The principal place of business and chief executive office of Property Owner is, as of the Closing Date, the principal place of business and chief execute office of Borrower as stated in the first paragraph of this Loan Agreement.
          SECTION 5.29. Intellectual Property. Except as provided in the Franchise Agreement, as of the date hereof, the name for the Premises used by Borrower and Property

Owner in their marketing material is not a registered trademark. Borrower shall notify Agent of any trademark owned by Borrower or Property Owner. Agent may make any filing, at Borrower’s sole cost and expense, with the United States Patent and Trademark Office or otherwise in order to obtain and perfect a security interest in such trademarks owned by Borrower or Property Owner. There exists no claim by any Person that contests or questions Borrower’s or Property Owner’s right to use all applicable patents, trademarks, copyrights, technology, know-how and processes necessary for the conduct of the business and the operation of the Premises substantially in the manner as contemplated to be conducted and operated. There are no claims against Borrower or Property Owner, and to Borrower’s knowledge, there is no infringement of the rights of any Person by Borrower or Property Owner, arising from the use of such patents, trademarks, copyrights, technology, know-how and processes by Borrower or Property Owner. To Borrower’s knowledge, there is no infringement by any third party on any rights of Borrower or Property Owner in any of its intellectual property. No name or logo used in connection with the Premises or any part thereof or business therein is a registered tradename or trademark, other than tradenames or trademarks registered by Borrower or Property Owner and other than those provided in the Franchise Agreement or other license agreement to which Borrower or Property Owner is a party.
          SECTION 5.30. Flood Zone. Other than as disclosed on the Survey or in any flood hazard certificate delivered to Agent, neither the Premises nor any portion thereof is located within an area that has been designated or identified as an area having special flood hazards by the Secretary of Housing and Urban Development or by such other official as shall from time to time be authorized by federal or state law to make such designation pursuant to the National Flood Insurance Act of 1968, as such act may from time to time be amended, or pursuant to any other national, state, county or city program of flood control.
          SECTION 5.31. Condition of Property. Except as set forth in the Engineering Report, the Improvements and Personal Property forming apart of the Premises are in good condition and repair in all material respects. Except as set forth in the Engineering Report, there is no patent or, to the Borrower’s knowledge, latent, structural or other significant defect or deficiency in the Improvements or Personal Property.
          SECTION 5.32. Taxes. All tax returns required to be filed by Borrower and Property Owner in any jurisdiction as of the date hereof have been filed and all taxes, assessments, fees, and other governmental charges upon Borrower and Property Owner or upon any of their respective assets, income or franchises have been paid that are required to be paid prior to the time that the non-payment of such taxes could give rise to a lien (other than a lien not yet due and payable for which Property Owner has reserved the allocable amount thereof over the applicable tax period) on any asset of Borrower or Property Owner, unless such tax, assessment, fee or charge is being contested in accordance with Section 6.8 hereof. To Borrower’s knowledge, there is no material proposed tax assessment against the Premises or any basis for such assessment which is material and not being contested in good faith by Borrower or Property Owner through appropriate proceedings after the establishment of appropriate reserves therefor with Agent’s approval. The Land is separately assessed from all other adjacent land for purposes of real estate taxes, and for all purposes may be dealt with as an independent parcel.

          SECTION 5.33. Adverse Contracts. Neither Borrower nor Property Owner is a party to any contract or agreement, or subject to any charter or other restriction, which materially and adversely affects its business, including the operation, use and marketing of the Premises in accordance with the standards required pursuant to Section 7.2 hereof, property, assets, operations, condition (financial or otherwise) taken as a whole, or its ability to perform its obligations under this Loan Agreement or any of the other Loan Documents.
          SECTION 5.34. Adverse Claims. To Borrower’s knowledge, there are no adverse claims to the title of Borrower or Property Owner in and to the Mortgaged Property, the other Collateral, or any rights of Borrower or Property Owner appurtenant thereto.
          SECTION 5.35. Creditworthiness. Both before and immediately after entering into each of the Loan Documents to which they are a party, Borrower, Property Owner and Guarantor are each able to pay its debts and other obligations when due and has a positive net worth. For the purpose of Borrower’s remaking representations and warranties hereunder in connection with each Earn-Out Disbursement, this representation shall be deemed also to state that, both before and immediately after each Earn-Out Disbursement, as applicable, Borrower, Property Owner and Guarantor are each able to pay their respective debts and other obligations when due and has a positive net worth.
          SECTION 5.36. Patriot Act. None of Property Owner, Borrower, Guarantor nor, to Borrower’s knowledge, any owner of a direct or indirect interest in Guarantor (a) is listed on any Government Lists, (b) is a Person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (c) has been previously indicted for or convicted of any Patriot Act Offense (and, with respect to Borrower, Property Owner and Guarantor only, no felony involving a crime or crimes of moral turpitude) or (d) with respect to Borrower, Property Owner and Guarantor only, is currently under investigation by any governmental authority for alleged criminal activity.
          SECTION 5.37. Leases. Borrower has delivered to Agent true, correct and complete copies of all Major Leases and, as of the Closing Date, all Leases in effect as of the Closing Date. As of the Closing Date, there are no Leases with respect to the Premises other than the Leases delivered to Agent in connection with the closing of the Loan. Except as Borrower has otherwise notified Agent in writing, (a) each Major Lease is in full force and effect; (b) all Rents due and payable under the Major Leases have been paid and no portion of any Rent has been paid for any period more than thirty (30) days in advance; (c) there is no claim or basis for a claim by any Lessee under any Major Lease for an adjustment to such fixed rent; (d) no Lessee under a Major Lease has made any claim in writing against Property Owner or Property Manager which remains outstanding that Property Owner or Property Manager is in default under its applicable Lease; (e) no material default has occurred by Property Owner or, to Borrower’s knowledge, any Lessee under any Major Lease, and no event which, with the giving of notice or passage of time, or both, would constitute a material default by Property Owner or, to Borrower’s knowledge, any Lessee under any Major Lease, has occurred; (f) each Major Lease is the valid, binding and enforceable obligation of Property Owner; (g) each Lease is subordinate to the Mortgage and the other Loan Documents; (h) all Security Deposits under the

Major Leases are held pursuant to Section 2.18 hereof, and Property Owner is in compliance with all Legal Requirements with respect to all Security Deposits; (i) no use restriction contained in any Lease, Permitted Encumbrance or Premises Document is violated by any use permitted under any other Lease, any Permitted Encumbrance or any Premises Document; (j) no Lease contains any option to purchase or right of first refusal to purchase the Premises or any part thereof; (k) to Borrower’s knowledge, the Lessees under the Major Leases are in occupancy of the premises leased under their Major Leases; and (1) to Borrower’s knowledge, no Lessee under any Major Lease has (i) consented to the appointment of a conservator, receiver, trustee, custodian or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to it or of or relating to all, or substantially all, of its property, or for the winding-up or liquidation of its affairs, (ii) admitted in writing its inability to pay its debts generally as they become due, (iii) filed a petition, or otherwise instituted, or consented to the institution against it of, proceedings to take advantage of any law relating to bankruptcy, insolvency or reorganization or the relief of debtors, (iv) made an assignment for the benefit of its creditors or (v) suspended payment of its obligations.
          SECTION 5.38. Notices to Contractors. To the extent that Borrower has been required to do so by any party to a Construction Document, Operating Agreement, the Premises Documents or any other agreement entered into by Borrower or Property Owner or affecting the Premises, Borrower or Property Owner, as applicable, has notified such Person of the Loan and has delivered to such Person such information as Borrower or Property Owner is required to provide with respect to the Loan.
          SECTION 5.39. Special Purpose Entity. Each of Property Owner and Borrower is a Special Purpose Bankruptcy Remote Entity.
ARTICLE VI
CONSTRUCTION RELATED COVENANTS FOR THE REQUIRED IMPROVEMENTS
          SECTION 6.1. Construction of Required Improvements. Borrower shall cause:
          (a) the Required Improvements to be constructed, equipped and completed in a good and workmanlike manner and substantially in accordance with the Plans, the Construction Contracts, the Permitted Encumbrances, the Premises Documents, the Leases, the Property Management Agreement, the Franchise Agreement, the Construction Permits and all Legal Requirements;
          (b) the construction of the Required Improvements to be prosecuted to completion with diligence and continuity (subject to Unavoidable Delays), free and clear of Liens or claims for materials supplied or for labor or services performed in connection with the construction of the Required Improvements (subject to the right of Borrower to contest and bond such Liens as provided herein);
          (c) the Substantial Completion Date to occur on or before the Outside Completion Date (regardless of Unavoidable Delays); and

          (d) Property Owner to use good faith efforts to cause the cost of each component of the construction of the Required Improvements to be in accordance with the Construction Budget.
          SECTION 6.2. Intentionally Omitted.
          SECTION 6.3. Revised Construction Budget. No amendments, modifications or supplements of, or reallocations of any line items within, the Construction Budget shall be made without Agent’s prior consent, not to be unreasonably withheld provided no Event of Default then exists, other than Permitted Construction Budget Franchisor Items and Permitted Construction Budget Reallocations.
          SECTION 6.4. Copies of Changes; Reports. Borrower shall provide to Agent and the Construction Consultant copies of all Major Work Changes, and a list of all Work Changes, within fifteen (15) days after same are entered into or approved. From time to time, at Borrower’s sole cost and expense, Agent may require and Borrower shall promptly deliver to Agent a survey inspection and update of the Survey if the Required Improvements or their performance causes a change to the Premises that would be shown on a Survey, a statement by Borrower of the progress of the Required Improvements through the date of any Earn-Out Disbursement Request and a reconciliation cost of the construction of the Required Improvements with the Construction Budget through such date, and an accounting from Borrower of all expenditures for costs shown on the Construction Budget as having been incurred prior to the date of any Earn-Out Disbursement. Additionally, from time to time, at Borrower’s sole cost and expense, Agent may obtain a Construction Consultant Report. Borrower shall cooperate with Agent and the Construction Consultant in delivering any other reports relating to the Required Improvements as Agent may reasonably request.
          SECTION 6.5. Work Changes. Borrower shall not, and shall not permit Property Owner to, request, initiate, agree to, accept, cause or suffer any Work Change (each a “Major Work Change”):
     (a) which would result, individually or collectively, with all other Work Changes not theretofore approved by Agent, in an increase in the cost of the work contemplated in any line item of the Construction Budget by more than the greater of (i) ten percent (10)% of the total amount of such line item or (ii) $50,000;
     (b) which would, or is reasonably likely to, lengthen the time of performance of any party to any Construction Document if such Work Change would extend Substantial Completion past the Outside Completion Date;
     (c) which involve the use of materials, furniture, fixtures or equipment that will not be at least equal in quality to the materials, furniture, fixtures and equipment specified or required in the Plans or otherwise described in Exhibit G attached hereto;
     (d) which would materially modify the Plans or the Required Improvements described in Exhibit G attached hereto;

     (e) which would, or is reasonably likely to, result in the Premises not being in compliance with this Loan Agreement, the Permitted Encumbrances, the Premises Documents, the Leases, the Property Management Agreement, the Franchise Agreement, the Construction Permits or Legal Requirements; or
     (f) which would, or is reasonably likely to, otherwise materially and adversely affect the Premises;
unless in each case described in clauses (a) through (f) above either (i) Borrower shall have received the prior approval of Agent, which approval shall not be unreasonably withheld if the Work Change is requested by Franchisor and no Event of Default exists or (ii) the change is a Permitted Construction Budget Franchisor Item. Approval by Agent of any Work Change shall not obligate Agent to increase the Earn-Out Disbursement Maximum Amount, and shall not obligate Agent to make any Earn-Out Disbursement to the extent Agent would not otherwise be obligated pursuant to this Loan Agreement to make such Earn-Out Disbursement.
          SECTION 6.6. Correction of Work. Borrower shall, promptly after notice from the Construction Consultant or Agent, cause to be corrected any material defect in the Required Improvements or any material departure from the Plans or the Required Improvements described in Exhibit G attached hereto not approved by Agent to the extent any such approval is required pursuant to Section 6.5 hereof. Borrower agrees that the making of any Earn-Out Disbursement shall not constitute a waiver of Agent’s right to require compliance with this Section 6.6 with respect to any such defects or departures from the Plans.
          SECTION 6.7. Required Notices. Borrower shall give notice to Agent promptly after Borrower or Property Owner:
     (a) becomes aware of any unscheduled cessation of construction of the Required Improvements for a period in excess of ten (10) consecutive Business Days;
     (b) becomes aware of any condition which results in any delay which would reasonably be expected result in the Substantial Completion Date occurring after the Outside Completion Date; and
     (c) gives or receives any written notice pursuant to any Construction Document alleging that there has occurred a default or other failure by any party thereto in the fulfillment of such party’s obligations thereunder.
Each notice pursuant to this Section 6.7 shall be accompanied by a statement of Borrower setting forth details of the occurrence referred to therein (and, if Borrower or Property Owner has received or given a notice of default in connection therewith, the notice given Agent pursuant to this Section 6.7 shall be accompanied by such notice of default) and stating what action Borrower or Property Owner proposes to take with respect thereto.
          SECTION 6.8. No Encroachments. The Required Improvements shall be constructed entirely within the perimeter of the Land and shall not encroach upon or overhang (unless consented to in writing by the affected property owner) any easement (other than easements which do not prohibit the location of the applicable Required Improvement thereon), right-of-way or other real property of any other Person, and when erected shall be wholly within any building restriction lines, however established.
          SECTION 6.9. Copies of Documents; Final Survey. Borrower shall deliver to Agent a copy of each Construction Document entered into promptly after such document is entered into or approved by Property Owner. If the Required Improvements result in changes to the Premises that would be shown on a survey, Borrower shall deliver to Agent within thirty (30) days after the Substantial Completion Date an update of the Survey, dated no earlier than the Substantial Completion Date.
          SECTION 6.10. Cost Overruns. Borrower and Agent and/or Agent’s Construction Consultant shall meet periodically, but on no less than a calendar quarter basis, to review and evaluate the Required Improvements, the progress of construction, the Construction Budget and any uncovered Cost Overruns. A Cost Overrun shall occur if the total cost of the Required Improvement and the construction, installation and furnishing of same will, or is reasonably likely to, exceed the total amount of the Construction Budget then in effect, the amount of any such excess being the “Cost Overrun”.
ARTICLE VII
GENERAL AND OPERATIONAL COVENANTS
          SECTION 7.1. Financial Statements, Reports and Documents. Borrower shall deliver to Agent each of the following:
     (a) Annual Financial Statements. As soon as practicable and in any event within one hundred and twenty (120) days after the close of each fiscal year of Borrower, audited financial statements of Borrower and Property Owner during such period and the immediately preceding fiscal year to date, which shall include a detailed balance sheet, statement of operations (income and expenses), statement of cash flow, statement of changes in members’ or partners’ capital or shareholder’s equity, as applicable, contingent liability schedule, such statements to be in detail and presentation reasonably acceptable to Agent, prepared in accordance with Applicable Accounting Standards or such other standards as are satisfactory to Agent consistently applied for all periods, and audited by and accompanied by an opinion thereon by an independent certified public accounting firm selected by Borrower and reasonably acceptable to Agent, which audit shall be unqualified as to the scope of audit and state that such financial statements were prepared in accordance with Applicable Accounting Standards or such other standards as are satisfactory to Agent, and that the examination of such accounting firm in connection with such financial statements has been made in accordance with generally accepted auditing standards. Such financial statements shall also be certified by the chief executive, operating or financial officer of Borrower as being true, correct and complete and fairly presenting in all material respects the financial position of Borrower and Property Owner as of the respective dates thereof.
     (b) Quarterly Financial Statements. As soon as practicable and in any event within twenty-five (25) days after the end of each Calendar Quarter, unaudited financial statements of Borrower and Property Owner during such period, the trailing twelve (12) months, the fiscal year to date and the immediately preceding fiscal year to date, which shall include a detailed balance sheet, statement of operations (income and expenses), statement of cash flow, statement of changes in members’ or partners’ capital or shareholders’ equity, as applicable, contingent liability schedule, such financial statements to be in detail and presentation reasonably acceptable to Agent, prepared in accordance with Applicable Accounting Standards or such other standards as are satisfactory to Agent and certified by the chief executive, operating or financial officer of Borrower as being true, correct and complete and fairly presenting in all material respects the financial position of Borrower and Property Owner as of the respective dates thereof.
     (c) Quarterly Compliance Certificate. Within twenty-five (25) days after the end of each Calendar Quarter, a certificate executed by the chief executive, operating or financial officer of Borrower (in his or her capacity as such) stating that (i) a review of the activities of Borrower, Property Owner and the Premises during the period that is the subject of such financial statements has been made under his or her supervision,(ii) to the best of his or her knowledge and belief after reasonable and due investigation, there exists no Default or Event of Default as of the date of such certificate or, if any such event shall have occurred, specifying the nature and status thereof, (iii) certifying that neither Borrower nor Property Owner has received any written notice that any other party to the Property Management Agreement, Franchise Agreement or Interest Rate Protection Agreement has challenged or denied the validity or enforceability of any such agreement, any notice of termination or intent to terminate thereunder, or any notice alleging a default by Borrower or Property Owner thereunder, or, if any such event shall have occurred, specify the nature and status thereof, and (iv) certifying that there is no litigation, mediation or arbitration pending with respect to Borrower, Property Owner or the Premises or, if any such litigation, mediation, or arbitration is pending, specifying the nature and status thereof (other than “slip-and-fall” and other routine claims ordinarily made in the normal course of operating the Premises which, if adversely determined, would reasonably likely have no Material Adverse Effect and are covered by Borrower’s or Property Owner’s insurance and with respect to which the insurer has not denied coverage or refused to defend and immaterial contract disputes involving Property Owner and its contractors or service suppliers ordinarily made in the normal course of operating the Premises which, if adversely determined, would reasonably likely have no Material Adverse Effect), and setting forth (A) Borrower’s calculation of Gross Revenues, Expenses, Excess Cash Flow and the Debt Service Coverage Ratio, in each case for such Calendar Quarter, the fiscal year to date, the immediately preceding fiscal year to date, and the twelve (12) calendar months ending with the last calendar month in such Calendar Quarter, together with a pro forma calculation of the Excess Cash Flow during the succeeding Calendar Quarter, all in detail and presentation reasonably acceptable to Agent and (B) all Capital Expenditures and all FF&E Expenditures incurred or paid during such Calendar Quarter from the FF&E Reserve Account or otherwise during such Calendar Quarter and the fiscal year to date.

     (d) Monthly Reports.
(i)	As soon as practicable, and in any event within twenty-five (25) days after the end of each calendar month, unaudited financial statements of Borrower and Property Owner for such period, which shall include a detailed balance sheet, statement of operations (income and expenses), statement of cash flow, statement of changes in members’ or partners’ capital or shareholders’ equity, as applicable, contingent liability schedule, a calculation of Gross Revenues and Expenses during such period, the trailing twelve (12) months, the fiscal year to date and the immediately preceding fiscal year to date, a certificate specifying all Capital Expenditures and all FF&E Expenditures incurred or paid during such period, from the FF&E Reserve Account or otherwise, such statements to be in detail and presentation reasonably acceptable to Agent, prepared in accordance with Applicable Accounting Standards or such other standards as are satisfactory to Agent and certified by the chief executive, operating or financial officer of Borrower as being true, correct and complete and fairly presenting in all material respects the financial position of Borrower and Property Owner, together with (A) at Agent’s request, copies of invoices and canceled checks of Borrower or Property Owner evidencing payment of all invoices for all Capital Expenditures and FF&E Expenditures incurred or paid during such period from the FF&E Reserve Account, (B) STAR reports for the Premises period and (C) a monthly statement with respect to each Account from the financial institution holding such Account;

(ii)	As soon as practicable, and in any event within twenty-five (25) days after the end of each calendar month immediately following a Testing Determination Date as of which a Cash Sweep Condition shall exist, and on the twenty-fifth (25th) day following the end of each subsequent calendar month until a determination that the Cash Sweep Condition no longer exists for two (2) consecutive Testing Determination Dates, a calculation of Excess Cash Flow for such calendar month and the Debt Service Coverage Ratio for the twelve (12) calendar months ending with such Testing Determination Date, all in detail and presentation reasonably acceptable to Agent.
     (e) Annual Budgets. As soon as available and in any event within thirty (30) days prior to the end of each calendar year, (i) an annual operating budget for the Premises for the following calendar year in a form to be agreed to between Borrower and Agent and (ii) an annual FF&E/Capital Budget for the Premises for the following calendar year. Each such FF&E/Capital Budget shall require Agent’s approval as to form and substance, which approval shall not be unreasonably withheld. No FF&E/Capital Budget shall be amended without the prior approval of Agent, which approval shall not be unreasonably withheld provided no Event of Default exists, provided, however, that Permitted FF&E/Capital Budget Franchisor Items and Permitted FF&E/Capital Budget Reallocations shall not require Agent’s consent. In the event of any such Permitted FF&E/Capital Budget Franchisor Items and Permitted FF&E/Capital Budget Reallocations, Borrower shall promptly deliver to Agent a copy of the amended FF&E/Capital Budget (and shall in any case deliver same to Agent prior to requesting a disbursement from the FF&E Reserve Account against same).
     (f) Income Tax Returns. Within thirty (30) days after the filing thereof, true and correct copies of the federal income tax returns of Borrower and Property Owner, including all schedules, exhibits and attachments thereto or other documents filed together with such returns, unless Borrower and Property Owner are consolidated with a Public Company for federal income tax purposes and do not separately file federal income tax returns.
     (g) Notices by Governmental Authorities. Promptly upon Borrower’s or Property Owner’s receipt of same, true and complete copies of any official notice, claim or complaint by any Governmental Authority pertaining to Borrower, Property Owner, the Premises, the Required Improvements, the Collateral, Borrower’s or Property Owner’s rights under any Permitted Encumbrance or any license, permit or approval obtained by Borrower or Property Owner that would have a Material Adverse Effect, including any notice from a public authority concerning any tax or special assessment, or any notice of any alleged violation of any zoning ordinance, restrictive covenant, fire ordinance, building code provision, or other Legal Requirement and any notice of any Taking or other eminent domain action or proceeding affecting or threatened against any portion of the Premises.
     (h) Property Management Agreement and Franchise Agreement. Contemporaneous with Borrower’s or Property Owner’s receipt or giving of same, a copy of all material statements and reports provided to or by Borrower or Property Owner pursuant to the Property Management Agreement or Franchise Agreement and any notice of default or any other material notice or other material written communication given under, pursuant to or in connection with the Property Management Agreement or Franchise Agreement.
     (i) Notification by Borrower. The following notifications:
     (i) promptly upon Borrower’s learning thereof, any claim made in writing, litigation or proceeding (other than “slip-and-fall” and other routine claims ordinarily made in the normal course of operating the Premises which, if adversely determined, would reasonably likely have no Material Adverse Effect and are covered by Borrower’s or Property Owner’s insurance and with respect to which the insurer has not denied coverage or refused to defend and immaterial contract disputes involving Property Owner and its contractors or service suppliers ordinarily made in the normal course of operating the Premises which, if adversely determined, would reasonably likely have no Material Adverse Effect) against or any written demand for mediation or arbitration involving Borrower,

Property Owner, (to the extent it would have a Material Adverse Effect). Guarantor, the Premises, the Collateral, the Required Improvements, Borrower’s or Property Owner’s rights under any Permitted Encumbrance, or any license, permit or approval obtained by Borrower or Property Owner or the Liens securing the Obligations, including any challenge to or appeal of any Construction Permit, Operating Permit or zoning applicable to the Premises, specifying the nature and status thereof, and any material determinations in all such litigation, proceedings, mediations and arbitrations;
     (ii) promptly after Borrower obtains knowledge of the occurrence thereof, of any material and adverse change in any material fact or circumstance represented or warranted in this Loan Agreement or any of the other Loan Documents, and of any fact or circumstance which would reasonably be expected to materially and adversely interfere with the operation of the Premises, construction of the Required Improvements or the ownership of any of the Collateral;
     (iii) promptly upon the occurrence thereof, of any acceleration of any Indebtedness of Borrower or Property Owner;
     (iv) within five (5) Business Days after the occurrence thereof, of any name change or change in fiscal year for Borrower or Property Owner;
     (v) within thirty (30) Business Days after the occurrence thereof, a copy of any amendment to the operating agreements or any other organizational document, of Borrower or Property Owner, and promptly following Agent’s request, a list or organizational chart of the owners of direct or indirect beneficial and equitable interests in Borrower and Property Owner in the form attached to the Borrower’s Certificate (and excluding limited partners in Guarantor and shareholders of Interstate Hotels & Resorts, Inc.);
     (vi) promptly upon occurrence thereof, any breach, default or failure of performance by any party under, or any written notice that a party has challenged or denied the validity or enforceability of any Construction Document, any Permitted Encumbrance, any Premises Document, any Lease, any Material Operating Agreement, the Property Management Agreement or the Franchise Agreement, which breach, default, failure or notice has or would reasonably be expected to have a Material Adverse Effect;
     (vii) promptly, and in any case within one (1) Business Day after the occurrence thereof, any fire or other Casualty that would exceed the Casualty Proceeds Disbursement Threshold, and within three (3) Business Days after the occurrence thereof, Borrower shall provide Agent with a general description of the nature and extent of such Casualty and set forth Borrower’s good faith estimate of the cost of Restoration as of such date;

     (viii) promptly, and in any case within one (1) Business Day after the occurrence thereof, Borrower shall notify Agent of any Taking or the commencement of any proceedings or negotiations which might result in such a Taking, and within three (3) Business Days after the occurrence thereof, Borrower shall provide Agent with a general description of the nature and extent of such Taking or the nature of such proceedings or negotiations and the nature and extent of the Taking which would reasonably be expected to result therefrom; and
     (ix) (i) within ten (10) days after Borrower, Property Owner or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, written notice describing such event; (ii) within ten (10) days after Borrower, Property Owner or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under IRC Section 412 has been filed with respect to any Pension Plan or Multiemployer Plan, a written statement of Borrower describing such ERISA Event or waiver request and the action, if any, Borrower, Property Owner and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto; (iii) within thirty (30) days after Borrower, Property Owner or any ERISA Affiliate knows or has reason to know that there has been a material increase in the unfunded pension liability of any Pension Plan, notice of such occurrence; (iv) simultaneously with the date that Borrower, Property Owner or any ERISA Affiliate files a notice of intent to terminate any Pension Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice; and (v) within thirty (30) days after Borrower, Property Owner or any ERISA Affiliate adopts a new Pension Plan or becomes obligated to contribute to a Multiemployer Plan, written notice describing same.
     (j) Notice Regarding Contracts. Promptly following the occurrence thereof, notification of any material changes in any Material Operating Agreement to the extent same has or would reasonably be likely to have a Material Adverse Effect.
     (k) Estoppel Certificates. Within ten (10) Business Days after request therefor from Agent (which may be given not more than twice in any calendar year unless an Event of Default exists when such request is made), Borrower shall deliver to Agent a certificate executed by Borrower, stating the amount due under the Note and this Loan Agreement and to the effect that as of the date of such certificate no Event of Default or, to Borrower’s knowledge, Default has occurred and is continuing or, if so, describing in reasonable detail each such Default or Event of Default and the action, if any, taken or being taken to cure the same, the then-current Franchisor and Property Manager, the Property Management Agreement and Franchise Agreement and whether any have been modified (and if so, such modifications), the list of Loan Documents and whether any have been modified (and if so, such modifications), the Loan Documents are in full force and effect and binding upon Borrower and represent the entire agreement among Borrower, Property Owner, Guarantor, Agent and Lenders with respect to the Loan, Property Owner and Guarantor, the outstanding amount of the Loan, the date through which Interest has been paid, the maturity date of the Loan and whether

Borrower, Property Owner or Guarantor has, to Borrower’s knowledge, any offsets, defenses or counterclaims against Agent or Lenders with respect to the Loan (and if so, describing same).
     (l) Other Information. Promptly upon Agent’s request, such other information concerning the business, properties, or financial condition of Borrower, Property Owner and, unless Guarantor is a Public Company or a subsidiary of a Public Company and has its financial statements consolidated with those of such Public Company, Guarantor, including the performance of their obligations under the Loan Documents and the Required Improvements, as Agent shall reasonably request.
          SECTION 7.2. Management, Maintenance and Repairs.
          (a) The Premises shall at all times be managed directly and exclusively by a Property Manager under a Property Management Agreement, and be licensed by a Franchisor under a Franchise Agreement. Borrower shall not permit Property Owner to amend, modify or supplement in any material respect, terminate, cancel, consent to the assignment or surrender of, waive or release any material obligation of the Property Manager under, waive any material right of Property Owner under, or enter into any agreement in substitution of, the Property Management Agreement without Agent’s prior consent. Borrower shall not permit Property Owner to amend, modify or supplement in any material respect, terminate, cancel, consent to the assignment or surrender of, waive or release any material obligation of the Franchisor under, waive any material right of Property Owner under, or enter into any agreement in substitution of, the Franchise Agreement without Agent’s prior consent. Agent’s consent to the foregoing (other than terminations, assignments, surrenders and substitute agreements) shall not be unreasonably withheld
          (b) Borrower shall cause Property Owner to comply in all material respects with all of Property Owner’s covenants, obligations, agreements and undertakings under the Property Management Agreement and the Franchise Agreement. Borrower shall promptly (i) notify Agent, in writing, of any defaults by Franchisor or Property Manager after Borrower or Property Owner becomes aware of the same and (ii) deliver to Agent a copy of all termination notices, default notices, notices claiming any offset rights and all other material notices from Franchisor or Property Manager to Property Owner or from Property Owner to Franchisor or Property Manager. Borrower shall cause Property Owner to use commercially reasonable efforts to secure the performance of the obligations of the other parties to the Property Management Agreement and the Franchise Agreement and to enforce Property Owner’s rights thereunder. Borrower shall cause Property Owner to appear in and defend any action or proceeding arising under, occurring out of, or in any manner connected with, the Property Management Agreement or the Franchise Agreement or the obligations, duties, or liabilities of Property Owner or Property Manager or Franchisor thereunder. Borrower shall pay all costs and expenses of Agent, including reasonable attorneys’ fees, in any action or proceeding in which Agent may appear. In the event of a foreclosure of the Mortgage, sale by power of sale thereunder or a deed in lieu of foreclosure thereof, Agent shall have the right (i) to terminate or require that Borrower terminate, the Property Management Agreement and (ii) require Borrower upon such termination to cause Property Owner to engage a replacement property manager acceptable to Agent pursuant to a replacement property management agreement acceptable to Agent.

          (c) Borrower shall cause the Premises to be at all times open for business to the public (except for temporary closings due to renovations, Casualties, Takings or pursuant to governmental order; provided that (i) at all times during such temporary closing due to Casualty or a Taking Borrower shall diligently pursue the Restoration of the Premises in accordance with this Loan Agreement and maintain all insurance required by this Loan Agreement and (ii) no such temporary closing shall be deemed to waive, stay or otherwise limit any other Obligations), operated, maintained and managed materially in the manner and materially in accordance with the standards required pursuant to the Property Management Agreement, the Franchise Agreement and the Permitted Encumbrances, but in no event below Comparable Standards. Subject to the last sentence of Section 7.2(b) hereof, Borrower shall cause Property Owner to keep in effect at all times any contractual arrangements as may be necessary to meet the standard of operation described in the foregoing sentence or as may be required by Legal Requirements and Operating Permits. In furtherance of the foregoing, Borrower shall cause Property Owner to keep the Premises in good repair, working order and condition, so that the value of all or any portion of the Premises will not be diminished in any material respect thereby and shall supply the Premises and such property with all necessary supplies and equipment and promptly and diligently make or cause to be made all needful and proper repairs, renewals and replacements thereto whether interior or exterior, structural or non-structural, ordinary or extraordinary, or foreseen or unforeseen consistent with and in order to maintain the standards set forth above. All such repairs, renewals and replacements shall be at least equal in quality, value and class to that of the improvements which are the subject of such repairs, renewals and replacements. Without limiting the foregoing, Borrower shall not, and shall not permit Property Owner or Property Manager to, use or permit to be used any part of the Premises for any dangerous or noxious use or use that impairs the ability to use, operate, maintain and manage the Premises in accordance with this Section 7.2, or cause or permit to be maintained any nuisance in, at or on the Premises.
          (d) Borrower shall not, and shall not permit Property Owner to, commit or permit any waste (other than ordinary wear and tear and in connection with the construction of the Required Improvements) of or to the Premises or other improvements, structures and equipment thereon. Borrower shall promptly cause Property Owner to promptly, diligently and continuously restore, replace or rebuild or cause to be restored, replaced or rebuilt any part of and improvements, structures and equipment on the Premises damaged or destroyed by any Casualty (including any Casualty for which insurance was not obtained or obtainable) or which may be affected by any Taking, in accordance with the Loan Documents and the Permitted Encumbrances. Borrower shall promptly cause Property Owner to promptly replace, or caused to be replaced, any part of the Premises taken by theft to the extent necessary to comply with the provisions of this Section 7.2(d).
          SECTION 7.3. Inspection of Premises and Books and Records.
          (a) Borrower shall permit, and cause Property Owner to permit, Agent and the Construction Consultant, or designated representatives of either of them, to enter upon and inspect the Premises, or any part thereof, in an emergency, subject to reasonable safety rules with respect to inspections during emergencies, and at all other times during normal business hours and upon reasonable notice, with free access to inspect or examine the Premises, including the construction of the Required Improvements; provided, however, that such inspection or examination shall not unreasonably interfere with the operation of the Premises or unreasonably disturb the guests or tenants therein. At Borrower’s expense, Borrower shall permit, and cause Property Owner to permit, Agent and the Construction Consultant to review, inspect and examine the following:
               (i) all materials and shop drawings pertaining to the construction of the Required Improvements;
               (ii) any contracts, bills of sale, statements, receipts, books, vouchers and records, pertaining to the construction of the Required Improvements;
               (iii) all work done, labor performed or materials furnished in and about the Premises or (subject to the provisions of the Construction Contracts governing Property Owner’s access thereto) stored or otherwise located off-site in connection with the construction of the Required Improvements; and
               (iv) any other documents which are related to the construction of the Required Improvements.
To the extent not located on the Premises, upon request by Agent, Borrower shall make copies of make the materials referred to in clauses (i), (ii) and (iv) available to Agent and the Construction Consultant in New York, New York or in Arlington, Virginia.
          (b) Borrower, at its expense, promptly shall provide Agent and the Construction Consultant with copies of any of the drawings and other materials referred to in clauses (i), (ii) and (iv) of Section 7.3(a) hereof as Agent and the Construction Consultant may from time to time request. Borrower shall make its and Property Owner’s representatives available to meet with Agent or the Construction Consultant or any designated representative of either upon reasonable notice at the Premises, in New York, New York or in Arlington, Virginia, to discuss Borrower’s and Property Owner’s affairs, finances and accounts relating to the construction of the Required Improvements, and Borrower shall, and shall cause Property Owner to, cooperate, and take all reasonable steps to cause the Contractors to cooperate with Agent or the Construction Consultant or any designated representative of either with respect to the foregoing.
          (c) Agent shall have no duty to make any inspection nor shall Agent incur any liability or obligation for not making any such inspection or, once having undertaken any such inspection, for making the inspection, not making the same carefully or properly, or for not completing the same; nor shall the fact that such inspection may not have been made by Agent relieve Borrower of any obligations that it may otherwise have under the Loan Documents.
          (d) Borrower shall, and shall cause Property Owner to, at all times keep complete and accurate books, records and accounts of its transactions. At Borrower’s expense, Borrower shall, and shall cause Property Owner to, permit any representative of Agent, at all times during normal business hours upon reasonable notice, to examine and copy the books and records of Borrower and Property Owner, and all contracts, statements, invoices, bills, and claims for labor, materials, and services supplied for the construction, reconstruction, maintenance, operation and repair of the Premises; provided, however, that such inspection or examination shall not unreasonably interfere with the operation of the Premises or unreasonably disturb the guests or tenants therein.
          SECTION 7.4. Compliance with Legal, Insurance and Contractual Requirements.
          (a) Subject to Borrower’s right to contest as set forth in Section 7.8 hereof, Borrower, at its sole cost and expense, shall, and shall cause Property Owner to, comply and cause compliance of the Premises and the construction, use, occupancy, possession, operation, management, maintenance and ownership thereof, with all Legal Requirements and all Insurance Requirements, whether or not compliance therewith shall require changes in, or interfere with the use and enjoyment of, the Premises or any part thereof. Borrower shall, and shall cause Property Owner to, preserve and maintain all of their respective rights, privileges and Operating Permits necessary to operate the Premises in accordance with Section 7.2 hereof. Except for the gross negligence or international misconduct of Agent or any Lender, Agent and Lenders shall not have any obligation or responsibility whatsoever for any matter incident to the Premises, the construction of any part of the Required Improvements or the maintenance and operation of the Premises. Borrower agrees that all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, or other actions with respect to or by, any Governmental Authorities required for the construction of the Required Improvements, the operation and maintenance of the Premises and otherwise required in connection with the carrying out or performance of any of the transactions required or contemplated hereby or thereby (other than routine construction and occupancy permits which are not appropriate or necessary for the stages of construction in question) shall be obtained when required.
          (b) Borrower shall, and shall cause Property Owner to, comply in all material respects with all of their respective covenants, obligations, agreements and undertakings under each Construction Document, the Premises Documents, the Permitted Encumbrances, the Material Operating Agreements and each other agreement to which Borrower or Property Owner is a party, and make all reasonable efforts to secure the performance of the obligations of the other parties thereto in all material respects and to enforce its rights thereunder. Borrower shall, and shall cause Property Owner to, keep in full force and effect and not terminate, cancel, surrender, modify, amend or enter into any agreement in substitution for any Permitted Encumbrance, any Major Construction Document, any Premises Document or any Material Operating Agreement, in each case without the prior consent of Agent, other than any termination arising out of a default by the other party thereto and the termination thereof would be commercially reasonable and in the ordinary course of business (but excluding Premises Documents which benefit the Premises).
          (c) Borrower, at its sole cost and expense, shall, and shall cause Property Owner to, comply and cause compliance with all rights of way or use, declarations or transfers of air rights, other declarations, zoning lot development agreements, privileges, franchises, licenses, servitudes, easements and other encumbrances affecting or forming a part of the Mortgaged Property or any portion thereof, and all instruments creating or evidencing the same, in each case, to the extent compliance therewith is required of Borrower or Property Owner under the terms thereof. Borrower shall, and shall cause Property Owner to, not take any action which results in a forfeiture or termination of the rights afforded to Borrower or Property Owner under any such instruments. Borrower shall, and shall cause Property Owner to, make all reasonable efforts to secure the performance of the obligations of the grantors or other parties thereto and to enforce Borrower’s and Property Owner’s rights thereunder. Borrower shall, and shall cause Property Owner to, not, without the prior consent of Agent, modify, amend or enter into any agreement in substitution for any such instruments or to voluntarily grant any such new declarations, zoning lot development agreements, privileges, franchises, licenses, servitudes, easements or other encumbrance.
          SECTION 7.5. Appraisals. Agent shall be entitled to obtain, at Borrower’s expense, Appraisals or Appraisal Updates at Agent’s election at any time that an Event of Default has occurred and is continuing, in connection with the foreclosure of the Mortgage or the granting of a deed-in-lieu thereof or the exercise of other remedies against Borrower or Property Owner, and at any other time not more than once in any twelve (12) month period, or more frequently if required for regulatory purposes applicable to Agent or any Lender. Borrower shall, and shall cause Property Owner to, cooperate with Agent and any such appraiser and their agents and employees in connection with Appraisals and Appraisal Updates.
          SECTION 7.6. Payment of Impositions. Subject to Borrower’s right to contest in accordance as set forth in Section 7.8 hereof, Borrower shall, and shall cause Property Owner to, pay or cause to be paid all Impositions on or before the due date thereof and in any event before any fine, penalty, interest or cost may be added for non-payment. Borrower promptly shall deliver to Agent after payment of any Imposition and at other times, upon request, copies of official receipts or other evidence satisfactory to Agent evidencing the payment of the Impositions. Borrower shall not, and shall not permit Property Owner to, claim or demand or be entitled to any credit or credits on account of the Obligations for any Imposition or any part thereof and no deduction shall otherwise be made or claimed from the taxable value of the Mortgaged Property, the Collateral or any part thereof, by reason of the Mortgage or the Obligations.
          SECTION 7.7. Liens and Encumbrances; Ownership of Collateral. Borrower shall cause Property Owner at all times to be the absolute and sole owner of, and have good, legal and beneficial title to, the Premises in fee simple absolute. Borrower shall cause Property Owner at all times to be the sole and absolute owner of and have legal and beneficial title to the other Collateral, free and clear of any Lien (subject to the right to contest same herein) except the Permitted Encumbrances and the Loan Documents (except that Borrower shall at all times be the sole and absolute owner of and have legal and beneficial title to all Interest Rate Protection Agreements and other Collateral under the its Assignment of Agreements, free and clear of any Lien except the Permitted Encumbrances and the Loan Documents). In furtherance of the foregoing, Borrower shall not, and shall not permit Property Owner to, directly or indirectly create or permit or suffer to be created any Lien on Borrower’s or Property Owner’s interest in the Collateral or any part thereof, other than the Permitted Encumbrances and the Loan Documents, subject, however, with respect to Liens on the Collateral that are not voluntarily placed thereon by Borrower, Property Owner or any Affiliate thereof, Borrower’s right to contest same in accordance with Section 7.8 hereof. Borrower shall not suffer or permit any Lien on any direct equity or beneficial interest in Borrower or Property Owner.

          SECTION 7.8. Permitted Contests. After prior written notice to Agent and provided no Default or Event of Default shall have occurred and be continuing, Borrower, at its or Property Owner’s sole cost and expense, may contest, or cause Property Owner to contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity or application, in whole or in part, of any Imposition, Legal Requirement, Insurance Requirement or Liens on the Collateral that are not voluntarily placed thereon by Borrower, Property Owner or any Affiliate thereof and defer the payment thereof or compliance therewith, subject, however, to the following conditions:
     (a) in the case of an unpaid Imposition, such proceedings shall suspend the collection thereof from Borrower, Property Owner, Agent, Lenders and the Mortgaged Property and other Collateral;
     (b) neither the Mortgaged Property, the other Collateral, any Rents nor any part thereof or interest therein, in the reasonable judgment of Agent, would be in any danger of being sold, forfeited, terminated, canceled or lost in any respect;
     (c) in the case of a Legal Requirement, Borrower and Property Owner would not be in danger of criminal liability for failure to comply therewith and neither Agent nor any Lender would be in danger of any civil or criminal liability for failure to comply therewith;
     (d) Borrower shall have furnished such security, if any, as may be required in the proceedings or as may be reasonably requested by Agent to ensure the payment of any Imposition or Lien or the compliance with any Legal Requirement or Insurance Requirement, as the case may be, together with any interest or penalties which may become due in connection therewith, provided that no security shall be requested if it would be for less than $50,000;
     (e) in the case of a Lien, such Lien shall be bonded over or otherwise removed of record on or before the date which is sixty (60) days after Borrower or Property Owner receives written notice or otherwise learns of such Lien;
     (f) the non-payment of the whole or any part of any tax, assessment or charge during the pendency of any such action will not result in the delivery of a tax deed to the Mortgaged Property or any part thereof, because of such non-payment, and the non-payment of the whole or any part of such Lien shall not result in the foreclosure thereof, and no such tax deed shall be delivered or Lien shall be foreclosed;
     (g) the payment of any sums required to be paid under this Loan Agreement and the other Loan Documents (other than any unpaid Imposition or other amount at the time being contested in accordance with this Section 7.8) shall not be interfered with or otherwise affected;
     (h) in the case of any Insurance Requirement, the failure of Borrower or Property Owner to comply therewith shall not affect the validity or effectiveness of any insurance required to be maintained by Borrower under Section 7.11 hereof; and

     (i) Borrower complies and causes Property Owner to comply with any and all conditions or requirements set forth in any other agreement to which Borrower or Property Owner is a party or pursuant to which the Premises is bound with respect to such contest to the extent non-compliance therewith has or would reasonably likely to have a Material Adverse Effect;
provided, that, the conditions set forth in clauses (a), (c), (d), (e) and (g) shall not be conditions to a permitted contest pursuant to this Section 7.8 if Borrower or Property Owner pays and otherwise complies with such Imposition, Legal Requirement or Insurance Requirement or pays or bonds over such Lien.
          SECTION 7.9. Alterations. Borrower shall cause all alterations of the Premises to be done in a good and workmanlike manner and shall be completed materially in accordance with all Legal Requirements and free and clear of Liens or claims for materials supplied or for labor or services performed in connection with such repairs and alterations or otherwise (subject to Borrower’s rights to contest same pursuant to Section 7.8 hereof). Prior to Borrower’s, Property Owner’s or Property Manager’s commencing any Significant Alteration, all of the following requirements and conditions shall be satisfied:
          (a) Agent shall have determined that (x) Borrower and Property Owner has the financial resources to complete the Significant Alteration on a timely and lien-free basis and (y) the Significant Alteration can be completed at least nine (9) months prior to the then Maturity Date;
          (b) If requested by Agent, Agent shall have received architectural or engineering plans and specifications for the Significant Alteration and an estimate of the costs and expenses of such Significant Alteration, all of which shall be reasonably acceptable to Agent;
          (c) To the extent such agreements would be required to be delivered to Agent hereunder with respect to the Required Improvements, if requested by Agent, Agent shall have received copies of the agreements pursuant to which the Significant Alteration shall be done all of which shall be in form and substance reasonably satisfactory to Agent and, which also shall be reasonably satisfactory to Agent as to the party performing the construction obligations thereunder;
          (d) If requested by Agent, Agent shall have received a written assignment from Borrower and Property Owner to Agent of all of their respective right, title and interest in and to all construction and design-professional contracts, and to the extent such contract would have been a Major Construction Contract for the Required Improvements, a written consent to such assignments by all parties to such contracts and an agreement by such parties to continue performance on Agent’s or its designee’s or successor’s behalf at its request, all of which shall be in form and substance reasonably satisfactory to Agent; and
          (e) Agent shall have received such other information and documentation as Agent may reasonably request regarding the Significant Alteration and the cost thereof.
With respect to Significant Alterations required under the Franchise Agreement or any Lease entered into by Borrower in accordance with this Loan Agreement for which Borrower’s or

Property Owner’s consent is not required, the foregoing clause (a) shall not apply. This Section 7.9 shall not apply to the construction of the Required Improvements.
          SECTION 7.10. Leases.
          (a) Borrower shall not permit Property Owner to enter into, amend, modify, terminate, consent to the assignment or surrender of, or grant a waiver of any material provision or right of Property Owner under, or otherwise supplement any Lease without Agent’s prior consent; provided, however, that Borrower may permit Property Owner to enter into, amend, modify, terminate, consent to the assignment or surrender of, or grant a waiver of any material provision or right of Property Owner under, or otherwise supplement any Lease that is not a Major Lease without Agent’s prior consent provided that same is done in the ordinary course of business of Property Owner and is commercially reasonable, any such lease or amendment is on arm’s, length, market terms with a creditworthy tenant, and each such Lease is subordinate to the Mortgage.
          (b) Without limiting Section 7.10(a) hereof, Borrower shall deliver to Agent a copy of any Lease, and any amendment, modification or supplement thereof within five (5) Business Days after the execution and delivery thereof by Property Owner.
          (c) Borrower shall cause Property Owner to faithfully keep and perform its material obligations under the Leases and shall not permit any Lessee to prepay Rents pursuant to the terms of any Lease more than thirty (30) days in advance of the time when the same is due, except bona fide security deposits. Borrower shall promptly (i) provide Agent with copies of any notice of default or termination sent by Property Owner or Property Manager to any Lessee under a Lease and (ii) deliver to Agent a copy of all termination notices, default notices, notices claiming any offset rights and all other material notices from any Lessee under any Major Lease or Lease guarantor of same to Property Owner or Property Manager.
          (d) Borrower shall furnish to Agent, within ten (10) days after a request by Agent to do so, a certified rent roll containing the names of all Lessees under all Major Leases, the terms and expiration date of their respective Leases, the space occupied, the rents payable and the securities deposited thereunder, and the name of any Lease guarantor thereof, together with true copies of each Lease and any Lease guaranty thereof or amendments and supplements thereto not previously furnished to Agent and any other information with respect to Property Owner’s leasing activities and policies as Agent shall reasonably request.
          (e) Borrower shall cause Property Owner to appear in and defend any action or proceeding arising under, occurring out of, or in any manner connected with, any Leases and Lease guaranties or the obligations, duties, or liabilities of Property Owner or any Lessee or any Lease guarantor thereunder. Borrower shall pay all costs and expenses of Agent, including reasonable attorneys’ fees, in any action or proceeding in which Agent may appear.
          (f) Borrower shall cause Property Owner to use commercially reasonable efforts to enforce or secure the performance of the obligations of the Lessees under Major Leases and Lease guarantor thereof. Borrower shall not permit Property Owner to waive, discount, set-off, compromise, or in any manner release or discharge any Lessees under Major Leases and

Lease guarantor thereof of and from any obligations, covenants, conditions, and agreements by said Lessee and Lease guarantor to be kept, observed, and performed, in the manner and at the place and time specified in the applicable Major Lease and Lease guaranty thereof.
          (g) Borrower shall not permit Property Owner to, and shall not allow any Person on behalf of Property Owner, to enter into any agreement from and after the date hereof with any Person to pay lease commissions with regard to any Lease which agreement is not expressly made subordinate to Agent’s rights, interests and claims under the Loan Documents.
          (h) All Leases entered into after the date hereof shall be made expressly subject and subordinate to mortgages and deeds of trust that may at any time be placed on the Premises and shall contain provisions obligating the Lessees thereunder to attorn to Agent or any purchaser therefrom upon its written demand in the event Agent or such purchaser succeeds to the interest of Property Owner under such Leases. Each Lease guaranty under a Major Lease shall provide that it shall remain in full force and effect, and that guarantor thereunder shall perform for the benefit of Agent or such purchaser, upon attornment by the Lessee.
          SECTION 7.11. Required Insurance.
          (a) Required Coverage. In addition to any insurance required to be maintained by Property Owner pursuant to the Construction Contracts, the Property Management Agreement, the Franchise Agreement, the Premises Documents and the Leases, Borrower shall maintain, or cause to be maintained, the types of insurance set forth in Schedule 7.11 attached hereto complying with the requirements set forth in said Schedule 7.11. In clarification of the foregoing, in the event a Casualty occurs due to any event that is required to be insured hereunder (e.g., a flood or hurricane), Borrower shall continue to maintain or cause to be maintained at all times the insurance coverage required with respect to such event, including during the occurrence of an on-going Casualty, settlement of insurance claims after the Casualty and during the course of any Restoration of the Premises. Borrower shall perform or cause to be performed the obligations set forth in said Schedule 7.11 as and when required therein, and in addition to their other rights and remedies set forth in the Loan Documents, at law or in equity, Agent and Lenders shall have the rights and remedies set forth therein. Borrower shall not, and shall not permit Property Owner to, name any Person other than Agent as “First Mortgagee” and “First Lender Loss Payee” on the property insurance set forth in Schedule 7.11, or give any Person other than Agent the right to make a claim for, settle or receive insurance proceeds pursuant to the insurance policies of Borrower or Property Owner, unless such insurance is a blanket or group policy, in which case, Borrower shall not, and shall not permit Property Owner to, name any Person other than Agent as “First Mortgagee” and “First Lender Loss Payee” with respect to the Premises on such insurance, or give any Person other than Agent the right to make a claim for, settle or receive insurance proceeds on account of the Premises or otherwise with respect to Borrower or Property Owner pursuant to such policies.
          (b) Agent’s Right to Procure Insurance. Notwithstanding anything to the contrary contained herein, if at any time Agent is not in receipt of written evidence that all insurance required hereunder is maintained in full force and effect, Agent shall have the right (but not the obligation), upon written notice to Borrower, to take such action as Agent deems necessary to protect its interests in the Premises, including the obtaining of such insurance coverages as are required hereunder, and all expenses incurred by Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower promptly after demand and shall be secured by the Loan Documents.
          SECTION 7.12. Damage or Destruction.
          (a) Borrower hereby irrevocably assigns, transfers and sets over to Agent all rights of Borrower and Property Owner to any such business interruption/rent loss, property and terrorism insurance proceeds, award or payment. Subject to Section 7.12(b) hereof, (i) Agent shall be entitled to collect and receive all business interruption/rent loss, property and terrorism insurance proceeds payable with respect to the Premises on account of a Casualty and until disbursed such proceeds shall constitute additional security for the Obligations, (ii) Borrower hereby irrevocably authorizes and empowers Agent, in the name of Borrower or Property Owner or otherwise, to file for and prosecute in its own name what would otherwise be Borrower’s or Property Owner’s claim for any such insurance proceeds and to collect such proceeds and (iii) Agent may participate in all proceedings and negotiations in connection with such proceeds subject to the other provisions of this Section 7.12 and Borrower and Property Owner will deliver or cause to be delivered to Agent all instruments requested by Agent to permit such participation; provided, however, that Agent shall be under no obligation to question or maximize the amount of the proceeds or obtain any particular amount of proceeds. Although it is hereby expressly agreed that the same shall not be necessary, and in any event, Borrower shall, and shall cause Property Owner to, upon demand of Agent, make, execute and deliver any and all assignments and other instruments sufficient for the purpose of assigning any such proceeds to Agent, free and clear of any encumbrances of any kind or nature whatsoever. Agent may be represented by counsel satisfactory to it, the reasonable expenses of which shall be paid by Borrower.
          (b) Notwithstanding Section 7.12(a) hereof, so long as no Default or Event of Default shall have occurred and shall then be continuing and provided Borrower or Property Owner promptly files all claims and diligently prosecutes same, Borrower or Property Owner shall have the right to collect and receive all such insurance proceeds and file, adjust, settle and prosecute any claim for such insurance proceeds and Agent shall not file, adjust, settle or prosecute such a claim or participate in the proceedings or negotiations thereof except for (i) business interruption/rent loss insurance claims and (ii) property or terrorism insurance claims on account of which the insurance proceeds thereof are reasonably expected to be or are greater than $500,000 (the “Casualty Proceeds Disbursement Threshold”), and provided that, in any event, Borrower shall not and shall not permit Property Owner to agree to any adjustment or settlement of any such claim payable with respect to a Casualty the property and terrorism insurance proceeds with respect to which are reasonably expected to be greater than the Casualty Proceeds Disbursement Threshold without Agent’s prior consent. Borrower shall promptly after demand pay to Agent all reasonable costs and expenses (including the fee of any insurance consultant or adjuster and reasonable attorneys’ fees and disbursements) incurred by Agent in connection with a Casualty and seeking and obtaining any insurance proceeds, award or payment with respect thereto. Net Proceeds held by Agent, together with any interest earned thereon, shall constitute additional security for the payment of the Obligations (a security interest therein being granted hereby), until disbursed in accordance with this Section 7.12 or Section 7.14 hereof, as the case may be. Notwithstanding the foregoing, or anything else herein, to the contrary, all proceeds of business interruption/rent loss insurance may be collected by and shall be paid to Agent and applied in accordance with Section 7.12(g) hereof.
          (c) Borrower shall, and cause Property Owner to, use all insurance proceeds actually received by Borrower or Property Owner for Restoration. Borrower shall, or shall cause Property Owner to, at its and Property Owner’s sole cost and expense, promptly commence and diligently and continuously perform to completion the Restoration in a good and workmanlike manner and in compliance with all Legal Requirements and the requirements of the Permitted Encumbrances, the Property Management Agreement, the Franchise Agreement and the Leases, or cause Property Owner to do so, whether or not Borrower shall have satisfied the requirements of Section 7.12(d) hereof in order to cause the Net Proceeds to be made available for such Restoration and whether or not such insurance proceeds on account of the Casualty shall be sufficient for such purpose.
          (d) In the case of any Casualty with respect to which the property and terrorism insurance proceeds payable are less than the Casualty Proceeds Disbursement Threshold, the Net Proceeds shall be payable directly to Borrower or Property Owner (or if paid to Agent, Agent shall disburse same to Borrower or Property Owner) for Restoration. In the case of any Casualty with respect to which the property and terrorism insurance proceeds payable are equal to or greater than the Casualty Proceeds Disbursement Threshold, the Net Proceeds shall be held by Agent, if Agent so elects, as a part of the Collateral and shall be made available to Borrower for the Restoration of the Premises from time to time as the Restoration progresses, subject to compliance by Borrower with Section 7.2(a) hereof and satisfaction of the following terms and conditions for each disbursement (each a “Release Condition” and collectively, the “Release Conditions”):
(i)	No First Tier Default or Event of Default shall have occurred and be continuing;

(ii)	Agent shall have been provided an Appraisal certifying that upon completion of the Restoration (and, if applicable, completion of the any remaining Required Improvements not yet furnished, installed or constructed), the outstanding principal balance of the Loan, plus, unless the Lenders’ Commitments or other obligation to make Earn-Out Disbursements have terminated or lapsed as provided herein, the amount of all undisbursed Loan proceeds allocated for Earn-Out Disbursements, shall not exceed sixty-five percent (65%) of the Appraised Value;

(iii)	Borrower shall have demonstrated to the satisfaction of Agent that the Restoration can be completed at least six (6) months prior to the Maturity Date, or such earlier time as may be required by applicable Legal Requirements;

(iv)	To the extent, in Agent’s reasonable judgment, the Net Proceeds are insufficient to pay the costs of the Restoration, Borrower shall have, if requested by Agent, deposited with Agent sums in an amount at least equal to the excess, if any, of Agent’s reasonable estimate of the costs of the Restoration over the amount of Net Proceeds received by Agent with respect to such Casualty, which additional sums shall be disbursed by Agent prior to any disbursements of insurance proceeds;

(v)	Borrower shall have demonstrated to the satisfaction of Agent that sufficient funds are available to through the rent and/or business interruption insurance deposited with Agent pursuant to Section 7.12(g) hereof and/or cash deposited with Agent to be disbursed in accordance with Section 7.12(g) hereof, to pay all debt service with respect to the Loan and all operating expenses with respect to the Premises during the period reasonably estimated by Agent as necessary for the completion of the Restoration;

(vi)	intentionally omitted;

(vii)	Agent shall have received architectural and/or engineering plans and specifications for the Restoration and an estimate of the costs and expenses of the Restoration, all of which shall be in form reasonably acceptable to Agent;

(viii)	Prior to any disbursement by Agent, the following information and documentation shall have been obtained by Borrower, at Borrower’s expense, and submitted to Agent, which information and documentation shall be in form and substance reasonably satisfactory to Agent:
(A)	A request for disbursement signed by Borrower, accompanied by billing statements, vouchers or invoices, which request for disbursement shall expressly warrant that the work with respect to which the advance is requested has been performed in all material respects in accordance with the approved plans and specifications for the Restoration;

(B)	Proof that all invoices for labor and materials previously submitted by Borrower and approved and reimbursed by Agent have been paid, except for those the subject of the current request for disbursement;

(C)	Lien waivers for all payees under previous requests for advances;

(D)	A report from Borrower’s architect or if Agent shall elect, such consultant as Agent shall retain, which shall specify the percentage of completion of the Restoration, shall provide detailed comments on specific work performed since the date of the last such report, and, if required by Agent, an estimate of the cost to complete the Restoration after taking into account the work then completed;

(E)	At the request of Agent, an endorsement of the Title Insurance Policy, which endorsement shall show no liens of record other than Permitted Encumbrances or additional encumbrances not acceptable to Agent;

(F)	Copies of the architect, trade contract and all other material agreements pursuant to which the Restoration shall be done, and which also shall be reasonably satisfactory to Agent as to the party performing the construction obligations thereunder;

(G)	An assignment to Agent of all such agreements, together with the written consent to such assignments by all parties to such contracts and an agreement to continue performance thereunder at Agent’s request; and

(H)	Such other information and documentation as Agent may reasonably request regarding the Improvements and the Restoration and the cost thereof.
Notwithstanding the foregoing, if Agent does not elect to hold the Net Proceeds with respect to any Casualty equal to or greater than the Casualty Proceeds Disbursement Threshold, Borrower shall not disburse any Net Proceeds other than in accordance with the conditions of this Section 7.12(d) and Sections 7.12(e) and 7.12(f) hereof to the extent requested by Agent.
          (e) If one or more of the Release Conditions set forth in subsection (ii) through (vii) of Section 7.12(d) hereof are not satisfied within one hundred and twenty (120) days from and after the date of the Casualty, then all Net Proceeds shall be applied in accordance with Section 7.14 hereof. If an Event of Default occurs, all Net Proceeds shall also be applied in accordance with Section 7.14 hereof. If a First Tier Default occurs, or one or more of the Release Conditions set forth in subsection (viii) of Section 7.12(d) hereof are not satisfied, Agent shall, with respect to the applicable disbursement, continue to hold the Net Proceeds until those conditions are satisfied or, if applicable, such First Tier Default ceases to exist, subject to the other terms of this Section 7.12(e).
          (f) All reasonable costs and expenses incurred by Agent in connection with making the Net Proceeds available for the Restoration (including reasonable attorneys’ fees and disbursements and reasonable fees and actual out-of-pocket expenses of Agent’s construction consultants and inspectors) shall be paid by Borrower. Any Net Proceeds remaining after the Restoration and the payment in full of all costs incurred in connection with the Restoration will be distributed by Agent to Borrower or Property Owner.

          (g) Business interruption/rent loss insurance proceeds of Borrower and Property Owner shall be deposited into an interest-bearing account or subaccount of Agent as further security for the Obligations (a security interest therein being granted hereby). Provided no Default or Event of Default shall have occurred and be continuing, Agent shall use such proceeds to pay of Interest, principal due and payable under Section 2.4 hereof and other sums that become due and payable under the Loan Documents as and when due and after payment or reservation of such sums for any calendar month, at Borrower’s written request from time to time on a monthly basis, Agent shall disburse such proceeds to Borrower to pay for reasonable and necessary Expenses of the Premises incurred in the ordinary course of the ownership, maintenance and operation of the Premises for such calendar month and Approved FF&E Expenditures payable in such calendar month, in each case incurred in accordance with the applicable Operating Budget and Approved FF&E/Capital Expenditures Budget and provided that the payment of any such Expense is not prohibited by the terms hereof. Borrower, on behalf of itself and Property Owner, hereby grants to Agent a security interest in all rights of Borrower and Property Owner in and to such account and all sums on deposit therein as additional security for the Obligations. Upon the occurrence and during the continuation of an Event of Default, Agent shall have the rights and remedies with respect to such account specified in this Loan Agreement and in any other Loan Document. If held by Agent, the credit balance in such account or subaccount may be commingled with the general funds of Agent. Neither Agent nor Lenders shall be liable for any loss of interest on or any penalty or charge assessed against the funds in, payable on, or credited to such account as a result of the exercise by Agent of any of its rights, remedies or obligations hereunder or under any other Loan Document. Any interest earned on the balance of such account shall be deposited into such account and be applied with the balance of such account in accordance with this Section 7.12(g). Agent shall have sole control over such account. Any business interruption/rent loss insurance proceeds remaining after completion of the Restoration shall, at Agent’s election, be distributed to Borrower or applied as a mandatory prepayment of the Loan.
          SECTION 7.13.    Taking of the Mortgaged Property.
          (a) Borrower hereby irrevocably assigns, transfers and sets over to Agent all rights of Borrower and Property Owner in and to any such awards or compensation. Subject to Section 7.12(b) hereof, (i) Agent shall be entitled hereunder to all awards or compensation payable on account of a Taking and until disbursed such awards and compensation shall constitute additional security for the Obligations, (ii) Borrower hereby irrevocably assigns, transfers and sets over to Agent all rights of Borrower and Property Owner in and to any such awards or compensation and irrevocably authorizes and empowers Agent, in the name of Borrower, Property Owner or otherwise, to collect and receive any such award or compensation and delegate to Agent the right to file and prosecute any and all claims for any such awards or compensation and to participate in any and all hearings, trials and appeals in connection with a Taking on behalf of Borrower and Property Owner and (iii) Agent may participate in such proceedings or negotiations and Borrower and Property Owner will deliver or cause to be delivered to Agent all instruments requested by Agent to permit such participation; provided, however, that Agent shall be under no obligation to question or maximize the amount of the award or compensation or obtain any particular amount of award or compensation. Although it is hereby expressly agreed that the same shall not be necessary, and in any event, Borrower shall, and shall cause Property Owner to, upon demand of Agent, make, execute and deliver any and all assignments and other instruments sufficient for the purpose of assigning any such award or compensation to Agent, free and clear of any encumbrances of any kind or nature whatsoever. Agent may be represented by counsel satisfactory to it, the reasonable expenses of which shall be paid by Borrower.
          (b) Notwithstanding Section 7.12(a) hereof, so long as no Default or Event of Default shall have occurred and shall then be continuing and provided Borrower or Property Owner promptly files all claims and diligently prosecutes same, Borrower or Property Owner shall have the right to collect and receive any award or compensation arising from a Taking, and to file and prosecute all claims for such awards and Agent shall not collect or receive such awards or file or prosecute such a claim or participate in the proceedings or negotiations thereof except for (i) awards or compensation with respect to temporary Takings and (ii) Takings on account of which the award and compensation thereof are reasonably expected to be or is greater than $100,000 (the “Condemnation Proceeds Disbursement Threshold”), and provided that, in any event, Borrower shall not and shall not permit Property Owner to agree to any adjustment or settlement of any such claim payable with respect to a Taking the award and compensation with respect to which are reasonably expected to be greater than the Condemnation Proceeds Disbursement Threshold without Agent’s prior consent. Borrower shall pay promptly after demand all reasonable costs and expenses (including attorneys’ fees and disbursements and any appraiser or other consultant) incurred by Agent in connection with any Taking and seeking and obtaining any award or payment on account thereof. Awards and compensation held by Agent, together with any interest earned thereon, shall constitute additional security for the payment of the Obligations (a security interest therein being granted hereby), until disbursed in accordance with this Section 7.13 or Section 7.14 hereof, as the case may be. Notwithstanding the foregoing, or anything else herein, to the contrary, all awards and compensation for temporary Takings may be collected by and shall be paid to Agent and applied in accordance with Section 7.13(d)(iii) hereof.
          (c) Borrower shall, and cause Property Owner to, use all awards and other compensation actually received by Borrower or Property Owner for Restoration to the extent required pursuant to the definition thereof herein. Borrower shall, or shall cause Property Owner to, at its and Property Owner’s sole cost and expense, promptly commence and diligently and continuously perform to completion the Restoration in a good and workmanlike manner and in compliance with all Legal Requirements and the requirements of the Permitted Encumbrances, whether or not Borrower shall have satisfied the Release Conditions in order to cause the Net Restoration Award to be made available for such Restoration and whether or not such awards or compensation, if any, on account of the Taking shall be sufficient for such purpose.
          (d) In the case of any Taking with respect to which the award and compensation payable are less than the Condemnation Proceeds Disbursement Threshold, the Net Restoration Award shall be payable directly to Borrower or Property Owner (or if paid to Agent, Agent shall disburse same to Borrower or Property Owner) for Restoration, provided that if any such Net Restoration Award remains after the completion of such Restoration, Borrower shall apply same to the Loan as a prepayment thereof in accordance with Section 2.4(e) hereof promptly after completion of such Restoration. In the case of any Taking with respect to which the award and compensation payable are equal to or greater than the Condemnation Proceeds

Disbursement Threshold, the Net Restoration Award shall be held by Agent, if Agent so elects, as a part of the Collateral and shall be applied as follows:
                (i) If the Release Conditions are satisfied, and the Taking is not a Material Taking, all Net Restoration Awards shall be applied to pay the cost of Restoration, such application to be effected in the same manner as provided in Section 7.12(d) hereof with respect to Net Proceeds and the balance, if any, of such Net Restoration Awards shall be distributed by Agent to Borrower following completion of the Restoration.
                (ii) If the Taking is a Material Taking, or one or more of the Release Conditions set forth in subsection (ii) through (vii) of Section 7.12(d) hereof are not satisfied within one hundred and twenty (120) days from and after the date of the Taking, all Net Restoration Awards shall be applied in accordance with Section 7.14 hereof. If an Event of Default occurs, all Net Restoration Awards shall also be applied in accordance with Section 7.14 hereof. If a First Tier Default occurs, or one or more of the Release Conditions set forth in subsection (viii) of Section 7.12(d) hereof are not satisfied, Agent shall, with respect to the applicable disbursement, continue to hold the Net Restoration Awards until those conditions are satisfied or, if applicable, such First Tier Default ceases to exist, subject to the other terms of this Section 7.12(e).
                (iii) In the case of a Taking for temporary use, any Net Restoration Awards shall be deposited with Agent and disbursed in accordance with Section 7.12(g) hereof for so long as such temporary Taking continues.
          SECTION 7.14. Application of Proceeds of Casualty or Taking to Loan; Loan Repayment. Upon a Casualty, if the disposition of the Net Proceeds is governed by Section 7.12(e) hereof or upon a Taking, if the disposition of the Net Restoration Awards is governed by Section 7.13(d)(ii) hereof, at the option of Agent, the Loan shall be immediately due and payable. Regardless of whether Agent shall so elect to accelerate the maturity of the Loan as aforesaid, Agent shall have the option to (a) make available the Net Proceeds or the Net Restoration Awards, as the case may be, to Borrower or Property Owner for Restoration in the manner provided in Section 7.12(d) hereof or (b) if Agent is not otherwise required to make the Net Proceeds or the Net Restoration Awards, as the case may be, available to Borrower or Property Owner under the Loan Documents, apply the Net Proceeds and/or the Net Restoration Awards to the Obligations, in such order and manner as Agent determines, as the case may be.
          SECTION 7.15. Costs and Expenses. Without limiting any other provision of this Loan Agreement or of any other Loan Document, Borrower shall pay within ten (10) Business Days after demand by Agent, to or for the account of Agent as the case may be, Agent’s Counsel Fees and all other reasonable costs and expenses incurred by or on behalf of Agent and/or Lenders in connection with the closing of the Loan, any prepayments of the Loan, Agent’s responses to requests for consents and waivers under the Loan Documents, all Earn-Out Disbursements, all payments from any accounts, any modification, amendment or restructuring of the Loan or the Loan Documents (regardless if such modification, amendment or restructuring closes) and the enforcement of Agent’s and Lenders’ rights and remedies under the Loan Documents, intercreditor agreements and other agreements relating to the Loan, Borrower or the Collateral or otherwise at law or equity, or with respect to any and all other aspects of the transactions contemplated herein or in any other Loan Document, including the following, whether currently outstanding or which may arise at any time during the term of the Loan:
     (a) all taxes and recording expenses, including all filing fees and mortgage recording and deed transfer taxes, with respect to the Security Documents, and any other documents modifying, extending or consolidating the Security Documents;
     (b) in the event the Mortgaged Property or other Collateral, or any part thereof, shall be advertised for foreclosure sale and not sold, all costs in connection therewith, including reasonable attorneys’ fees and disbursements, advertising costs and trustees’ commissions;
     (c) all fees of the Construction Consultant and other construction monitoring expenses;
     (d) all title insurance charges and premiums; and
     (e) all survey, investigation, insurance and, subject to the provisions hereof, appraisal, fees and expenses and all costs of preparing environmental, engineering and insurance reports concerning the Premises.
          SECTION 7.16. Transfers.
          (a) Unless the same is a Permitted Personal Property Transaction or a Permitted Transfer (as hereinafter defined), without the prior consent of Agent, neither Borrower nor any other Person having a direct or indirect ownership or beneficial interest in Borrower shall, nor shall Borrower permit Property Owner to, (i) directly or indirectly sell, transfer, convey, mortgage, pledge, or assign the Collateral, any part thereof or any interest therein (including any direct or indirect partnership or any other ownership interest in Borrower or Property Owner); (ii) further encumber, alienate, grant a Lien or grant any other interest in the Collateral or any part thereof (including any direct or indirect partnership or other ownership interest in Borrower or Property Owner), whether voluntarily or involuntarily; or (iii) lease all or substantially all of the Property (each of the foregoing, a “Transfer”), As used in this Section 7.16, “transfer” shall include (i) an installment sales agreement wherein Borrower or Property Owner agrees to sell the Collateral or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower or Property Owner leasing all or a substantial part of the Premises for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s or Property Owner’s right, title and interest in and to any Leases or any Rents; (iii) if Borrower or Property Owner or any general partner or managing member of Borrower or Property Owner is a corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation’s stock (or the stock of any corporation directly or indirectly controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock such that such corporation’s stock shall be vested in a party or parties who are not now stockholders or any change in the control of such corporation; and (iv) if Borrower or Property Owner or any general partner or managing member of Borrower or Property Owner is a limited or general partnership, joint venture or limited liability company, the change, removal, resignation or addition of a general partner, managing partner, limited partner, joint venturer or member or the transfer of the partnership interest of any general partner, managing partner or limited partner or the transfer of the interest of any joint venture or member.
          (b) Agent shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Loan immediately due and payable upon the sale, conveyance, alienation, mortgage, encumbrance, pledge, assignment or transfer of the Collateral or any direct or indirect ownership interest in Borrower or Property Owner or other Transfer, other than a Permitted Transfer, without Agent’s consent. This provision shall apply to every sale, conveyance, alienation, mortgage, encumbrance, pledge, assignment or transfer of the Collateral and direct or indirect ownership interest in Borrower or Property Owner or other Transfer, other than a Permitted Transfer, regardless of whether voluntary or not, or whether or not Agent has consented to any previous sale, conveyance, alienation, mortgage, encumbrance, pledge, assignment or transfer of the Collateral or such ownership interest or other Transfer.
          (c) Agent’s consent to one sale, conveyance, alienation, mortgage, encumbrance, pledge, assignment or transfer of the Collateral or direct or indirect ownership interest in Borrower or Property Owner or any other Transfer for which Agent’s consent is required shall not be deemed to be a waiver of Agent’s right to require such consent to any future occurrence of same for which Agent’s consent is required.
          (d) Borrower agrees to bear and shall pay or reimburse Agent on demand for all reasonable expenses (including, without limitation, reasonable attorneys’ fees and disbursements, title search costs and title insurance endorsement premiums) incurred by Agent in connection with the review, approval and documentation of any such sale, conveyance, alienation, mortgage, encumbrance, pledge, assignment or transfer or other Transfer.
          (e) Agent’s consent shall not be required with respect to the following Transfers (each, a “Permitted Transfer”):
                (i) the merger or consolidation of Interstate Hotels & Resorts, Inc. (together with its successors and assigns, “IHR”) with Guarantor provided that Borrower shall have given Agent prior notice of such merger or consolidation, the obligations of Guarantor under the Loan Documents to which it is a party shall not be affected, after such merger or consolidation, Borrower and Property Owner shall continue to comply with the terms of Section 5.39 and no such merger or consolidation shall have a Material Adverse Effect;
                (ii) the merger or consolidation of IHR and/or Guarantor other than as set forth in the preceding clause (i), provided, that:
(A)	Borrower shall have given Agent prior notice of such merger or consolidation;

(B)	after such merger or consolidation, Borrower and Property Owner shall continue to comply with the terms of Section 5.39;

(C)	no such merger or consolidation shall have a Material Adverse Effect;

(D)	with respect to any merger or consolidation of Guarantor, following such merger or consolidation ,the obligations of Guarantor under the Loan Documents to which it is a party shall not be affected (and without limiting the foregoing, such obligations shall remain binding on Guarantor’s successor by such merger or consolidation);

(E)	with respect to any merger or consolidation of IHR, either (i) IHR shall be the surviving entity and shall remain a Public Company, (ii) a Public Company that is a Permitted Transferee shall be the surviving entity, (iii) a Permitted Transferee which is required by United States law to have and does have in place a program reasonably acceptable to Agent to confirm compliance by it and its investors with the Patriot Act and other laws relating to money laundering and terrorism shall be the surviving entity or (iv) if none of the foregoing clauses (i), (ii) or (iii) apply, then prior to such merger or consolidation, Borrower shall have informed Agent as to the identity of the proposed merger or consolidation party, the surviving entity and its investors and delivered to Agent such information and entered into such modifications of the Loan Documents as Agent reasonably requests to confirm Borrower’s, Agent’s and Lenders’ on-going compliance with the Patriot Act and other laws relating to money laundering and terrorism, including as a result of such merger or consolidation and any future sales of direct or indirect interest occurring after such merger or consolidation; and

(F)	with respect to any merger or consolidation of IHR, if IHR is not the surviving entity, then the surviving entity shall be primarily involved in, or have a significant business line involving, the ownership and operation of hotels.
                (iii) the issuance or sale, transfer, conveyance or assignment of stock in IHR or IHR’s successor, as applicable, so long as either it is a Public Company or if it is not a Public Company, then it shall have in place a program reasonably acceptable to Agent to confirm compliance by it and its investors with the Patriot Act and other laws relating to money laundering and terrorism;
                (iv) the sale, transfer, conveyance, assignment, pledge, mortgage, grant of a security interest in, hypothecation or encumbrance of any stock in IHR or any limited partnership interest in Guarantor that is not directly or indirectly held by IHR as of the Closing Date;

                (v) the pledge, mortgage, grant of a security interest in, hypothecation or encumbrance of any direct or indirect interest in Guarantor other than as set forth in the preceding clause (iv) provided that Borrower shall have given Agent prior notice thereof, but not the foreclosure, transfer by assignment in lieu or other transfer of any such direct or indirect interest in Guarantor pursuant to or in connection with said pledges, security interests, hypothecations or encumbrances unless such transfer would constitute a Permitted Transfer pursuant to clause (vi) of this Section 7.16(e);
                (vi) the sale, transfer, conveyance or assignment of any interest in Guarantor other than as set forth in the preceding clause (iv) or (v) provided that (x) Borrower shall notify Agent prior to the foregoing, (y) immediately after any of the foregoing, Borrower and Property Owner shall continue to comply with the terms of Section 5.39 and (z) either:
(A)	IHR, a Public Company that is a Permitted Transferee, and/or a Permitted Transferee which is required by United States law to have and does have in place a program reasonably acceptable to Agent to confirm compliance by it and its investors with the Patriot Act and other laws relating to money laundering and terrorism shall control and own, directly or indirectly, all legal and beneficial ownership interests of Guarantor (other than those limited partnership interests not owned by IHR as of the Closing Date) or

(B)	if the foregoing clause (A) does not apply, then prior to such sale, transfer, conveyance or assignment, Borrower shall have informed Agent as to the identity of the proposed recipient of the foregoing and its investors and delivered to Agent such information and entered into such modifications of the Loan Documents as Agent reasonably requests to confirm Borrower’s, Agent’s and Lenders’ on going compliance with the Patriot Act and other laws relating to money laundering and terrorism, including as a result of such sale, transfer, conveyance or assignment and any future sales, transfers, conveyances or assignments of direct or indirect interest occurring after such sale, transfer, conveyance or assignment.
          (f) “Permitted Transferee” shall mean any of the following entities (for purposes of this definition, “control” (and its correlative meanings) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, by contract or otherwise), provided that in each of the foregoing cases, such entity would not cause the representations and warranties set forth in Section 5.36 hereof to be untrue:
                (i) a pension fund, pension trust or pension account that immediately prior to such transfer owns, directly or indirectly, total real estate assets of at least $1,000,000,000;

                (ii) a pension fund advisor who (A) immediately prior to such transfer, controls, directly or indirectly, at least $1,000,000,000 of real estate assets and (B) is acting on behalf of one or more pension funds that, in the aggregate, satisfy the requirements of subclause (A) of this clause (ii);
                (iii) an insurance company which is subject to supervision by the insurance commissioner, or a similar official or agency, of a state or territory of the United States (including the District of Columbia) (a) with a net worth, determined under GAAP as of a date no more than six (6) months prior to the date of the transfer of at least $500,000,000 and (b) who, immediately prior to such transfer, controls, directly or indirectly, real estate assets of at least $1,000,000,000;
                (iv) corporation organized under the banking laws of the United States or any state or territory of the United States (including the District of Columbia) (a) with a combined capital and surplus of at least $500,000,000 and (b) who, immediately prior to such transfer, controls, directly or indirectly, real estate assets of at least $1,000,000,000;
                (v) any Person (a) who has at least five (5) years’ experience in owning and/or operating at least 1,000,000 square feet (exclusive of the Premises) of hospitality properties which comprise in the aggregate at least 4,000 hotel rooms of similar size, scope, class, use and value of the Premises, (b) who has a net worth, determined as of a date no more than six (6) months prior to the date of such transfer, of at least $400,000,000 and (c) who, immediately prior to such transfer, controls, directly or indirectly, real estate assets of at least $1,000,000,000;
                (vi) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, investment fund, mutual fund, government entity or plan, provided that any such Person referred to in this clause (vi) (a) has total assets (in name or under management) in excess of $600,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of $250,000,000 and (b) is regularly engaged in the business of making or owning commercial real estate loans or loans similar in type as the Loan or operating commercial mortgage properties similar to the Premises; or
                (vii) any Person in which at least 50.1 % of the ownership interests are owned directly or indirectly by one or more of the entities listed in clauses (i) through (vi) of this Section 7.16(f), or any combination of more than one such entity, and which is controlled directly or indirectly by such entity or entities.
          (g) There shall be no change in control (as defined in the definition of “Affiliate” in this Section 1.1) of Borrower or Property Owner after the Closing Date except as provided in this Section 7.16 and there shall be no Transfer of any direct interest in Borrower or Property Owner (it being acknowledged that mergers and consolidations of Guarantor and IHR, and other Transfers of interests in Guarantor and IHR, permitted under this Section 7.16 shall not be a “Transfer” of a direct interest in Borrower or Property).

          SECTION 7.17. Defense of Title. Borrower will do all things necessary or proper to defend title to the Mortgaged Property and the other Collateral, subject to the Permitted Encumbrances, but Agent shall have the right, at any time, to intervene in any suit affecting such title and to employ independent counsel in connection with any such suit to which it may be a party by intervention or otherwise; and upon demand, Borrower shall pay Agent all reasonable expenses paid or incurred by Agent in respect of any such suit affecting title to any such property or affecting Agent’s lien or rights hereunder, including Agent’s Counsel Fees. Borrower shall indemnify and hold harmless Agent from and against any and all costs and expenses, including any and all cost, loss, damage or liability which Agent may suffer or incur by reason of the failure of the title to all or any part of the Premises or security interest in the Collateral or by reason of the failure or liability of Borrower or Property Owner, for any reason, to convey or grant a security interest in the rights, titles and interests which the Mortgage or other Security Document purports to mortgage, assign, pledge or grant a security interest in, and all amounts at any time so payable by Borrower shall be secured by the Security Documents.
          SECTION 7.18. Recordation and Certain Taxes. Borrower, at its sole cost and expense, shall at all times cause the Mortgage, Financing Statements and any other Security Document to be recorded, registered or filed in the public records, and any amendments or supplements hereto and thereto, and, if requested by Agent, any instruments of assignment hereof or thereof, to be recorded, registered and filed, as applicable, and to be kept recorded, registered and filed, in such manner and in such places, shall pay all recording, registration and filing fees and taxes and other charges, including any recording, transfer or intangible personal property tax or similar imposition, with respect thereto, and shall comply with all Legal Requirements in order fully and effectively to establish, preserve, perfect and protect the lien of the Security Documents subject only to Permitted Encumbrances. Borrower hereby authorizes Agent to file financing and continuation statements with respect to the Collateral.
          SECTION 7.19. Name, Fiscal Year and Accounting Method. Borrower shall not, and shall not permit Property Owner to, change its method of accounting or its name. Borrower shall not, and shall not permit Property Owner to, change its fiscal year without giving Agent at least ten (10) Business Days’ prior written notice.
          SECTION 7.20. Consolidation, Merger, Conveyance, Transfer or Lease. Without the prior consent of Agent, Borrower shall not, and shall not permit Property Owner to, consolidate with or merge into any other Person or convey, transfer or lease its properties or assets substantially as an entirety to any Person.
          SECTION 7.21. Organization Restrictions. Each of Borrower and Property Owner shall at all times be a Special Purpose Bankruptcy Remote Entity. Without limiting the foregoing, Borrower shall not, and shall not permit Property Owner to, engage in any business other than that related to the acquisition, ownership, construction, management, development, financing, leasing, sale, maintenance, marketing and operation of the Premises, and, as applicable, Property Owner, in accordance with the terms of the Loan Documents. Borrower shall not, and shall not permit Property Owner to, directly or indirectly make or permit any change, amendment or modification to its operating agreement or other organizational document of Borrower or Property Owner in any manner that (i) violates the single purpose covenants set forth in this Section 7.21 or (ii) amends, modifies or otherwise changes any provision thereof that cannot be modified at any time when the Loan is outstanding or by its terms cannot be modified without Agent’s consent, and such documents shall not be terminated or cancelled, without the prior consent of Agent. Borrower shall not, and shall not permit Property Owner to, directly or indirectly take or permit any action which could result in Borrower or Property Owner not being a Special Purpose Bankruptcy Remote Entity. Without limiting Section 7.16 hereof, Borrower shall not permit any other Person to become a member of Borrower or Property Owner except in connection with a Permitted Transfer.
          SECTION 7.22.    Changes in Zoning. Borrower shall not, and shall not permit Property Owner to, request or seek to obtain any change to, or consent to any request for or change in, any Legal Requirement, restrictive covenant or other restriction applicable to the Premises or any portion thereof or any other law, ordinance, rule, regulation, restrictive covenant or restriction affecting the zoning, development or use of the Premises or any portion thereof, or any variance or special exception therefrom, without the prior consent of Agent.
          SECTION 7.23.    Limitation on Indebtedness. Borrower shall not, and shall not permit Property Owner to, incur, create, contract for, waive, assume, have outstanding, guarantee or otherwise become liable with respect to Indebtedness other than Permitted Indebtedness.
          SECTION 7.24.    Distributions, Dividends and Affiliate Payments. Borrower shall not, and shall not permit Property Owner to, make any payments, dividends or distributions to any direct or indirect owner of or Affiliate of Borrower, Property Owner or Guarantor (excluding payments, dividends or distributions (x) made by Property Owner to Borrower, (y) made from Borrower to Property Owner and (z) made by Borrower to its direct or indirect owners in order to reimburse them for the costs of the Required Improvements, Capital Expenditures, FF&E Expenditures or other Expenses that had been paid by them or in order to repay loans or other advances made by them to Borrower for the payment of the costs of the Required Improvements, Capital Expenditures, FF&E Expenditures or other Expenses, provided such loans and advances are subordinate to the Obligations and unsecured), including on account of any Indebtedness, investment, services rendered or goods supplied (a) at any time prior to the Substantial Completion of the Required Improvements and completion of all punchlist items or (b) at any time after the Substantial Completion of the Required Improvements and completion of all punchlist items that (i) any Event of Default shall have occurred and be continuing, (ii) any Cash Sweep Condition shall exist or be deemed to exist or (iii) with respect to any payment, dividend or distribution to be made after the end of any Calendar Quarter, prior to delivery to Agent of the financial statements required pursuant to Section 7.1(b) and (c) hereof with respect to such Calendar Quarter; provided, however, that payment of the Base Management Fee and other amounts payable to Property Manager under the Property Management Agreement (excluding any incentive management fee and management fees in excess of the Base Management Fee), and the payment of fees and other amounts payable to the Affiliates of Borrower under Construction Contracts with same entered into in accordance with the terms hereof, shall be permitted notwithstanding the foregoing so long as no Event of Default shall have occurred and be continuing. Except for dividends or distributions (x) made by Property Owner to Borrower, (y) made from Borrower to Property Owner and (z) made by Borrower to its direct or indirect owners in order to reimburse them for the costs of the Required Improvements, Capital Expenditures, FF&E Expenditures or other Expenses that had been paid by them or in order to repay loans or other advances made by them to Borrower for the payment of the costs of the Required Improvements, Capital Expenditures, FF&E Expenditures or other Expenses, provided such loans and advances are subordinate to the Obligations and unsecured, no dividend or distribution shall be made more than one (1) time in any Calendar Quarter and no dividend or distribution made shall exceed the amount of Excess Cash Flow received by Property Owner during the period between the date of such dividend or disbursement is made and the date of the immediately preceding dividend or distribution. Additionally, no fee shall be paid to Property Manager in excess of the Base Management Fee at any time that Net Operating Income in any calendar month is or may be insufficient to pay Debt Service that accrues during such calendar month. Notwithstanding the foregoing, Borrower shall be permitted to make payments, dividends or distributions to its direct or indirect owners out of the proceeds of the Initial Disbursement, Earn-Out Disbursements and any Loan proceeds or other sums advanced by Agent or Lenders hereunder to Borrower in order to reimburse them for the costs of the Required Improvements, Capital Expenditures, FF&E Expenditures or other Expenses that had been paid by them or in order to repay loans or other advances made by them to Borrower for the payment of the costs of the Required Improvements, Capital Expenditures, FF&E Expenditures or other Expenses, provided such loans and advances are subordinate to the Obligations and unsecured.
          SECTION 7.25. ERISA. Borrower shall not, and shall not permit Property Owner to, at any time have any employees or engage in any transaction which would cause any obligation or action taken or to be taken hereunder by Borrower or Property Owner to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA that could reasonably be expected to, alone or in the aggregate with all other uncorrected non-exempt prohibited transactions, result in a material liability. Borrower (i) shall, and shall cause Property Owner and all ERISA Affiliates to make all required contributions to any Pension Plan or Multiemployer Plan, and (ii) shall not, nor shall it permit Property Owner or any ERISA Affiliate to, cause or permit to occur an event that could result in the imposition of a Lien under IRC Section 412 or Section 302 or 4068 of ERISA, or any ERISA Event that could reasonably be expected to, alone or in the aggregate with all other ERISA Events, result in a material liability.
          SECTION 7.26. Maintenance of Existence. Each of Borrower and Property Owner shall (a) remain in existence as Delaware limited liability companies, (b) qualify to do business in and remain in good standing under the laws of its jurisdiction of organization, and with respect to Property Owner, the State of Maryland, and, to the extent required for the ownership, management and operation of its assets, any other jurisdiction, (c) take all action to maintain all rights, privileges and franchises necessary or desirable for the conduct of its business in its jurisdiction of organization and, to the extent required for the ownership, management and operation of its assets, any other jurisdiction, and, with respect to Property Owner, the State where the Premises are located, and (e) comply with all Legal Requirements with respect to the foregoing in all material respects.
          SECTION 7.27. Subsidiaries and Joint Ventures. Borrower shall not, and shall not permit Property Owner to, acquire any stock or assets of, or form a partnership, joint venture or other similar arrangement with, any Person, without Agent’s prior consent.

          SECTION 7.28. Loans to Members, Etc. Borrower shall not, and shall not permit Property Owner to, make any loan or advance to any member of Borrower or to any employee or Affiliate of Borrower or Property Owner, except for business travel, out-of-pocket incidental personal business expenses and similar advances in connection with the Premises and in the ordinary course of business of Borrower and Property Owner.
          SECTION 7.29. Transactions with Affiliates. Borrower shall not, and shall not permit Property Owner to, enter into, or be a party to, any transaction with any Affiliates of Borrower except contracts for the providing of goods and services in the ordinary course of Borrower’s or Property Owner’s business and upon fair and reasonable terms which are no more onerous to it than it would obtain in a comparable arm’s length transaction with a Person not its Affiliate. Agent hereby approves the Property Management Agreement in effect as of the Closing Date and the Property Manager named thereunder and any Construction Contract between Property Owner and any Affiliate of Property Owner as of the Closing Date.
          SECTION 7.30. Adverse Contracts. Borrower shall not, and shall not permit Property Owner to, enter into any contract or agreement which would materially and adversely affect its business, property, assets, operations or condition (financial or otherwise), taken as a whole, or its ability to perform its obligations under this Loan Agreement or any of the other Loan Documents.
          SECTION 7.31. Utilities. Borrower shall pay, or cause to be paid, all charges for all utility services at any time rendered to, or the payment of which is the obligation of, Borrower or Property Owner in connection with, the Premises and the construction of the Required Improvements, and will do all other things required for the maintenance and continuance of utility services necessary for the operation, use and occupancy of the Premises, and after construction, the Required Improvements, for their intended purposes in accordance with this Loan Agreement, and ensure that they are available at the boundaries of the Premises.
          SECTION 7.32. Margin Stock. Borrower shall not use or permit Property Owner to use any of the proceeds of the Loan for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation T, U or X issued by the Board of Governors of the Federal Reserve System, as at any time amended, and Borrower agrees to execute all instruments customarily executed by borrowers for a type of loan similar to the Loan necessary to evidence Lenders’ compliance with all the requirements of Regulation U of the Federal Reserve System, as at any time amended, as applicable to the Loan.
          SECTION 7.33. Patriot Act Compliance. Borrower shall comply with the Patriot Act and all applicable requirements of governmental authorities having jurisdiction over Borrower and the Premises, including those relating to money laundering and terrorism. If required by applicable Legal Requirements, Agent shall have the right to audit Borrower’s compliance with the Patriot Act and all applicable requirements of governmental authorities having jurisdiction over Borrower and the Premises, including those relating to money laundering and terrorism. In the event that Borrower fails to comply with the Patriot Act or any such requirements of governmental authorities, then Agent may, at its option, cause Borrower to comply therewith and any and all costs and expenses incurred by Agent in connection therewith shall be secured by the Loan Documents and shall be payable on demand and shall accrue interest at the Default Rate from the date paid or incurred by Agent until paid to Agent.
          SECTION 7.34. Post-Closing Obligations. Within two (2) Business Days after the Closing Date, Borrower shall deliver to Agent a copy of the signed cap confirmation for the Interest Rate Protection Agreement, and within ten (10) Business Days after the Closing Date, Borrower shall deliver to Agent a copy of the Interest Rate Protection Agreement obtained on the Closing Date and an original of the Interest Rate Protection Agreement Consent executed by the issuer and Borrower.
ARTICLE VIII
EVENTS OF DEFAULT
          SECTION 8.1. Events of Default. The following shall each constitute an “Event of Default” hereunder:
     (a) the failure of Borrower to pay when due (i) the principal of and accrued, unpaid interest on the Note upon maturity, whether upon the Maturity Date or earlier following acceleration, (ii) any payment or deposit required pursuant to Section 2.4(b), 2.4(e), 2.6, 2.15 or 2.16 hereof (provided that, with respect to Section 2.16, so long as Borrower makes the required deposit when due based on the Gross Revenue of the applicable calendar month set forth in the financial statement for such calendar month pursuant to Section 7.1(d) hereof, if such deposit is subsequently determined to be less than the true amount required to be deposited pursuant to Section 2.16, then the failure to deposit the correct amount shall not be an Event of Default hereunder provided that the additional amount required to be deposited is deposited by Borrower within five (5) Business Days after notice from Agent as to the required additional amount), (iii) any Interest or (iv) termination payments and other sums due under any Lender Interest Rate Protection Agreement.
     (b) the failure of Borrower (i) to pay within five (5) days after same is due any payment on account of any fees due under the Loan Fee Letter, (ii) to pay when due any other monetary Obligations, excluding those referred to in clause (a) of this Section 8.1, on or before the due date therefor and such failure described in this subclause (ii) continues for five (5) Business Days after notice from Agent of the non-payment thereof;
     (c) Borrower shall fail in the due performance or observance of any covenant, agreement or term binding upon Borrower contained in this Loan Agreement, other than those covenants, agreements or terms which Borrower’s failure to perform would constitute another Event of Default referred to in this Section 8.1, and such failure shall continue unremedied for more than thirty (30) days after notice thereof shall have been given to Borrower by Agent; provided, however, that if such failure is of a nature such that it cannot be cured by the payment of money and if such failure requires work to be performed, acts to be done or conditions to be removed which cannot reasonably, with due diligence, be performed, done or removed, as the case may be, within such thirty (30) day period and Borrower shall have commenced to cure such failure within such thirty

(30) day period, such period shall be deemed extended for so long as shall be required by Borrower in the exercise of due diligence to cure such failure, but in no event shall such thirty (30) day period be so extended to be a period in excess of ninety (90) days;
     (d) any “Event of Default” or any other default shall occur, and shall continue beyond the applicable grace period, if any, provided for therein, under any of the Loan Documents (other than this Loan Agreement, such a default being the subject of other provisions of this Section 8.1), including an “Event of Default” under the Mortgage;
     (e) any warranty, representation or certification made by or on behalf of Borrower, Property Owner or Guarantor in or pursuant to this Loan Agreement or any other Loan Document or any document, instrument or certificate heretofore or hereafter executed or delivered in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect when made or deemed to have been made;
     (f) as of the close of business on the Outside Completion Date, the Substantial Completion Date shall not have occurred;
     (g) any material default by Property Owner shall occur and shall continue, beyond any applicable notice and grace period provided for therein, under any Major Construction Document, any Premises Document, the Property Management Agreement or the Franchise Agreement, or the occurrence of any other act or omission of Property Owner, beyond any applicable notice and grace period provided for therein, that would permit the other parties to any of the foregoing to terminate same;
     (h) (i) any Major Construction Document, any Premises Document, the Property Management Agreement (if such agreement is with a Property Manager that is not an Affiliate of Borrower) or the Franchise Agreement is amended, modified or terminated without the prior consent or prior approval of Agent, to the extent such consent or approval is required pursuant to this Loan Agreement or (ii) any Property Management Agreement, if such agreement is with a Property Manager that is an Affiliate of Borrower, is amended, modified or terminated without the prior consent or prior approval of Agent, to the extent such consent or approval is required pursuant to this Loan Agreement, and such amendment, modification or termination is not revoked, with the effect that such Property Management Agreement shall never have been so amended, modified or terminated, within ten (10) days after notice shall have been given to Borrower by Agent;
     (i) any breach or default by Borrower shall occur and shall continue, beyond any applicable notice and grace period provided for therein, under any Interest Rate Protection Agreement, or the occurrence of any other act or omission by Borrower, beyond any applicable notice and grace period provided for therein, that would permit the other party thereto to terminate same;
     (j) Borrower, Property Owner or Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any such proceeding or petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower, Property Owner or Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;
     (k) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Borrower, Property Owner or Guarantor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower, Property Owner or Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
     (l) Borrower shall fail in the due performance and observance of any of its covenants contained in Section 2.6, 7.6 (with respect only to the covenant to pay Impositions as and when required therein and subject to Borrower’s contest rights in Section 7.8 hereof), 7.7 (subject to Borrower’s contest rights in Section 7.8 hereof), 7.10(a), 7.11(a), 7.16, 7.20 or 7.26(a) hereof;
     (m) Borrower shall fail in the due performance and observance of any of its covenants contained in Section 7.1 (a), (b), (c), (d) or (e), 7.23 or 7.24 hereof, or in any material respect, its covenants contained in Section 7.21 hereof and such failure shall continue unremedied for more than ten (10) days after notice thereof shall have been given to Borrower by Agent;
     (n) any of the Loan Documents or the Liens created (or purported to be created) pursuant thereto shall for any reason cease to be in full force and effect, or be declared null and void or unenforceable in whole or in part, or the validity or enforceability of any Loan Document shall be challenged or denied by any party thereto other than Agent or a Lender;
     (o) the Liens created (or purported to be created) by the Mortgage or any other Loan Documents should cease to be first priority Liens subject only to the Permitted Encumbrances;
     (p) intentionally omitted;
     (q) a Debt Service Coverage Ratio Event of Default shall have occurred;
     (r) there shall have been rendered against Borrower or Property Owner a final and unappealable judgment(s) for the payment of money in excess of $500,000, individually or in the aggregate outstanding at any one time, and in each case any such judgment(s) shall have continued unsatisfied for a period of thirty (30) days after the entry of such judgment(s);

     (s) there shall have been rendered against Guarantor, a final and unappealable judgment for the payment money, which judgment shall have continued unsatisfied for a period of thirty (30) days after the entry of such judgment and, such judgment, individually or in the aggregate with any other outstanding final and unappealable judgments, has or would reasonably be likely to have a material adverse effect on Guarantor’s ability to perform its obligations under the Loan Documents to which it is a party; or
     (t) (i) Borrower, Property Owner or Guarantor shall have incurred any liability, or an event or action shall have occurred that could reasonably be expected to cause Borrower, Property Owner or Guarantor to incur any liability, (x) with respect to any Pension Plan, including any liability under Section 412 of the IRC or Title IV of ERISA, or (y) on account of a partial or complete withdrawal (as such terms are defined in Section 4203 and 4205 of ERISA, respectively) from, unpaid contributions to, or the reorganization, termination or insolvency of, any Multiemployer Plan, or (ii) Borrower, Property Owner or Guarantor shall have engaged in any transaction in connection with which Borrower, Property Owner or Guarantor could be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the IRC, and in each case in subclauses (i) and (ii) of this clause (t), such event or condition, together with all other such events or conditions under this clause (t), if any, could reasonably be expected to have a material adverse effect upon the Collateral or the business, operations, properties, assets, condition (financial or otherwise), prospects or performance of Borrower, Property Owner or Guarantor that would materially and adversely affect the Collateral or the ability of Borrower, Property Owner or Guarantor to perform its respective obligations hereunder or under any other Loan Document or which would materially and adversely impair the ability of Agent to enforce or collect any of the Obligations.
          SECTION 8.2. Acceleration of Loan. In addition to any other rights and remedies which Agent and Lenders may have under this Loan Agreement and the other Loan Documents or pursuant to law or equity, and without limitation thereof, upon and at any time during the occurrence of any Event of Default, Agent may, by notice to Borrower, declare the indebtedness evidenced by the Note, together with all other sums payable thereunder and under the other Loan Documents, immediately due and payable (except with respect to any event of the nature described in Section 8.1(j) or (k) hereof, with respect to which such indebtedness and other sums shall automatically become due and payable upon the occurrence of any such event) and may exercise Agent’s rights and remedies pursuant to any one or more of the Security Documents, the other Loan Documents or as may be available at law or equity.
          SECTION 8.3. Right to Stop Disbursing Funds. In addition to any other rights and remedies which Agent and Lenders may have pursuant to this Loan Agreement and the other Loan Documents or pursuant to law or equity, and without limitation thereof, if any First Tier Default or Event of Default shall occur and be continuing, then Agent and Lenders may decline to make all or any portion of any Earn-Out Disbursement which is the subject of any outstanding Earn-Out Disbursement Request, in each case as Agent may elect. Without limiting the foregoing, Agent may make all or any portion of any Earn-Out Disbursement so long as any such First Tier Default or Event of Default shall exist without thereby becoming obligated to make all or a portion of any other or further Earn-Out Disbursement or waiving Agent’s’ or Lenders’ right to exercise any of their rights and remedies pursuant to any one or more of the Security Documents and/or the other Loan Documents or as may be available at law or equity.
          SECTION 8.4. Agent’s Right to Complete; Sums Advanced.
          (a) Agent’s Right to Complete. In addition to any other rights and remedies which Agent may have under this Loan Agreement and the other Loan Documents or pursuant to law or equity, and without limitation thereof, after the occurrence and during the continuance of any Event of Default, Agent may, enter upon and into possession of the Premises, and any other Collateral and complete the construction of the Required Improvements, with such changes therein as Agent may from time to time deem appropriate, all at the sole risk, cost and expense of Borrower, incur FF&E Expenditures and Capital Expenditures and/or alter, improve, maintain, replace, restore, repair, operate, use or lease of all or any portion of the Premises. Agent shall have the right, at any and all times, to discontinue any work commenced by Agent with respect to the construction of the Required Improvements or any capital improvement or to change any course of action undertaken by it and shall not be bound by any limitations or requirements of time whether set forth herein or otherwise. Agent shall have the right and power (but shall not be obligated) to assume all or any portion of the obligations of Property Owner under any or all agreements, including Construction Contracts, as Agent may elect and to take over and use all or any part or parts of the labor, materials, supplies and equipment contracted for by or on behalf of Property Owner, whether or not previously incorporated into the Premises. In connection with any portion of the construction of the Required Improvements or other alteration, improvement, maintenance, replacement, restoration or repair, undertaken by Agent pursuant to the provisions of this Section 8.4, Agent may do any or all of the following as Agent may elect:
(i)	engage builders, construction managers, architects, general and trade contractors, suppliers, architects, engineers, inspectors and others for the purpose of furnishing labor, materials, equipment and fixtures in connection with the construction of the Required Improvements;

(ii)	pay, settle or compromise all bills or claims which may become Liens against the Premises, or which have been or may be incurred in any manner in connection with such work or for the discharge of liens, encumbrances or defects in the title of the Premises; and

(iii)	take such other action (including the employment of watchmen and the taking of other measures to protect the Premises) or refrain from acting under this Loan Agreement as Agent may in from time to time determine without any limitation whatsoever.
          (b) Sums Advanced. Borrower shall be liable to Agent for all sums paid or incurred in connection with the construction of the Required Improvements or other alteration, improvement, maintenance, replacement, restoration or repair under taken by Agent whether the same shall be paid or incurred pursuant to the provisions of this Section 8.4 or otherwise, all of which shall be paid by Borrower to Agent upon demand with interest at the Default Rate from the time incurred by Agent to the date of payment to Agent, and all of the foregoing sums, including such interest at the Default Rate, shall be deemed and shall constitute disbursements of Loan proceeds under this Loan Agreement and be evidenced by the Note and secured by the Security Documents.
          SECTION 8.5. Assignment of Funds. Upon the occurrence of any Event of Default, the rights, powers and privileges provided in Sections 8.3 and 8.4 hereof and all other remedies available to Agent under this Loan Agreement or the other Loan Documents or by statute or by rule of law or equity may be exercised by Agent at any time and from time to time whether or not the Obligations shall be due and payable, and whether or not Agent shall have instituted any foreclosure or other action for the enforcement of any of the Security Documents, the Note or the other Loan Documents. Borrower hereby assigns and quitclaims to, on behalf of itself and Property Owner, Agent all right, title and interest of Borrower and Property Owner to all sums held in the Accounts and to the extent not held in an account, all sums held by Agent for the account of Borrower or Property Owner and any other security delivered by Borrower or Property Owner as additional security (a security interest in all of the foregoing being granted hereby to Agent) for the Loan and the performance by Borrower or Property Owner of its obligations under the Loan Documents, all of which security may be utilized by Agent for the purposes set forth in Sections 8.3 and 8.4 hereof or the other Loan Documents or applied against the Obligations in such order and manner as Agent shall determine.
          SECTION 8.6. Accounts. Notwithstanding anything to the contrary contained herein, after the occurrence and during the continuance of an Event of Default, the rights of Borrower, Property Owner and each and every other Person (excluding Agent) with respect to Accounts, upon notice to Borrower, shall immediately terminate, and no such Person except Agent shall make any further withdrawal therefrom. Thereafter, Agent may from time to time designate such signatories with respect to the Accounts as Agent may desire, and may make or authorize withdrawals from the Accounts to pay the Obligations in whole or in part and/or pay operating expenses and capital expenditures with respect to the Premises and/or the Required Improvements, including the sale and marketing thereof, and/or any other expenses, all as Agent may deem necessary or appropriate and in such order as Agent may elect. Agent may notify the financial institutions in which any Account is held that Borrower, Property Owner and any other Person no longer has a right to instruct such financial institution with respect to matters relating to the withdrawal, operation or administration of, or investment or application of funds on deposit in such Account. Without limiting the foregoing Agent shall have the right to cause the withdrawal of all funds on deposit in any Account and the deposit of such funds in an account established with Agent at any time following receipt by the financial institution in which such Account is held of a notice from Agent pursuant to the Account Agreement with respect to such Account, and Borrower, on behalf of itself and Property Owner, hereby authorizes and directs such financial institutions to make payment directly to Agent of the funds in or credited to such accounts, or such part thereof as Agent may request. Such financial institution shall have the absolute right to rely upon such notice without inquiring as to the accuracy of the matters referred to in such notice and the depositories shall be fully protected by Borrower in relying upon such written notice from Agent. In the event that Agent delivers such a notice, Agent shall thereafter have the exclusive right to so instruct such financial institution. Nothing in this Section 8.6 shall be construed so as to limit or impair Agent’s absolute right to have a receiver appointed following an Event of Default. All references to “Accounts” in this Section 8.6 shall exclude the Operating Account.
          SECTION 8.7. No Liability of Agent or Lenders. Whether or not Agent elects to employ any or all of the remedies pursuant to the Loan Documents or otherwise available to it at law or equity upon the occurrence of a Default or an Event of Default, neither Agent nor Lenders shall be liable for the construction of or failure to construct or complete the Required Improvements, or with respect to any other rights or obligations of Borrower, Property Owner or its Affiliates, including the rights and obligations of Borrower and Property Owner in, to or under any Permitted Encumbrance, any Premises Document, any Lease, the Property Management Agreement, the Franchise Agreement or any Construction Document, or to protect the Premises or the Collateral, or for payment of any expense incurred in connection with the exercise of any remedy available to Agent or for the performance or non-performance of any other obligation of Borrower or Property Owner. It is expressly understood that Agent and Lenders assume no liability or responsibility for (i) performance of any obligations or duties of Borrower or Property Owner hereunder or under any other Loan Document, any Permitted Encumbrance, any Premises Document, any Lease, the Property Management Agreement, the Franchise Agreement or any Construction Document, (ii) compliance with any Legal Requirements or (iii) any other matters pertaining to control over the management and affairs of Borrower or Property Owner or the use, operation, management or ownership of the Premises or the Collateral, nor by any such action shall Agent or any Lender be deemed to create a partnership or joint venture with Borrower or Property Owner.
          SECTION 8.8. Right of Offset. Borrower, on behalf of itself and Property Owner, hereby grants to Agent and Lenders a right of offset, to secure the repayment of the Obligations, upon any and all monies, securities or other property of Borrower and Property Owner, and the proceeds therefrom, now or hereafter held or received by or in transit to Agent and any Lender, from or for the account of Borrower and Property Owner, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general or special) and credits of Borrower and Property Owner (including each Account), and any and all claims of Borrower and Property Owner against Agent or any Lender at any time existing. At any time during the continuance of an Event of Default or following the maturity (whether by acceleration or otherwise) of the Loan, Agent and each Lender is hereby authorized from time to time, without notice to Borrower or Property Owner , to offset, appropriate, apply and enforce said liens against any and all sums hereinabove referred to against the Loan and the remaining Obligations. Except as results from Agent’s or any Lender’s gross negligence or willful misconduct, Agent and Lenders shall not be liable for any loss of interest on or any penalty or charge assessed against funds in, payable on, or credited to any Account as a result of the exercise by Agent of any of its rights, remedies or obligations under any of the Loan Documents.
          SECTION 8.9. Termination of Loan Agreement. The obligations of the parties hereunder, excluding those which expressly survive the termination hereof or repayment of the Loan, shall terminate only upon indefeasible repayment in full of the outstanding principal amount of the Loan, together with all interest and other indebtedness due and payable in connection therewith, and all other outstanding Obligations. If the Obligations have been repaid and thereafter such all or any portion of such payment is rescinded or must otherwise be returned or paid over by Agent or any Lender, whether required pursuant to any bankruptcy or insolvency law or otherwise, the Obligations and the obligations of each party under the Loan Documents, shall continue, until such times as the Obligations are repaid in full.
          SECTION 8.10. Right to Perform. Upon the occurrence and during the continuance of an Event of Default, if Borrower or Property Owner fails to perform or observe any term of any Premises Documents, any Permitted Encumbrance, any Lease, the Property Management Agreement, Franchise Agreement, any Material Operating Agreement, any Construction Contract or any Interest Rate Protection Agreement to be performed or observed by it thereunder to the extent required to be performed or observed under the Loan Documents, then, without waiving or releasing any Borrower from any of its obligations hereunder or under the other Loan Documents, Agent shall have the right, but shall be under no obligation, upon written notice to Borrower, to pay any sum and to take any action (including entry upon the Mortgaged Property) to cause such performance or observance of such obligation on behalf of Borrower or Property Owner, so that the rights of Borrower and Property Owner are unimpaired and free from default, even if the existence or the nature of a Borrower or Property Owner default is being questioned or denied by Borrower, Property Owner or any other Person. Agent shall be subrogated to the rights of the parties to such agreements with respect to any such sums paid by Agent. Borrower shall pay to Agent immediately and upon demand, all such sums so paid or expended by Agent, together with interest thereon from the day of such payment at the Default Rate, and the same shall be secured by the Loan Documents. If Agent receives a notice of a default, such notice shall constitute full protection to Agent and Lenders for any action taken or omitted by Agent, in good faith, in reliance thereon. Nothing herein shall limit the right of Agent to cure any default of Borrower pursuant to the terms of any Premises Documents, any Permitted Encumbrance, any Lease, the Property Management Agreement, Franchise Agreement, any Material Operating Agreement, any Construction Contract or any Interest Rate Protection Agreement granting to a mortgagee or beneficiary of a deed of trust on the Premises the right to do so, or pursuant to the terms of the Franchisor Comfort Letter Agreement or other agreement between Agent and any other Person that is party to any such agreement.
ARTICLE IX
ASSIGNMENTS AND PARTICIPATIONS
          SECTION 9.1. Assignment and Participations. Agent and Lenders shall have the right, subject to this Section 9.1, to assign, sell, negotiate, pledge or hypothecate all or any portion of their rights and obligations hereunder. No Lender shall assign, sell, negotiate, pledge, hypothecate or otherwise transfer all or any portion of its rights in and to the Loan to any other Person (an “Assignee”) (a) without Agent’s prior consent, (b) other than in compliance with Section 9.5 hereof; and (c) unless such transaction shall be an assignment of a constant (and not varying), ratable percentage of such Lender’s interest in the Loan; provided, however, any Lender shall have the right at any time without the consent of or notice to Agent, any other Lender or other Person to grant a security interest in all or any portion of such Lender’s interest in the Note or the Loan to any Federal Reserve Bank or the central reserve bank or similar authority of any other country to secure any obligation of such Lender to such bank or similar authority (a “Central Bank Pledge”). Effective on any such assignment and assumption by the assignee and on compliance with Section 9.5 hereof, the assigning Lender shall have no further liability hereunder with respect to the interest of such Lender that was the subject of such transfer and such Assignee shall be a Lender with respect to such interest. Except for a Central Bank Pledge, a Lender making any such assignment shall notify Borrower of same, specifying the Assignee thereof and the amount of the assignment.
          SECTION 9.2. Participation. No Lender shall assign, sell or otherwise transfer a participation in and to all or any portion of its rights and obligations in and to the Loan, this Loan Agreement or the other Loan Documents to any other Person (a “Participant”) without the prior consent of Agent. No such participation shall (i) require the consent of any Lender, Borrower, Property Owner or any other Person except Agent or (ii) release a Lender from any of its obligations hereunder. Each Lender agrees to provide Agent prompt notice of all participations sold by such Lender together with a copy of the documentation governing such participations.
          SECTION 9.3. Availability of Records. Borrower acknowledges and agrees that Agent and each Lender may provide to any actual or proposed Assignee or Participant originals or copies of this Loan Agreement, any other Loan Documents and any other documents, instruments, certificates, opinions, insurance policies, financial statements and other information, letters of credit, reports, requisitions and other materials and information at any time submitted by or on behalf of Borrower, Property Owner, Guarantor or other Persons and/or received by Agent or any Lender in connection with the Loan.
          SECTION 9.4. Borrower’s Facilitation of Transfer In order to facilitate permitted assignments and other transfers to Assignees and sales to Participants, Borrower shall execute and deliver to Agent and shall cause Property Owner and Guarantor to execute and deliver to Agent such further documents, instruments or agreements as Agent or any Lender may reasonably require, including one or more substitute promissory notes evidencing the Commitment of each Lender, provided that such documents, instruments or agreements do not (a) increase the obligations or liabilities of any such Person hereunder or under the other Loan Documents in excess of the obligations or liabilities intended to be provided herein or in the other Loan Documents or (b) decrease such Person’s rights hereunder or under the other Loan Documents to less than what they were prior to the execution of such documents, instruments or agreements. In addition, Borrower agrees to reasonably cooperate with Agent and Lenders, at Agent’s and Lenders’ sole cost and expense, including providing such information and documentation regarding Borrower, Property Owner, Guarantor and any other Person as Agent or any Lender or any potential Assignee or Participant may reasonably request and to meet with potential Assignees and Participants upon reasonable notice.
          (b) At Agent’s and Lenders’ sole cost and expense, Agent shall have the right, at any time (whether prior to, in connection with, or after any permitted assignment, participation and other transfers to Assignees and sales to Participants), with respect to all or any portion of the Loan, to modify, split and/or sever all or any portion of the Loan as hereinafter provided, and Borrower shall cooperate and cause Property Owner, Guarantor and each Affiliate of Borrower to cooperate (in each case at Agent’s and Lenders’ reasonable expense), with Agent in connection therewith. Without limiting the foregoing, Agent may (i) cause the Note, the Mortgage and the other Loan Documents to be split into multiple mortgage loans, (ii) create one or more senior and subordinate notes (e.g., an A/B or A/B/C structure), (iii) create multiple components of the Note or Notes (and allocate or reallocate the principal balance of the Loan among such components and/or assign different interest rates and/or LIBOR and/or Base Rate spreads to each Note), which components may be represented by separate Notes or (iv) otherwise sever the Loan into two or more loans secured by mortgages and by a pledge of partnership or membership interests (directly or indirectly) in Borrower (i.e., a senior loan/mezzanine loan structure), in each such case, in whatever proportion and whatever priority Agent determines; provided, however, in each such instance the outstanding principal balance of all the Notes evidencing the Loan (or components of such Notes) immediately after the effective date of such modification equals the outstanding principal balance of the Loan immediately prior to such modification and the weighted average of the interest rates for all such Notes (or components of such Notes) immediately after the effective date of such modification equals the overall weighted average LIBOR Rate and Base Rate, as applicable, immediately prior to such modification; provided, further, however, all prepayments or repayments shall be applied to such tranches in a manner which shall not increase the weighted average interest rate of the Loan, and provided further that that such documents, instruments or agreements do not (a) increase the obligations or liabilities of Borrower, Property Owner or Guarantor hereunder or under the other Loan Documents in excess of the obligations or liabilities intended to be provided herein or in the other Loan Documents or (b) decrease the rights of Borrower, Property Owner or Guarantor hereunder or under the other Loan Documents to less than what they were prior to the execution of such documents, instruments or agreements. If requested by Agent, Borrower shall, and cause Property Owner and Guarantor and each applicable Affiliate of Borrower to, execute and deliver such documentation as Agent may reasonably request to evidence and/or effectuate any such modification or severance.
          (c) Notwithstanding the foregoing, if Agent requests Borrower to execute and deliver to Agent an estoppel on account of the Loan in connection with a permitted assignment or participation, or a modification or severance described in Section 9.4(b), Borrower shall do so at its cost and expense.
          SECTION 9.5. Notice; Registration Requirement. No assignment, sale, negotiation, pledge, hypothecation or other transfer of any part of any Lender’s interest in and to the Loan shall be effective or permitted under this Article IX until (a) an assignment and acceptance agreement in the form attached hereto as Schedule 9.5 (an “Assignment and Acceptance”) with such changes thereto as are reasonably acceptable to Agent with respect to such assignment, sale, negotiation, pledge, hypothecation or other transfer shall have been delivered to Agent, (b) Agent shall have registered such Assignee’s name and address in the Register which Agent maintains for the recordation of the names, addresses and interests of Lenders, and (c) the parties to such transfer, assignment or purchase shall have paid to Agent a processing and registration fee determined by Agent. The entries in the Register shall be conclusive, absent manifest error. This Section 9.5 shall not apply to any Central Bank Pledge.
          SECTION 9.6. Registry. Borrower hereby designates Agent to serve as Borrower’s agent, solely for purposes of this Section 9.6, to maintain a register (the “Register”) on which Agent will record the Commitments from time to time of each Lender, the portion of any Earn-Out Disbursement made by each Lender and each repayment with respect to the principal amount of the Loan of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect Borrower’s obligations in respect of the Loan. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Earn-Out Disbursement made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by Agent with respect to ownership of such Commitments and prior to such recordation all amounts owing to the transferor with respect to such Commitments shall remain owing to the transferor. The registration of a transfer of all or part of any Commitment shall be recorded by Agent on the Register only upon the acceptance by Agent of a properly executed and delivered Assignment and Acceptance by the assignor and assignee. At the assigning Lender’s option, concurrently with the delivery of an Assignment and Acceptance pursuant to which an interest of such Lender in the Loan was assigned to such Assignee, the assigning Lender shall surrender to Borrower its Note evidencing the portion of the Loan corresponding to the interest so transferred and Borrower shall deliver to Agent one or more new promissory notes in the same aggregate principal amount issued to the assigning Lender and/or the Assignee.
          SECTION 9.7. Lender Interest Rate Protection Agreements. Each Lender that is a party to any Interest Rate Protection Agreement acknowledges that the interest of Borrower in and to such Interest Rate Protection Agreement will be pledged and collaterally assigned to Agent pursuant to the Loan Documents, and hereby consents without any restrictions to such pledge and collateral assignment. All payments, if any, due under such Interest Rate Protection Agreement shall be paid directly to Agent and all other rights of Borrower shall, upon the occurrence and during the continuance of an Event of Default, be exercisable by Agent. Each Lender that is a party to any Interest Rate Protection Agreement shall execute and deliver to Agent, and cause any Affiliate of such Lender that is a party to any Interest Rate Protection Agreement to execute and deliver to Agent, upon entering into such agreement the Interest Rate Protection Agreement Consent in order to confirm the foregoing.
          SECTION 9.8. Disclosure by Agent or Lender. Without limiting Section 9.3 hereof, Borrower consents to the issuance by Agent and Lenders of press releases, advertisements and other promotional materials in connection with the marketing activities of Agent and Lenders, including the disclosure that the Person acting as agent for the Lenders is the Agent for the Loan, the amount of the Loan and the name, location and use of the Premises.
          SECTION 9.9. No Expense to Borrower. Without limiting any other provision of this Article IX hereof, no assignment, participation or other syndication, severance, splitting or securitization of the Loan by any Lender or Agent shall be at expense of Borrower, other than with respect to any estoppel pursuant to Section 9.4(c) hereof.
ARTICLE X
AGENT AND LENDERS
          SECTION 10.1. Scope of Article XIII. This Article X shall be binding on Agent and Lenders, but shall not be binding on or enforceable by Borrower unless otherwise expressly provided herein. As among Agent and Lenders, the provisions of this Article X may be amended, waived or otherwise modified by Agent and Lenders without Borrower’s consent and without the need for Borrower to be party to any of the same. Without limiting the foregoing, nothing contained in this Article X or any amendments, waivers or modifications thereof by Agent and Lenders, shall limit or modify the rights and obligations of, and restrictions applicable to, Borrower, Agent or Lenders set forth in any other provision of this Loan Agreement or in the other Loan Documents, except as among Agent and Lenders.
          SECTION 10.2. Agent.
          (a) Appointment. Each Lender hereby irrevocably designates and appoints Agent as the agent of such Lender with respect to the Loan and to act as “Agent” under the Loan Documents. Each Lender hereby irrevocably authorizes Agent, as its agent, to take such action and to exercise such powers on such Lender’s behalf as may be taken by Agent under any Loan Document, including as a payee, mortgagee, assignee or beneficiary or otherwise, together with such other powers as are reasonably incidental thereto. Nothing contained in this Loan Agreement, any Assignment and Acceptance or in any other Loan Document is intended to create or shall be construed as imposing on Agent any obligations except as expressly set forth in this Loan Agreement or in any other Loan Document. Agent shall not have any fiduciary or trustee relationship with Lenders .
          (b) Duties of Agent. Agent shall not have any duties or responsibilities except those expressly set forth in this Loan Agreement and in the other Loan Documents; no implied covenants, functions, responsibilities, duties, obligations or liabilities of Agent shall be construed to exist under this Loan Agreement or any other Loan Document. Agent shall perform its duties hereunder in accordance with the same standard of care as that customarily exercised by Agent with respect to the administration of a loan similar to the Loan held entirely for its own account. Agent shall not have any duty to ascertain or inquire into or verify the performance or observance of any covenants or agreements in any Loan Documents by Borrower, Property Owner, Guarantor or any other Person or the satisfaction of any condition or to inspect the Premises. Agent shall not be liable for any undertaking of Borrower, Property Owner, Guarantor or any other Person or for any error of judgment, or for any action taken or omitted to be taken by Agent other than willful misconduct or gross negligence of Agent.
          (c) Reliance by Agent. Agent is entitled to rely upon (and shall be protected in relying upon) any written or oral statement and notices or any other certification or documents believed by Agent to be genuine and correct and to have been signed or made by the proper Person and, with respect to all of its duties under the Loan Documents, upon advice of counsel (including counsel for Borrower, Property Owner and Guarantor), independent public accountants, engineers, architects and other experts selected by Agent and shall not be liable for any action taken or omitted to be taken by Agent in good faith in accordance with the advice of such counsel, independent public accountants, engineers, architects and other experts.
          (d) Delegation of Duties. Agent may execute any of its duties under this Loan Agreement and any duties as Agent or as a party, payee, mortgagee, assignee or beneficiary under any Loan Document, by or through agents, affiliates or attorneys-in-fact. Agent shall not be responsible for the negligence or misconduct of any agents, affiliates or attorneys-in-fact selected by Agent with reasonable care and prudence.
          (e) Agent in its Capacity as a Lender. If the Person acting as Agent is also a Lender, then with respect to the ownership interest of such Person as a Lender, such Person in its capacity as Lender shall have the rights and powers of a Lender under this Loan Agreement and the other Loan Documents as set forth herein and therein and may exercise or refrain from exercising the same as though it were not Agent, and the term “Lender” and “Lenders” shall include such Person in its individual capacity as a Lender for so long as such Person is a Lender.
          (f) Relationship with Borrower. Each Lender acknowledges that, with respect to the Loan and the Loan Documents, Agent shall have the sole and exclusive authority to deal and communicate with Borrower, Property Owner, Guarantor and any other Person on behalf of Lenders and each Lender acknowledges that any notices or demands from such Lender to Borrower, Property Owner, Guarantor or such Person must be promptly forwarded to Agent for delivery. Each Lender agrees that it will not take any legal action, nor institute any actions or proceedings, against Borrower, Property Owner, Guarantor or any other Person with respect to any of the Obligations, without the prior consent of Agent, which consent may be withheld by Agent in its discretion.
          SECTION 10.3. Distributions. Each Lender shall be entitled to receive, and Agent shall transfer to each Lender, each Lender’s Pro Rata Share of all payments received by Agent pursuant to the Loan Documents on account of principal, interest and other sums, excluding, however, (a) any sums payable to Agent or any Lender in a manner other than in proportion to each Lender’s Pro Rata Share in connection with any Interest Rate Protection Agreement or pursuant to Section 2.9 or 2.15 hereof, without regard as to whether such sums constitute Additional Interest, (b) any sums payable pursuant to the Loan Fee Letter, and (c) any sums payable to Agent in its capacity as Agent, including any sums payable on account of expenses incurred by Agent which Borrower, Property Owner or guarantor is obligated to reimburse Agent pursuant to the Loan Documents, to the extent that Lenders have not made a payment on account thereof pursuant to Section 10.9 hereof (the sums referred to in clauses (a) through (c)  are hereinafter referred to as, “Excluded Sums”). Lenders acknowledge that Lender Interest Rate Protection Agreements are secured pari passu with the rest of the Obligations. In amplification of the foregoing, in the event that any payment received by Borrower hereunder is insufficient to pay all amounts due and owing on the date of such payment, such payment shall be applied pari passu together with any application thereof to the outstanding principal of the Loan. If any Lender is or becomes a party to any Lender Interest Rate Protection Agreement, such Lender unconditionally consents, without any restrictions, to the pledge and collateral assignment of Borrower’s interest in such Interest Rate Protection Agreement, agrees to pay directly to Agent all payments, if any, due under the Interest Rate Protection Agreement and agrees that all rights of Borrower thereunder shall be exercisable by Agent.
          SECTION 10.4. Authority, No Reliance; Binding Effect. Each Lender (a) represents and warrants that it is legally authorized to enter into this Loan Agreement, (b) agrees that neither Agent nor any Lender shall be responsible to one another for the due execution, legality, validity, enforceability, genuineness, sufficiency or collectibility of any of the Loan Documents or any other instrument or document furnished pursuant thereto or in connection with the Obligations, (c) confirms and agrees that neither Agent nor any Lender has made or will be deemed to have made any warranty or representation to another or shall be responsible to another for any statements, warranties or representations (written or otherwise) made in or in connection with the Loan or the Loan Documents or for the financial condition of Borrower or any other Person or for the title or the value of any portion of the Mortgaged

Property or other Collateral and (d) agrees that it will be bound by the provisions of this Loan Agreement and will perform in accordance with its terms all the obligations which by the terms of this Loan Agreement are required to be performed by it as a Lender. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Loan Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Loan Agreement.
          SECTION 10.5. Loan.
          (a) Amendments and Modifications; Exercise of Rights and Remedies. Subject to Section 10.5(b) hereof, Agent reserves the right, in its discretion, in each instance without prior notice to Lenders, (i) to exercise or refrain from exercising any powers or rights which Agent or Lenders may have under or with respect to the Note, this Loan Agreement or any other Loan Document, (ii) to enforce or forbear from enforcing the Loan Documents, (iii) to grant or withhold consents, approvals or waivers and to make any other determinations in connection with the Loan and the Loan Documents, (iv) to amend or modify the Loan Documents, (v) to acquire additional security or release any security given with respect to the Loan, (vi) to collect all sums due under the Loan Documents, (vii) to declare the Loan due and payable when permitted to do so pursuant to the terms of the Loan Documents, (viii) to enforce the Loan Documents, (ix) to take possession of, foreclose or accept a deed and/or assignment of the Collateral or any portion thereof in lieu of foreclosure, (x) to sell, dispose of or otherwise deal with the ownership and operation of the Collateral, (xi) to bid at foreclosure of the Mortgage such amount as Agent shall determine in its discretion, and (xii) to exercise or determine not to exercise all powers which are incidental to any of the foregoing.
          (b) Restrictions of Power of Agent. Notwithstanding anything to the contrary contained in Section 10.5(a) hereof or elsewhere in this Loan Agreement, Agent shall not without the prior written consent of all Lenders, agree to any amendment, modification, termination, or waiver of any provision of this Loan Agreement or the other Loan Documents which would (i) extend the time for any payments of interest or principal, including the Maturity Date, (ii) reduce the amount of any payment of principal, (iii) reduce the rate of interest payable pursuant to this Loan Agreement, (iv) increase the maximum principal amount of the Loan in excess of the Loan Amount, (viii) release any material portion of the Collateral granted under the Loan Documents except as required pursuant to the terms of the Loan Documents, by law or upon repayment of the Obligations in full, (ix) release Borrower or any guarantor of the Loan from any of their material obligations with respect to the Loan except as required pursuant to the terms of the Loan Documents, by law or upon repayment of the Obligations in full, (x) alter the definition of “Requisite Lenders” provided herein or otherwise modify the number or percentage of the Lenders required to make any determination or give any consent hereunder, or (xii) amend Article IX hereof or this Article X. Additionally, notwithstanding anything to the contrary contained in Section 10.5(a) hereof or elsewhere in this Loan Agreement, Agent shall not increase the amount of any Lender’s Commitment without the prior consent of such Lender.

          (c) Deemed Consent. In the event that Agent requests a Lender’s consent pursuant to Section 10.5(b) hereof and Agent does not receive the Lender’s written response within ten (10) Business Days of the request therefor, or such shorter period that Agent in the exercise of its reasonable business judgment determines is necessary under the circumstances, such Lender shall be deemed to have consented to the action or determination proposed in such request. All such requests for consent from Agent to Lenders shall (i) be given in the form of a written notice to each Lender, (ii) be accompanied by a description of the matter or item as to which such consent is requested, or shall advise each Lender where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, and (iii) shall include Agent’s proposal in respect thereof.
          (d) Instructions from Lenders. Agent may at any time request instructions from Lenders with respect to any actions, consents, waivers or approvals which, by the terms of any of the Loan Documents, Agent is permitted or required to take or to grant, and Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval, consent or waiver and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval, consent or waiver under any of the Loan Documents until Agent shall have received such instructions.
          SECTION 10.6. Equitable Adjustments. If a Lender shall obtain any payment (whether voluntary, involuntary or otherwise) on account of such Lender’s interest in the Loan in excess of such Lender’s Pro Rata Share to which such Lender is entitled (other than payments on account of Excluded Sums payable to such Lender) or payment on account of Excluded Sums payable to another Person, such Lender shall forthwith pay over to Agent an amount sufficient to enable Agent to cause such excess payment to be shared ratably with the other Lenders or, in the case of Excluded Sums payable to another Person, such Excluded Sums.
          SECTION 10.7. Other Transactions. Agent and each Lender and their respective Affiliates and subsidiaries may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrower, any Affiliate of Borrower, any subsidiaries of Borrower or its Affiliates and any Person who may do business with or own interests in or securities of Borrower or any such Affiliate or subsidiary without any duty to account therefor to each other. In the event that Agent or a Lender shall enter into an Interest Rate Protection Agreement, Agent or such Lender, as the case may be, shall be free to exercise its rights and remedies pursuant to the terms of the applicable Interest Rate Protection Agreement as if Agent or Lender, as the case may be, was not Agent or a Lender hereunder.
          SECTION 10.8. Obligations Absolute. Each Lender acknowledges and agrees that its obligations hereunder are absolute and unconditional and shall not be affected by any circumstance whatsoever, including any breach by Agent or a Lender of their obligations under this Loan Agreement or any other Loan Document, any lack of validity or enforceability of the Note, this Loan Agreement or any other Loan Document, the occurrence and continuance of any Default or Event of Default or the failure to satisfy any term or condition of the Note, this Loan Agreement or any other Loan Document. Without limiting the generality of the immediately preceding sentence, each Lender agrees that any payment required to be made by it shall be made without any offset, abatement, withholding or reduction whatsoever and a breach by Agent or any Lender of any of their obligations pursuant to this Loan Agreement or any other Loan

Document shall not limit or otherwise affect a Lender’s obligations pursuant to this Loan Agreement.
          SECTION 10.9. Indemnification.
          (a) Generally. Lenders hereby agree to indemnify Agent (to the extent Agent is not otherwise reimbursed hereunder or under the Loan Documents by Borrower), on demand, in proportion to their Pro Rata Shares, for and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including reasonable fees and disbursements of counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising hereunder or out of any of the Loan Documents, any action taken or omitted by Agent hereunder or thereunder, the Premises or the Collateral, including any matter required to be indemnified by Borrower pursuant to Section 11.1 hereof; provided, however, that Lenders shall not be liable for (a) any of such claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from Agent’s willful misconduct or gross negligence, or (b) any of such claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which arise pursuant to any Lender Interest Rate Protection Agreement to which Agent or its Affiliate is party. A certificate of Agent as to the amount for which Lenders are required to reimburse Agent pursuant to this Section 10.9 shall be prima facie evidence as to such amount. Lenders’ obligations under this Section 10.9 shall survive the termination of this Loan Agreement and the Loan Documents. Without limiting the foregoing, in the event Agent elects to make a protective advance, Lenders shall fund same in accordance with Section 10.16 hereof. If Agent advances its own funds for any protective advance, each Lender shall upon Agent’s demand reimburse Agent for same in the amount of its Pro Rata Share thereof.
          (b) Indemnification Regarding Certain Actions. Unless indemnified to Agent’s satisfaction against any claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including reasonable fees and disbursements of counsel), Agent may not be compelled to do any act under this Loan Agreement or any other Loan Document or to take any action toward the execution or enforcement of the powers hereby or thereby created or to prosecute or defend any suit with respect to this Loan Agreement or any other Loan Document. In no event, however, shall Agent be required to take any action that Agent determines would be in violation of any applicable regulatory requirements, or could incur for Agent criminal or onerous civil liability.
          SECTION 10.10. Taxes. All taxes due and payable on any payments to be made to any Lender with respect to the Obligations or under the Loan Documents shall be such Lender’s sole responsibility. All payments payable by Agent to any Lender hereunder or otherwise with respect to the Obligations shall be made without deduction for any taxes, charges, levies or withholdings, except to the extent, if any, that such amounts are required to be withheld by Agent under applicable law or the terms of the Loan Documents or this Loan Agreement. If any Lender is organized or is existing under the laws of a jurisdiction outside the United States, such Lender shall provide to Agent upon the execution of this Loan Agreement, or execution of any Assignment and Acceptance pursuant to which it becomes a Lender hereunder, and from time to time thereafter, at least two (2) duplicate completed and signed copies of any form(s) that may be required by the United States Internal Revenue Service in order to certify such Lender’s exemption from United States withholding taxes with respect to payments to be made to such Lender with respect to the Obligations or under the Loan Documents or such other documents as are necessary to indicate that all such payments are exempt from or subject to such taxes at a rate reduced by an applicable tax treaty.
          SECTION 10.11. Return of Payments. If Agent has received or applied any payment with respect to the Loan and has paid to any Lender any portion of such payment, and thereafter such payment or application is rescinded or must otherwise be returned or paid over by Agent, whether required pursuant to any bankruptcy or insolvency law, the Loan Documents, or otherwise, such Lender shall, at Agent’s request, promptly return its share of such payment or application to Agent. In addition, such Lender shall simultaneously remit its Pro Rata Share of any interest or other amounts required to be paid by Agent with respect to such payment or application. If any Lender fails to remit such payment to Agent prior to 10:00 a.m. (New York City time) on the second (2nd) Business Day following Agent’s request for such funds, the payment owed to Agent shall earn interest at the Base Rate for each day from the date of Agent’s request until its payment to Agent.
          SECTION 10.12. No Partnership. This Loan Agreement, the Assignment and Acceptances and the other Loan Documents do not create a partnership or joint venture among Agent and/or Lenders.
          SECTION 10.13. Resignation and Removal of Agent; Successor Agent.
          (a) Resignation. Agent may resign, without the consent of Borrower or any Lender, from the performance of all its functions and duties hereunder at any time by giving at least fifteen (15) Business Days’ prior written notice to Borrower and Lenders, unless applicable law requires a shorter notice period or that there be no notice period, in which instance such applicable law shall control. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to Section 10.13(c) or, if applicable, the appointment by Agent of a successor Agent pursuant to Section 10.13(d) hereof.
          (b) Removal of Agent. In the event of the occurrence of any material gross negligence or willful misconduct of Agent, if all of the Lenders (other than a Lender that is then acting as Agent) agree, then Agent may be removed as the agent; provided, however, that no such removal of Agent shall in any way affect the rights of Agent in its individual capacity as a Lender.
          (c) Appointment of Successor Agent by Requisite Lenders. Upon any resignation or removal of Agent, the Requisite Lenders (including in the determination of the Requisite Lenders, the Pro Rata Shares of such Lender that is also the resigning or removed Agent) shall appoint a successor Agent (who shall also be a Lender).
          (d) Appointment by Resigning Agent. If, upon the resignation of Agent, a successor Agent shall not have been appointed within the fifteen (15) Business Days or shorter period provided in Section 10.13(a) hereof, the resigning Agent shall then appoint a successor

Agent (who also shall be a Lender), which successor shall serve as Agent until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above.
          (e) Rights of the Successor and Retiring Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, or, if applicable, the appointment of a successor Agent by Agent pursuant to Section 10.13(d) hereof, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent arising from and after the date of such acceptance and appointment, and the retiring Agent shall be discharged from the duties and obligations of Agent arising from and after such date. After the resignation or removal of Agent as provided herein, the provisions of this Loan Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Loan Agreement.
          SECTION 10.14. Defaults by any Lender.
          (a) Consequences of Default. If for any reason any Lender shall be in default of any of its monetary obligations or in default in any material respect of any of its non-monetary obligations pursuant to this Loan Agreement or any other Loan Document (a “Defaulting Lender”), then, in addition to the rights and remedies that may be available to Agent and any other Lender under this Loan Agreement, at law and in equity, such Defaulting Lender’s right to participate as a Lender in decisions under this Loan Agreement, including any rights to approve or direct any determination, action or inaction of Agent where the approval or direction of Lenders is required or permitted hereby, and such Defaulting Lender’s right to assign, transfer, sell all or any portion of its rights in and to the Loan or a participation therein pursuant to Article IX hereof, shall be suspended during the pendency of such failure or refusal.
          (b) Remedies. If for any reason the Defaulting Lender fails to make timely payment of any amount required to be paid by such Defaulting Lender to or for the benefit of Agent or any other Lender hereunder, then, in addition to other rights and remedies which Agent or such other Lender may have hereunder or otherwise, Agent or any Lender shall be entitled, but not obligated (i) to advance funds on behalf of any Defaulting Lender, (ii) to collect interest from the Defaulting Lender at the Base Rate until the date on which the payment is made, (iii) to withhold or set off or in the case of a Lender, to cause Agent to withhold or setoff, and to apply to the payment of the defaulted amount and any related interest, any amounts to be paid to the Defaulting Lender under this Loan Agreement, (iv) to bring an action or suit against the Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest and (v) to purchase the Defaulting Lender’s interest in the Loan in the manner set forth in this Section 10.14. Upon the Defaulting Lender’s failure to make payments as set forth herein and so long as such failure remains uncured (and it is agreed an advance of funds by any other Lender pursuant to clause (i) above shall not be considered a cure of the Defaulting Lender’s default), the Defaulting Lender shall not be entitled to receive its share of any payments made by Borrower or any other Person (or amounts owed by Borrower or any other Person ) after such date pursuant to the Loan Documents. If Agent receives any payment with respect to the Obligations from Borrower or any other Person as to which a Defaulting Lender would otherwise have been entitled, then such Defaulting Lender’s share of such payment shall be credited toward the amount owed hereunder by such Defaulting Lender on a dollar for dollar basis.

          (c) Purchase of Defaulting Lender’s Interest After Default. In the event of a default by a Lender as referred to in Section 10.14(a) hereof, each Lender which is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire such Defaulting Lender’s interest in the Loan. If more than one Lender exercises such right, each such Lender which is not a Defaulting Lender shall have the right to acquire (in accordance with such acquiring Lender’s Pro Rata Share or upon agreement of the Lenders that desire to so purchase the Defaulting Lender’s interest, any other proportion) the Defaulting Lender’s interest in the Loan. Such right to purchase shall be exercised by written notice from the applicable Lender(s) electing to exercise such right to the Defaulting Lender (an “Exercise Notice”), copies of which shall also be sent concurrently to each other Lender. The Exercise Notice shall specify (i) the purchase price for the interest of the Defaulting Lender, determined in accordance with Section 10.15 hereof and (ii) the date on which such purchase is to occur, which shall be any Business Day which is not less than fifteen (15) days after the date on which the Exercise Notice is given, provided that if such Defaulting Lender shall have cured its default in full (including with the payment of any interest and other amounts due in connection therewith) to the satisfaction of Agent within said fifteen (15) day period, then the Exercise Notice shall be of no further effect and the non-defaulting Lender(s) shall no longer have a right to purchase such Defaulting Lender’s interest. Upon any such purchase of a Defaulting Lender’s interest and as of the date of such purchase (the “Purchase Date”), the Defaulting Lender’s interest in the Loan, and its rights hereunder as a Lender arising from and after the Purchase Date (but not its rights and liabilities with respect thereto or under this Loan Agreement or the other Loan Documents for obligations, indemnities and other matters arising or matters occurring before the Purchase Date) shall terminate on the Purchase Date, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest. Without in any manner limiting the remedies of Agent or any other Lender, the obligation of a Defaulting Lender to sell and assign its interest in the Loan under this Section 10.14 shall be specifically enforceable by Agent and/or any other Lender by an action brought in any court of competent jurisdiction for such purpose, it being acknowledged and agreed that, in light of the disruption in the administration of the Loan and the other terms of the Loan Documents that a Defaulting Lender may cause, damages and other remedies at law are not adequate.
          SECTION 10.15. Purchase Price; Payment for Defaulting Lender’s Pro Rata Share. The purchase price for the interest of a Defaulting Lender in the Loan (the “Purchase Price”) shall be equal to the sum of all of the Defaulting Lender’s advances under the Loan Documents outstanding as of the Purchase Date, less the costs and expenses incurred by Agent and any non-defaulting Lender directly as a result of the Defaulting Lender’s default hereunder, including interest accrued on such unpaid amounts (at the Base Rate), court costs and including reasonable attorneys’ fees and disbursements, and fees for accountants and other similar advisors (provided that such costs and expenses are paid by the Lenders acquiring the interest of such Defaulting Lender to Agent and the Lenders incurring same).
          SECTION 10.16. Funding of Earn-Out Disbursements. Agent shall give Lenders not less than three (3) LIBOR Banking Days’ prior notice of the date of any proposed Earn-Out Disbursement and, provided that Agent shall have received Borrower’s election for same as of 1:00 p.m. on such third prior LIBOR Banking Day, the Applicable Interest Rate for same. Not later than 1:00 p.m. (New York City time) on the date of a Earn-Out Disbursement, each Lender shall deposit with Agent at an account specified by Agent, in immediately available funds in Dollars, its Pro Rata Share of the Loan proceeds which are the subject of such Earn-Out Disbursement. The failure of any Lender to deposit its Pro Rata Share of the proposed Earn-Out Disbursement into the account designated by Agent on the applicable date shall not relieve any other Lender of its obligations hereunder to fund its Pro Rata Share of such Loan proceeds on such date. In the event that the conditions precedent to any Earn-Out Disbursement are not fulfilled by Borrower or waived by Agent as of the date anticipated for such Earn-Out Disbursement, Agent shall promptly return to each Lender, by wire transfer of immediately available funds, the amount deposited with Agent by such Lender. Unless Agent shall have been notified by any Lender on the Business Day immediately preceding the applicable date for a Earn-Out Disbursement that such Lender does not intend to fund its Pro Rata Share of the related Loan proceeds requested to be made on such date, Agent may assume that such Lender has funded its Pro Rata Share of such Loan proceeds and is depositing such sums with Agent on the date therefor, and Agent in its discretion may, but shall not be obligated to, disburse a corresponding amount to Borrower on such date. If the Loan proceeds corresponding to that amount are disbursed by Agent but are not in fact deposited with Agent by such Lender on or prior to the applicable date of funding such Earn-Out Disbursement, such Lender agrees to pay to Agent on demand such corresponding amount, together with interest thereon at the Default Rate for each day from the date such amount is disbursed to or for the benefit of Borrower until the date such amount is paid or repaid to Agent by such Lender. The foregoing shall not limit any liability of such Lender as a Defaulting Lender on account of its failure to fund its Pro Rata Share of any Earn-Out Disbursement or protective advance.
          SECTION 10.17. Election of Interest Rate; Distribution of Funds to Lenders. Agent shall promptly notify each Lender upon its receipt of notice from Borrower pursuant to Section 2.3(c) hereof electing to convert to an Applicable Interest Rate. All sums received by Agent pursuant to the Loan Documents on account of principal, Interest or other sums payable to all Lenders in accordance with their Pro Rata Shares, after application, at Agent’s option, of such sums to any amounts due and payable to Agent from Borrower or Lenders under any Loan Document, which are received by 1:00 p.m. (New York City time) shall be paid to Lenders on the date of receipt; such sums received by Agent after 1:00 p.m. (New York City time) shall be paid to Lenders on or before the next succeeding Business Day. All sums received by Agent pursuant to the Loan Documents on account of other sums payable to any specific Lenders, including Additional Interest and Excluded Sums, after application, at Agent’s option, of such sums to any amounts due and payable to Agent from Borrower (in each case, prorated among the Lenders in accordance with their Pro Rata Shares) or such specific Lenders hereunder, which are received by 1:00 p.m. (New York City time) shall be paid to the applicable Lenders to which such amounts are due on or before the next succeeding Business Day; such sums received by Agent after 1:00 p.m. (New York City time) shall be paid to the applicable Lenders to which such amounts are due on or before the next succeeding Business Day.

ARTICLE XI
GENERAL CONDITIONS
          SECTION 11.1. Indemnity.
          (a) Borrower hereby indemnifies and agrees to defend, protect and hold harmless Agent and Lenders and their respective affiliates, participants, directors, officers, agents and employees (each, an “Indemnified Party”) from and against any and all losses, liabilities, obligations, charges, claims, damages, penalties, causes of action, costs and expenses (including attorneys’ fees and disbursements) of any kind or nature (except to the extent of any claim arising from the gross negligence or willful misconduct of such Indemnified Party and any claim arising among, by or between Agent and Lenders against each other or any of them), suffered or incurred by an Indemnified Party in connection with this Loan Agreement, any of the other Loan Documents, the consummation of the transactions contemplated herein or therein, the construction of the Required Improvements, the use, operation or occupancy of the Premises or any Mortgaged Property, any Permitted Encumbrance, any Premises Document, any Lease, the Property Management Agreement, the Franchise Agreement or any Interest Rate Protection Agreement, including the following:
(i)	any accident, injury to or death of Persons or loss of or damage to property occurring on or about the Premises or any part thereof, or the adjoining sidewalks, curbs, vaults and vault space, if any, and streets and ways;

(ii)	any design, construction, operation, use, nonuse or condition of the Premises or any part thereof, or the adjoining sidewalks, curbs, vaults and vault space, if any, and streets and ways, including claims or penalties arising from violation of any Legal Requirement or Insurance Requirement, as well as any claim based on any patent or latent defect, whether or not discoverable by Agent or any Lender, any claim as to which the insurance is inadequate;

(iii)	any performance of or failure to perform any labor or services or furnishing of or failure to furnish any materials or other property in respect of the Premises or any part thereof;

(iv)	any negligence or tortious act or omission on the part of Borrower or Property Owner or any of its agents, contractors, servants, employees, Lessees, lessees, sublessees, licensees, guests or invitees;

(v)	any other relationship that has arisen or may arise between or among Agent and/or any Lender on the one hand, and Borrower, Property Owner, Guarantor, any third party with respect to the Premises or the Mortgaged Property or any of the foregoing, on the other hand, as a result of the execution and delivery of the Note, this Loan Agreement or the other Loan Documents, or any other action contemplated hereby, thereby or by any other document executed in connection with the Loan;
(vi)	any claim, action or other proceeding brought by or on behalf of any Person against Agent or any Lender as the holder of, or by reason of its interest in, any sum deposited or paid hereunder or in connection herewith, any insurance proceeds, any condemnation awards or other amounts applied to the Obligations;

(vii)	any investigation, defense or settlement of claims or in obtaining any prohibited transaction exemption under ERISA by reason of a breach of Section 7.16 hereof; and

(viii)	any circumstance resulting in the impairment of the Liens of the Mortgage and/or the other Security Documents, including as a result of non-compliance with any applicable lien law.
          (b) If any action or proceeding shall be commenced or taken (including an action to foreclose the Mortgage, collect the Obligations or enforce Agent’s rights under this Loan Agreement, the Note or the other Loan Documents) by Agent or any other Person, in which action or proceeding Agent or any Lender is involved or is made a party by reason of the execution and/or delivery of the Note, this Loan Agreement, or any other Loan Documents or in which it becomes necessary to enforce, defend or uphold the lien on the Mortgaged Property pursuant to the Mortgage, this Loan Agreement or the other Loan Documents or the Agent’s and Lenders’ rights under the Note or any other Loan Documents, all sums paid by Agent for the reasonable expense of any such action or litigation shall be paid by Borrower to Agent ten (10) Business Days after demand. In the event the Mortgaged Property, or any part thereof, shall be advertised for foreclosure sale and not sold, Borrower shall pay all costs in connection therewith, including reasonable attorneys’ fees and disbursements and advertising costs.
          (c) Borrower hereby indemnifies and agrees to defend and hold harmless the Indemnified Parties from and against any and all liabilities, claims, charges, losses and expenses (including attorneys’ fees and disbursements) or damages of any kind or nature which may arise as a result of any claim by any broker, “finder” or advisor with which Borrower or any Affiliate of Borrower has dealt or is alleged to have dealt, including Broker (other than any broker, “finder” or advisor claiming through Agent or any Lender).
          (d) Borrower will hold Agent and each Lender harmless against any and all liability with respect to any mortgage/deed recording, transfer or intangible personal property tax or similar imposition now or hereafter in effect, to the extent that the same may be payable by Agent or any Lender with respect to this Loan Agreement, any Note or any other Loan Document.
          (e) Within ten (10) Business Days of demand by any Indemnified Party, Borrower shall commence to defend, and shall thereafter diligently pursue defense of, any investigation, action or proceeding in connection with any claim or liability, or alleged claim or liability, that would, if determined adversely to such Indemnified Party, be covered by the indemnification provisions contained in this Section, such defense to be at the sole cost and expense of Borrower and by counsel selected by Borrower and reasonably approved by such Indemnified Party, which counsel may, without limiting the rights of an Indemnified Party pursuant to the next succeeding sentence, also represent Borrower in such investigation, action or proceeding. In the alternative, an Indemnified Party may elect to conduct its own defense through counsel of its own choosing and at the reasonable expense of Borrower.
          (f) The provisions of this Section 11.1 shall survive the repayment of the Loan.
          SECTION 11.2. No Waivers. No failure or delay on the part of Agent or Lenders in exercising any right, power or remedy hereunder or under or in connection with this Loan Agreement or the other Loan Documents or to insist upon the strict performance of any term of this Loan Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under or in connection with this Loan Agreement or any other Loan Document. Without limiting the foregoing, (a) the making of any Earn-Out Disbursement shall not constitute an approval or acceptance by Agent or the Construction Consultant of the work theretofore done in connection with the construction of the Required Improvements or a waiver of any of the conditions precedent to Agent’s obligation to make further Earn-Out Disbursements, (b) in the event that a First Tier Default or Event of Default exists and notwithstanding the existence thereof, an Earn-Out Disbursement is made, the making of such Earn-Out Disbursement shall not have the effect of waiving such First Tier Default or an Event of Default as herein provided, and (c) any Earn-Out Disbursement made in the absence of strict compliance with any of the conditions precedent to Agent’s or Lenders’ obligation to make such Earn-Out Disbursement or in conjunction with a waiver by Agent of Borrower’s compliance with any of such conditions precedent shall be deemed to have been made pursuant to this Loan Agreement and not in modification of the terms hereof.
          SECTION 11.3. Agent’s Review. Observation, inspection and approvals by Agent or the Construction Consultant of the Plans, the Construction Documents, the construction of the Required Improvements and the workmanship and materials used therein shall impose no responsibility or liability of any nature whatsoever on Agent, Lenders or the Construction Consultant and no Person shall, under any circumstances, be entitled to rely upon such observations, inspections and approvals by Agent or the Construction Consultant for any reason (provided that such Person shall be liable on account of actions at the Premises arising from its gross negligence or willful misconduct). The Construction Consultant has no duty to Borrower, Property Owner or Guarantor. The Construction Consultant has been or will be retained by Agent as a consultant to Agent, and not as an agent, and has no power or authority to make any decision, give any approval or consent, bind or otherwise act for or on behalf of Agent or Lenders, and any purported decision, approval, consent or act by the Construction Consultant on behalf of Agent or any Lender shall be void and of no effect. Agent reserves the right in its sole discretion to disregard or disagree, in whole or in part, with any opinion expressed, advice given or information, certificate or report furnished by the Construction Consultant to Agent or any other Person. Agent reserves the right in its sole and absolute discretion to replace the Construction Consultant with another construction consultant at any time without approval by or prior notice to Borrower or any other Person. Agent reserves the right to make any and all decisions, and to give or refrain from giving any and all consents or approvals or to accept or not accept any thing, relating to the making of Earn-Out Disbursements, the construction of the Required Improvements or otherwise, without being bound or limited in any manner or under any circumstances whatsoever by any opinion expressed or not expressed, or advice given or not given, or information, certificate or report provided or not provided, by the Construction Consultant to Agent or any Person.
          SECTION 11.4. Intentionally Omitted.
          SECTION 11.5. Agent and Lenders Sole Beneficiaries. All terms, provisions, covenants and other conditions of the obligations of Agent and Lenders to make Earn-Out Disbursements are imposed and all funds held in the Accounts (other than the Operating Account) and other Collateral held by Agent are held, subject to the provisions of this Loan Agreement and the other Loan Documents, solely and exclusively for the benefit of Agent and Lenders. No Person other than Agent and Lenders shall have standing to require satisfaction of any terms, provisions, covenants and other conditions in accordance with their terms, be entitled to assume that Agent will refuse to make Earn-Out Disbursements in the absence of strict compliance with any or all of such terms, covenants and other conditions or be entitled to require any particular application of such funds or Collateral. No Person other than Agent and Lenders shall be deemed to be beneficiary of the terms, provisions, covenants and other conditions of this Loan Agreement and the other Loan Documents, any or all of which may be freely waived, in whole or in part, by Agent at any time if Agent deems it advisable or desirable to do so.
          SECTION 11.6. Entire Agreement. This Loan Agreement and the other Loan Documents embody the entire agreement and understanding between Borrower, Agent and/or Lenders with respect to the Loan and supersede and cancel all prior loan applications, expressions of interest, commitments, agreements and understandings, whether oral or written, relating to the subject matter hereof, except as specifically agreed in writing to the contrary.
          SECTION 11.7. Assignment. Borrower may not assign, transfer or otherwise convey this Loan Agreement or any other Loan Document, in whole or in part, nor all or any portion of the Loan or any Earn-Out Disbursement to be made hereunder nor any interest therein.
          SECTION 11.8. Further Assurances; Filing of Financing Statements. Borrower promptly shall make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, instruments, additional agreements, undertakings, conveyances, deeds of trust, mortgages, transfers, assignments, financing statements or other assurances, and take all such other action, as Agent may, from time to time, reasonably deem necessary or proper in connection with this Loan Agreement or any of the other Loan Documents, the obligations of Borrower hereunder or thereunder, or for better assuring and confirming unto Agent and Lenders the full benefits and rights granted or purported to be granted by this Loan Agreement or the other Loan Documents; provided, however, the same do not increase in a material manner Borrower’s, Property Owner’s or Guarantor’s respective obligations or decrease in a material manner such parties’ respective rights under this Loan Agreement or the other Loan Documents. Borrower hereby agrees that, without notice to or the consent of Borrower, Agent may file with the appropriate public officials such financing statements or similar documents as are or may become necessary to perfect and continue the perfection of the security interest granted by any Security Document.
          SECTION 11.9. Cumulative Remedies. The remedies in this Loan Agreement and the other Loan Documents herein are cumulative and not exclusive of any remedies available at law or equity or in any other agreement, document or instrument.
          SECTION 11.10. Amendments, Consents, Waivers, Approvals, Etc. Except as set forth in Section 10.1 hereof, no amendment, modification, termination, or waiver of any provision of this Loan Agreement or the other Loan Documents shall be effective unless in writing and signed by Borrower and Agent. With respect to any matter for which Agent’s consent or approval is required hereunder or under the other Loan Documents, no such consent or approval by Agent hereunder shall in any event be effective unless the same shall be in writing and signed by Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Borrower may rely upon each amendment, modification, termination, waiver, consent and approval signed by Agent as having been consented to by such Lenders whose consent may be required pursuant to Article X hereof or otherwise for such amendment, modification, termination, waiver, consent or approval, without any further inquiry. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. No failure or delay of Agent in exercising any power or right hereunder or to demand payment for any sums due pursuant to this Loan Agreement or any other Loan Document, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other further exercise thereof or the exercise of any other right or power.
          SECTION 11.11. Notices. Except as may be otherwise expressly provided herein, all notices, certificates, demands, requests, approvals, consents, waivers and other communications provided for herein shall be in writing and (a) mailed (registered or certified mail, return receipt requested, and postage prepaid), (b) hand-delivered, with signed receipt, or (c) sent by nationally-recognized overnight courier as follows:
          If to Borrower, to:
Interstate Columbia SPE, LLC
c/o Interstate Hotels & Resorts
4501 North Fairfax Drive, Suite 500
Arlington, Virginia 22203
Attention: Executive Vice President and General Counsel
          with a copy to:
DeCampo, Diamond & Ash
747 Third Avenue

New York, New York 10017
Attention: Thomas M. Ash, Esq.
          If to Agent, to:
Calyon New York Branch
The Calyon Building
1301 Avenue of the Americas
New York, New York 10019
Attention: Lodging Group
          with a copy to:
Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Attention: Warren J. Bernstein, Esq.
          If to Calyon New York Branch, in its capacity as a Lender, to:
Calyon New York Branch
The Calyon Building
1301 Avenue of the Americas
New York, New York 10019
Attention: Lodging Group
          with a copy to:
Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Attention: Warren J. Bernstein, Esq.
or to such other address with respect to any, as such party shall notify the other parties in writing. All such notices, certificates, demands, requests, approvals, waivers and other communications given pursuant to this Section 11.11 shall be effective when received (or delivery is refused) at the address specified as aforesaid.
          SECTION 11.12. Limitation on Liability. All Obligations shall be recourse to Borrower and Property Owner. Notwithstanding anything to the contrary contained in this Loan Agreement, in the Note, the Mortgage or in the other Loan Documents, no recourse shall be had for the payment of the principal, Interest, Additional Interest or other amounts owed hereunder or under the Note or the other Loan Documents, or for any claim based on this Loan Agreement, the Note or any other Loan Document, against any member of Borrower or any of their assets, or against any principal, partner, member, shareholder, officer, director, agent or employee of Borrower, Property Owner or any member of Borrower, it being expressly understood that the sole remedies of Agent and Lenders with respect to such amounts and claims shall be against Borrower and Property Owner and the assets of Borrower and Property Owner, including the

Mortgaged Property and other Collateral (which may result in the decrease in the value of the ownership interest of the members of Borrower); provided, however, that:
          (a) nothing contained in this Loan Agreement (including the provisions of this Section 11.12), the Note or the other Loan Documents shall constitute a waiver of any of Borrower’s or Property Owner’s obligations herein, under the Note or the other Loan Documents, or of any obligations of Guarantor (whether or not it directly or indirectly holds an ownership in Borrower) under the Loan Documents to which it is a party;
          (b) nothing contained in this Loan Agreement (including the provisions of this Section 11.12), the Note or the other Loan Documents shall constitute a limitation of liability of Borrower or Property Owner or any of its assets; and
          (c) nothing contained in this Loan Agreement (including the provisions of this Section 11.12), the Note or the other Loan Documents shall constitute a limitation of liability of Guarantor or any of its respective assets with respect to the Recourse Liability Agreement, the Environmental Indemnity, the Completion Guaranty or any other guaranty or indemnity agreement given by it in connection with the Loan, as applicable.
          SECTION 11.13. Binding Effect. This Loan Agreement shall be binding upon and inure to the benefit of Agent and Lenders and their respective permitted successors and assigns and Borrower and its permitted successors and assigns.
          SECTION 11.14. Severability of Provisions. Any provision of this Loan Agreement which is prohibited or unenforceable in the State of New York or in any other jurisdiction in the United States shall be, as to the State of New York or such other jurisdiction in the United States, ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.
          SECTION 11.15. Governing Law and Consent to Jurisdiction. This Loan Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of New York. Borrower, Agent and Lenders irrevocably (a) agree that any suit, action or other legal proceeding arising out of or relating to this Loan Agreement, the Note or the other Loan Documents may be brought in the Courts of the United States of America located in the Southern District of New York or in a state court of record in New York County, New York, (b) consent to the jurisdiction of each such court in any such suit, action or proceeding and (c) waive any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Borrower irrevocably consents to the service of any and all process in any such suit, action or proceeding by service of copies of such process to Borrower at its address provided in Section 11.11 hereof. Nothing in this Section 11.15, however, shall affect the right of Agent to serve legal process in any other manner permitted by law or affect the right of Agent to bring any suit, action or proceeding against Borrower or its property in the courts of any other jurisdictions.

          SECTION 11.16. Waiver of Jury Trial. Borrower, Agent and Lenders each hereby expressly and unconditionally waives any and every right either party may have to a trial by jury, in any suit, action or proceeding brought under or with respect to this Loan Agreement, the Note or the other Loan Documents.
          SECTION 11.17. No Joint Venture. Borrower is not and shall not be deemed to be a joint venturer, partner, tenant in common or joint tenant with, or an agent of, Agent or Lenders for any purpose. Neither Agent nor Lenders shall be deemed to be in privity of contract with any Contractor or any other Person providing services with respect to the construction of the Required Improvements or the operation, management, marketing, use, operation, repair, restoration, improvement or alteration of the Premises or any part thereof unless and until and except to the extent that Agent shall affirmatively act to establish any such privity pursuant to Article VIII hereof, or in the exercise of Agent’s and Lenders’ remedies pursuant to the Mortgage, the Assignment of Agreements or any other Loan Document.
          SECTION 11.18. Determinations and Consents of Agent. Unless expressly provided to the contrary in any particular instance, any determination, election or judgment made or any consent or waiver given by Agent pursuant to this Loan Agreement or any other Loan Document shall be made or given, as the case may be, in Agent’s sole and absolute discretion, whether or not the applicable provision of this Loan Agreement or such other Loan Document expressly so provides. In making any such determination, election or judgment or in providing or deciding not to provide any such consent or waiver, Agent shall be entitled to rely, to the extent Agent so elects, in whole or in part on the advice of counsel (including counsel for Borrower or Guarantor), independent public accountants, engineers, architects, the Construction Consultant and other experts selected by Agent.
          SECTION 11.19. Reliance by Agent on Action on Behalf of Borrower. Agent shall be entitled to rely on any notice, communication or other action taken by any Person purporting to sign as the officer or other authorized agent, signatory, representative or agent of Borrower, Property Owner or Guarantor purporting to be taken on behalf of such Person as being conclusive evidence of such Person’s right to take such action and, in doing so, bind such Person to the action taken.
          SECTION 11.20. Headings, Etc. The headings and captions of various sections of this Loan Agreement have been inserted for convenience only and are not to be construed as defining, modifying, limiting or amplifying, in any way, the scope or intent of the provisions hereof.
          SECTION 11.21. Incorporation by Reference. Borrower agrees that the Note and the other Loan Documents shall be made subject to all the terms, covenants, conditions, obligations, stipulations and agreements contained in this Loan Agreement to the same extent and effect as if fully set forth in and made a part of the Note and the other Loan Documents. In the event of a conflict between any of the Loan Documents and the provisions of this Loan Agreement, this Loan Agreement shall control.
          SECTION 11.22. Counterparts. This Loan Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Loan Agreement to produce or account for more than one such counterpart.
          SECTION 11.23. Attorneys’ Fees. Any provisions of this Loan Agreement or any other Loan Document that require payment to Agent or Lenders of legal fees or expenses incurred by any of them shall be construed as including any and all such reasonable fees and expenses incurred in connection with litigation, mediation, arbitration, other alternative dispute processes, administration proceedings and bankruptcy proceedings, and any appeals from any of the foregoing.
          SECTION 11.24. Employer Identification Number Etc. Borrower acknowledges that in order for Lenders to comply with the requirements under the Patriot Act, Borrower must provide to Agent certain information or supporting documentation (collectively “Documentation”) at the time of execution of this Loan Agreement. Lenders may be required by the Patriot Act to verify and record any Documentation provided by Borrower to validate Borrower’s identity. Documentation that may be requested from Borrower may include, but is not limited to, a Federal Employer Identification Number (FEIN), a Certificate of Good Standing to validate Borrower’s corporate, partnership or limited liability company existence, a Certificate of Incumbency to authenticate the management of Borrower, and other government issued certified documents to validate Borrower’s authorization to conduct business.
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          IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered by their respective duly authorized officers as of the day and year first above written.

BORROWER: INTERSTATE COLUMBIA SPE, LLC, a Delaware limited liability company
By:	/s/ Carrie Mclntyre
	Name:	CARRIE McLNTYRE
	Title:	VICE PRESIDENT & TREASURER

[signatures continue on following page]

AGENT: CALYON NEW YORK BRANCH
By:	/s/ Steven Jonassen
	Name:	Steven Jonassen
	Title:	Director

By:	/s/ Linda D. Tulloch
	Name:	Linda D. Tulloch
	Title:	Director

LENDER CALYON NEW YORK BRANCH
By:	/s/ Steven Jonassen
	Name:	Steven Jonassen
	Title:	Director

By:	/s/ Linda D. Tulloch
	Name:	Linda D. Tulloch
	Title:	Director